Exhibit 10.1
EXECUTION COPY

[Published CUSIP Numbers: ____]
$854,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of April 27, 2007
among
IASIS HEALTHCARE LLC,
as Borrower,
IASIS HEALTHCARE CORPORATION,
as Holdings,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender,
Revolving L/C Issuer and Synthetic L/C Issuer,
and
THE OTHER LENDERS PARTY HERETO

CITIGROUP GLOBAL MARKETS INC.,
as Syndication Agent,
LEHMAN COMMERCIAL PAPER INC. and
MERRILL LYNCH CAPITAL CORPORATION,
as Co-Documentation Agents,
BANC OF AMERICA SECURITIES LLC and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers,
BANC OF AMERICA SECURITIES LLC,
CITIGROUP GLOBAL MARKETS INC.,
LEHMAN BROTHERS INC. and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Book Managers,

i

		Page
SECTION 10.02.	Notices and Other Communications; Facsimile Copies	157
SECTION 10.03.	No Waiver; Cumulative Remedies	159
SECTION 10.04.	Attorney Costs and Expenses	159
SECTION 10.05.	Indemnification by the Borrower	159
SECTION 10.06.	Payments Set Aside	160
SECTION 10.07.	Successors and Assigns	161
SECTION 10.08.	Confidentiality	165
SECTION 10.09.	Setoff	166
SECTION 10.10.	Interest Rate Limitation	167
SECTION 10.11.	Counterparts	167
SECTION 10.12.	Integration	167
SECTION 10.13.	Survival of Representations and Warranties	168
SECTION 10.14.	Severability	168
SECTION 10.15.	GOVERNING LAW	168
SECTION 10.16.	WAIVER OF RIGHT TO TRIAL BY JURY	168
SECTION 10.17.	Binding Effect	169
SECTION 10.18.	Lender Action	169
SECTION 10.19.	USA PATRIOT Act	169
SECTION 10.20.	No Advisory or Fiduciary Responsibility	169
SCHEDULES
I	Guarantors
II	Pledgors
1.01A	Unrestricted Subsidiaries
1.01B	Excluded Subsidiaries
2.01A	Revolving Credit Commitment
2.01B	Initial Term Commitment
2.01C	Delayed Draw Term Commitment
2.01D	Synthetic Letter of Credit Facility Commitment
2.03(a)(iv)	Existing Letters of Credit
5.07	Material Real Property
5.08	Environmental Matters
5.09	Certain Tax Proceedings
5.11	Subsidiaries
5.15	Labor Matters
7.01(b)	Existing Liens
7.02(g)	Existing Investments
7.03(b)	Existing Indebtedness

v

Page
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Initial Term Note
C-2	Delayed Draw Term Note
C-3	Revolving Credit Note
C-4	Synthetic L/C Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H-1	Form of Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
H-2	Form of Legal Opinion of Bass, Berry & Sims PLC
H-3	Form of Legal Opinion of Richards, Layton & Finger LLP
I	Drag-Along Rights Agreement
J	Portfolio Interest

AMENDED AND RESTATED CREDIT AGREEMENT
          This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of April 27, 2007, among IASIS HEALTHCARE LLC, a Delaware limited liability company (the “Borrower”), IASIS HEALTHCARE CORPORATION, a Delaware corporation (“Holdings”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS
          A revolving credit and term loan facility exists in favor of the Borrower pursuant to the terms of that Amended and Restated Credit Agreement, dated as of June 22, 2004, among the Borrower, Holdings, the subsidiaries of the Borrower party thereto, the lenders from time to time party thereto and Bank of America, as administrative agent, L/C issuer and swingline lender (the “Existing Credit Agreement”).
          The parties hereto wish to amend and restate the Existing Credit Agreement in the form of this Agreement and the Lenders will extend credit to the Borrower in the form of (i) Initial Term Loans in an initial aggregate principal amount of $439,000,000, (ii) a Delayed Draw Term Loan Facility in an initial aggregate principal amount of $150,000,000, (iii) a Revolving Credit Facility in an initial aggregate principal amount of $225,000,000 and (iv) a Synthetic L/C Facility in an initial aggregate principal amount of $40,000,000. The Revolving Credit Facility may include one or more Letters of Credit from time to time and one or more Swing Line Loans from time to time.
          The proceeds of the Initial Term Loans will be used to finance the repayment of amounts outstanding under the Existing Credit Agreement and the Transaction Expenses and for working capital and other general business purposes of the Borrower and its Subsidiaries. The proceeds of the Delayed Draw Term Loans and the Revolving Credit Loans made after the Closing Date will be used for working capital and other general business purposes of the Borrower and its Subsidiaries, including the financing of Capital Expenditures, Permitted Acquisitions and other Investments permitted by Section 7.02. Swing Line Loans and Letters of Credit will be used for general business purposes of the Borrower and its Subsidiaries.
          This Agreement is given in replacement of and substitution for the Existing Credit Agreement and to refinance the Existing Credit Agreement.
          The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
Definitions and Accounting Terms
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined using such definitions as if references to the Borrower and the Restricted Subsidiaries therein were to such Acquired Entity or Business and its Subsidiaries or such Converted Restricted Subsidiary and its Subsidiaries, as the case may be), all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary.
          “Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.
          “Additional Lender” has the meaning specified in Section 2.14(a).
          “Administrative Agent” means Bank of America, in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents, their respective lending affiliates or any entity acting as an L/C Issuer hereunder shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.
          “Agent-Related Persons” means the Agents, together with their respective Affiliates, and the partners, officers, directors, employees, agents, advisors and attorneys-in-fact of such Persons and Affiliates.

          “Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Supplemental Administrative Agents (if any) and the Arrangers.
          “Aggregate Commitments” means the Commitments of all the Lenders.
          “Agreement” means this Amended and Restated Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.
          “Applicable Rate” means a percentage per annum equal to (a) until the first Business Day immediately following the date the Borrower delivers the Compliance Certificate for the fiscal quarter ending June 30, 2007 pursuant to Section 6.02(a), (i) for LIBOR Loans that are Revolving Credit Loans, 1.75%, (ii) for Base Rate Loans that are Revolving Credit Loans, 0.75%, (iii) for Revolving Letter of Credit fees, 1.75%, (iv) for commitment fees, 0.50%, (v) for LIBOR Loans that are Term Loans, 2.00%, (vi) for Base Rate Loans that are Term Loans, 1.00% and (vii) for Synthetic Letter of Credit fees, 2.00%, and (b) thereafter, the following percentages per annum, based upon the Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):
Applicable Rate

		LIBOR for
		Revolving
		Credit Loans	Base Rate		LIBOR for
		and	for		Term Loans
		Revolving	Revolving		and Synthetic	Base Rate
Pricing	Senior Secured	Letter of	Credit	Commitment	Letter of	for
Level	Leverage Ratio	Credit Fees	Loans	Fee Rate	Credit Fees	Term Loans
1	>2.25 to 1.00	1.75%	0.75%	0.50%	2.00%	1.00%
2	<2.25 to 1.00
	but >1.75 to
	1.00	1.50%	0.50%	0.375%	2.00%	1.00%
3	<1.75 to 1.00	1.25%	0.25%	0.375%	2.00%	1.00%
Any increase or decrease in the Applicable Rate resulting from a change in the Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, at the option of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).
          “Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuers and (ii)(x) with respect to any Revolving Letters of Credit issued pursuant to

Section 2.03(a), the Revolving Credit Lenders and (y) with respect to any Synthetic Letters of Credit issued pursuant to Section 2.03(a), the Synthetic L/C Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
          “Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
          “Arrangers” means Banc of America Securities LLC and Citigroup Global Markets Inc., each in its capacity as a Joint Lead Arranger under this Agreement.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignees” has the meaning specified in Section 10.07(b).
          “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.
          “Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.
          “Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
          “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower as of September 30, 2006, and the related audited consolidated statements of operations, members’ equity and cash flows for the Borrower for the fiscal year ended September 30, 2006.
          “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
          “Available Amount” means, at any time (the “Reference Date”), the sum of:
     (i) $98,500,000; plus
     (ii) an amount (which amount shall not be less than zero) equal to the greater of (A) 50% (which percentage shall be increased to 75% for any period when the Borrower’s Senior Secured Leverage Ratio is less than or equal to 1.75 to 1.00) of Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the Available Amount Reference Period and (B) (x) the cumulative amount of Excess Cash Flow of the Borrower and the Restricted Subsidiaries for the Available Amount

Reference Period minus (y) the portion of such Excess Cash Flow that has been (or will be) after the Closing Date and on or prior to the Reference Date applied to the prepayment of Term Loans in accordance with Section 2.05(b)(i); plus
     (iii) the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus
     (iv) the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) received or made by the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus
     (v) to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus
     (vi) to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; plus
     (vii) to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Term Loans in accordance with Section 2.05(b)(i), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; minus

     (viii) the aggregate amount of any Investments made pursuant to Section 7.02(d)(v) and Section 7.02(n), any Restricted Payment made pursuant to Section 7.06(l) or any payment made pursuant to Section 7.12(a)(iv) during the period commencing on the Closing Date and ending on prior to the Reference Date (and, for purposes of this clause (viii), without taking account of the intended usage of the Available Amount on such Reference Date).
          “Available Amount Reference Period” means, with respect to any Reference Date, the period commencing January 1, 2007 and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.
          “Bank of America” means Bank of America, N.A.
          “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
          “Board of Directors” means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.
          “Borrower” has the meaning specified in the introductory paragraph to this Agreement.
          “Borrower Materials” has the meaning specified in Section 6.02.
          “Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Synthetic L/C Borrowing or a Term Borrowing, as the context may require.
          “Budget” has the meaning specified in Section 6.01(c).
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and if such day relates to any LIBOR Loan or any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
          “Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.
          “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
          “Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
          “Cash Collateral” has the meaning specified in Section 2.03(f).
          “Cash Collateral Account” means a blocked account at Bank of America (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.
          “Cash Collateralize” has the meaning specified in Section 2.03(f).
          “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:
     (1) Dollars;
     (2) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
     (3) certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus of not less than $250,000,000;

     (4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (6) entered into with any financial institution meeting the qualifications specified in clause (3) above;
     (5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;
     (6) marketable short-term money market and similar funds either having (A) assets in excess of $250,000,000 or (B) a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);
     (7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of 24 months or less from the date of acquisition;
     (8) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of 24 months or less from the date of acquisition; and
     (9) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (8) above.
          “Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services.
          “Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services.
          “Cash Management Services” means treasury, depository and cash management services and any automated clearing house fund transfer services.

          “Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
          “Change of Control” means the earliest to occur of:
     (a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least thirty-five (35)% of the then outstanding voting stock of Holdings; or
     (ii) at any time upon or after the consummation of a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five (35)% of the then outstanding voting stock of Holdings and (y) the percentage of the then outstanding voting stock of Holdings owned, directly or indirectly, beneficially and of record, by the Permitted Holders;
     unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings; or
          (b) the Board of Directors of Holdings shall cease to consist of a majority of the Continuing Directors; or
          (c) any “Change of Control” (or any comparable term) in any document pertaining to the Senior Subordinated Notes Indenture or any Qualified Holding Company Debt; or
          (d) subject to Section 7.04, the Borrower ceases to be a direct Wholly Owned Subsidiary of Holdings.
          “Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, Synthetic L/C Lenders, Initial Term Lenders or Delayed Draw Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Synthetic L/C Commitments, Initial Term Commitments or Delayed Draw Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Synthetic L/C Loans, Initial Term Loans or Delayed Draw Term Loans.

          “Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
          “Closing Equity Payments” means the repurchase by Holdings of a portion of its outstanding preferred stock and options in an aggregate amount approximately equal to $297,000,000 on or about the Closing Date.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.
          “Co-Documentation Agents” means Lehman Commercial Paper Inc. and Merrill Lynch Capital Corporation, each in its capacity as a Co-Documentation Agent under this Agreement.
          “Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.
          “Collateral and Guarantee Requirement” means, at any time, the requirement that:
     (a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party thereto;
     (b) all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by Holdings, each Wholly Owned Material Subsidiary of the Borrower that is not an Excluded Subsidiary and each entity that is listed on Schedule I hereto (each, a “Guarantor”);
     (c) the Obligations and the Guarantees shall have been secured, to the extent permitted by contract provisions or applicable law, by a first-priority security interest in (i) all the Equity Interests of the Borrower, (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries (other than Equity Interests of Permitted JVs directly owned by a Loan Party, which shall not be so excluded) and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g) or Section 7.03(h)) of each Subsidiary of the Borrower or any Guarantor or any Pledgor that is directly owned by the Borrower or such Guarantor or such Pledgor and (iii) 65% of the issued and outstanding voting Equity Interests (and 100% of the issued and outstanding non-voting Equity Interests, if any) of each Wholly Owned Foreign Subsidiary that is directly owned by the Borrower or any Domestic Subsidiary of the Borrower that is a Guarantor or a Pledgor, in each case pursuant to such security documentation (including additional security documents to be executed by a Pledgor) as may be reasonably requested by the Administrative Agent;

     (d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering certificated securities, filing UCC financing statements or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the Borrower and each Guarantor and Pledgor (including accounts (other than deposit accounts or other bank or securities accounts and any Securitization Assets), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, and proceeds of the foregoing); provided that a security interest will not be granted in (i) those assets with respect to which the granting of a security interest in such assets would be prohibited by contract provisions or applicable law or the Organization Documents of any non-Wholly Owned Subsidiary, or to the extent that such security interests would result in adverse tax or accounting consequences as reasonably determined by the Borrower, (ii) vehicles and other assets subject to certificates of title, (iii) letter of credit rights, (iv) commercial tort claims and (v) any assets or properties that are acquired pursuant to a Permitted Acquisition (or that are owned by a Subsidiary acquired pursuant to a Permitted Acquisition), so long as (and only so long as) such assets or properties are subject to a Lien permitted by Section 7.01(n);
     (e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and
     (f) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 6.11 and 6.13(b) (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such existing surveys, existing abstracts and existing appraisals in the possession of the Borrower and such legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property.
          The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
          The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.
          “Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.
          “Commitment” means an Initial Term Commitment, a Delayed Draw Term Commitment, a Revolving Credit Commitment or a Synthetic L/C Commitment, as the context may require.
          “Committed Loan Notice” means a notice of (a) a Initial Term Borrowing, (b) a Delayed Draw Term Borrowing, (c) a Revolving Credit Borrowing, (d) a Synthetic L/C Borrowing, (e) a conversion of Loans from one Type to the other, or (f) a continuation of LIBOR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
          “Compensation Period” has the meaning specified in Section 2.12(c)(ii).
          “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
          “Confidential Healthcare Information” has the meaning specified in Section 6.10.
          “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP.
          “Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
     (a) increased by the following (without duplication):
     (i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, to the extent the same were taken into account in calculating such Consolidated Net Income and the net tax expense associated with any adjustments made pursuant to clauses (a) through (k) of the definition of Consolidated Net Income; plus
     (ii) total interest expense of such Person for such period and, to the extent not reflected in such total interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, and costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus
     (iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus
     (iv) any fees, expenses or charges (other than depreciation or amortization expense) related to any acquisition, investment, asset disposition, incurrence or repayment of indebtedness (including such fees, expenses or charges related to the Loans and any credit facilities), issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Subordinated Notes, the Loans and any credit facilities) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (x) whether or not successful and (y) in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus
     (v) the amount of any restructuring charges, integration and facilities opening costs or other business optimization expenses (including cost and expenses relating to business optimization programs and new systems design and implementation costs), one-time restructuring or transaction costs incurred in connection with acquisitions made after the Closing Date, project start-up costs, costs related to the closure and/or consolidation of facilities or accruals or reserves, in each case to the extent deducted (and not added back) in such period in computing such Consolidated Net Income; plus
     (vi) any other non-cash charges (collectively, the “Non-Cash Charges”), including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

     (vii) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsors and deducted (and not added back) in such period in computing such Consolidated Net Income; plus
     (viii) cash charges in respect of one-time, non-recurring retention payments to employees of Holdings, the Borrower or any Subsidiaries made within twelve (12) months of the Closing Date; plus
     (ix) extraordinary losses and unusual or non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost-savings initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans; plus
     (x) the amount of “run-rate” cost savings projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings shall be subject only to certification by management of the Borrower and calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action); plus
     (xi) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus
     (xii) any costs or expense incurred by Holdings, the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or the Borrower or net cash proceeds of an issuance of Equity Interests of Holdings or the Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds (a) were not required to be applied to prepay the Loans pursuant to Section 2.05(b) and (b) have not previously been (and are not simultaneously being) applied to anything other than such cost or expenses; plus
     (xiii) any net loss from disposed or discontinued operations; plus
     (xiv) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus
     (xv) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus
     (xvi) fees and expenses incurred in connection with the investigation by the Office of Inspector General of the United States Department of Health and Human Services in an amount not to exceed $10.0 million per fiscal year, provided that the maximum amount of such fees and expenses that may be added back to Consolidated Net Income in any fiscal year shall be increased by the unused amount of add-backs that were permitted in any prior fiscal year;
     (b) decreased by the following (without duplication), in each case to the extent included in determining Consolidated Net Income for such period:
     (i) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;
     (ii) any net income from disposed or discontinued operations; plus
     (iii) extraordinary gains and unusual or non-recurring gains.
          There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business or Converted Restricted Subsidiary equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition.
          “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
     (a) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,
     (b) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period,
     (c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or the 2004 Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
     (d) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary shall be included,
     (e) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments shall be excluded,
     (f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,
     (g) any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,
     (h) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, incurrence or repayment of indebtedness (including such fees, expenses or charges related to the Loans and any credit facilities), issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Subordinated Notes, the Loans and any credit facilities) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded,
     (i) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded,
     (j) losses or gains on asset sales (other than asset sales made in the ordinary course of business) shall be excluded, and
     (k) the following items shall be excluded:
     (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Contracts and the application of Statement of Financial Accounting Standards No. 133; and
     (ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

          “Consolidated Senior Secured Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien.
          “Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the 2004 Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(q) and clauses (i) and (ii) of Section 7.01(r)) included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) Letters of Credit, except to the extent of Unreimbursed Amounts thereunder, (iii) Unrestricted Subsidiaries and (iv) obligations under Swap Contracts.
          “Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (1) the current portion of any Funded Debt, (2) all Indebtedness consisting of Revolving Credit Loans, Swing Line Loans and L/C Obligations to the extent otherwise included therein, (3) the current portion of interest, (4) the current portion of current and deferred income taxes, (5) the current portion of any Capitalized Lease Obligations and (6) deferred revenue arising from cash receipts that are earmarked for specific projects.
          “Continuing Director” means, at any date, any individual (a) who is a director of Holdings on the Closing Date, (b) whose nomination for election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors, (c) who receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings, (d) who, as at such date, has been a member of the Board of Directors of Holdings for at least the 12 preceding months or (e) whose nomination for election to the Board of Directors of Holdings has been recommended, directly or indirectly, by the Sponsors or Persons nominated by the Sponsors.
          “Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” has the meaning specified in the definition of “Affiliate.”
          “Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.
          “Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.
          “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
          “Credit-Linked Deposit” means, in respect of each Synthetic L/C Lender, the cash deposit made by such Lender pursuant to Section 2.03(k)(i), as such amount may be (a) reduced from time to time pursuant to Section 2.06 or (b) reduced or increased from time to time pursuant to Section 2.03(c)(viii) or pursuant to assignments by or to such Lender pursuant to Section 10.07. The initial amount of each Synthetic L/C Lender’s Credit-Linked Deposit shall be equal to the amount of its Synthetic L/C Commitment on the Closing Date.
          “Credit-Linked Deposit Account” means the operating and/or investment account of, and established by, the Administrative Agent under its exclusive dominion and control that shall be used for the purposes set forth in Sections 2.03(c)(viii) and 2.03(k).
          “Credit-Linked Deposit Cost Amount” means, for any Interest Period with respect to the Credit-Linked Deposits, an amount (expressed in basis points) reasonably determined by the Administrative Agent in good faith to represent the Administrative Agent’s administrative cost for investing the Credit-Linked Deposits and maintaining the Credit-Linked Deposit Account for such Interest Period, which amount shall not exceed 10.0 basis points for such Interest Period.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

          “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.
          “Defaulting Creditor” has the meaning specified in Section 8.04(d).
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has notified the Borrower and/or the Administrative Agent in writing of any of the foregoing (including any written certification of its intent not to comply with its obligations under Article II).
          “Delayed Draw Term Borrowing” means a borrowing consisting of Delayed Draw Term Loans of the same Type and currency and, in the case of LIBOR Loans, having the same Interest Period made by each of the Delayed Draw Term Lenders pursuant to Section 2.01.
          “Delayed Draw Term Commitment” means, as to each Delayed Draw Term Lender, its obligation to make a Delayed Draw Term Loan to the Borrower on or prior to the Delayed Draw Term Commitment Expiration Date pursuant to Section 2.01(a)(ii) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01C under the caption “Delayed Draw Term Commitment” or in the Assignment and Assumption pursuant to which such Delayed Draw Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Delayed Draw Term Commitments is $150,000,000.
          “Delayed Draw Term Commitment Expiration Date” shall mean the first anniversary of the Closing Date.
          “Delayed Draw Term Lender” means, at any time, any Lender that has a Delayed Draw Term Commitment or a Delayed Draw Term Loan at such time.
          “Delayed Draw Term Loan” has the meaning assigned to such term in Section 2.01(a)(ii).
          “Delayed Draw Term Loan Facility” means, at any time, the aggregate amount of the Delayed Draw Term Lenders’ Delayed Draw Term Commitments at such time.

          “Delayed Draw Term Note” means a promissory note of the Borrower payable to any Delayed Draw Term Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Delayed Draw Term Lender resulting from the Delayed Draw Term Loans made by such Delayed Draw Term Lender.
          “Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
          “Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined using such definitions as if references to the Borrower and its Restricted Subsidiaries therein are to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries, as the case may be), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that any single transaction or series of related transactions resulting in net cash proceeds equal to or less than $5,000,000 shall not be considered “Dispositions” for purposes of Section 2.05(b)(ii) or Section 7.05.
          “Disposition Prepayment Percentage” has the meaning specified in Section 2.05(b)(ii)(A).
          “Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
          “Dollar” and “$” mean lawful money of the United States.
          “Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
          “ECF Percentage” has the meaning specified in Section 2.05(b)(i).
          “Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).
          “Eligible Purchaser” has the meaning specified in Section 8.04(a).
          “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.
          “Environmental Laws” means any and all Laws (including common law) relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          “Equity Interests” means, with respect to any Person, the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings or the Borrower and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings or the Borrower or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings or the Borrower or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of Holdings or the Borrower or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the institution of any proceeding to terminate, or appoint an Administrative Agent to administer, any Pension Plan or Multiemployer Plan; (f) the requirements of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) apply with respect to a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Plan, and an event described in subsection .62, .63, .64, .65,         .66, .67 or .68 of PBGC Regulation Section 4043 has occurred with respect to such Plan (other than an event for which the 30 day notice period has been waived); (g) an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA exists, or an application for a minimum funding standard waiver or modification has been filed (including any required installment payments) with respect to a Plan; (h) the failure to make any required contribution to any Plan or Multiemployer Plan; (i) the existence of an Unfunded Current Liability with respect to a Plan; (j) the institution of a proceeding pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; or (k) a liability has been incurred or is likely to be incurred by Holdings or the Borrower or any of their respective ERISA Affiliates with respect to a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code.
          “Event of Default” has the meaning specified in Section 8.01.

          “Excess Cash Flow” means, for any period, an amount equal to the excess of:
     (a) the sum, without duplication, of:
     (i) Consolidated Net Income of the Borrower for such period,
     (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,
     (iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),
     (iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and
     (v) cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over
     (b) the sum, without duplication, of:
     (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (k) of the definition of Consolidated Net Income,
     (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries,
     (iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments of Revolving Credit Loans and Swing Line Loans and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clauses (Y) and (Z), to the extent there is an equivalent permanent reduction in commitments thereunder)

made during such period, except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,
     (iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
     (v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),
     (vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,
     (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,
     (viii) the amount of Restricted Payments paid during such period and to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries, including any payments made to Holdings for the purpose of funding any of the items described in clauses (i) through (xiii) of this clause (b),
     (ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,
     (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness,
     (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or (B) any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries relating to Capital Expenditures or acquisitions of intellectual property (the “Planned Expenditures”), in each case to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, as applicable, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,
     (xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and
     (xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01B hereto, (b) any Subsidiary that is prohibited by contractual requirements or applicable Law from guaranteeing, or pledging substantially all of its assets to secure, the Obligations, (c) any Foreign Subsidiary and any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee or a security interests in its assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) each Unrestricted Subsidiary and (g) each Permitted JV.
          “Existing Credit Agreement” has the meaning specified in the Preliminary Statements to this Agreement.
          “Existing Letters of Credit” means the Letters of Credit described on Schedule 2.03(a)(iv).
          “Facility” means each of the Initial Term Loans, the Delayed Draw Term Loan Facility, the Revolving Credit Facility or the Synthetic L/C Facility, as the context may require.

          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
          “Fee Letter” means the Amended and Restated Fee Letter dated April 11, 2007 among the Borrower, Holdings, Bank of America, Banc of America Securities LLC, Banc of America Bridge LLC, Citigroup Global Markets Inc., Lehman Brothers Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation.
          “Foreign Lender” has the meaning specified in Section 3.01(b).
          “Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.
          “Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Granting Lender” has the meaning specified in Section 10.07(h).
          “Greenfield Construction Project” means, with respect to any Person, a project undertaken by such Person for the construction of a Hospital.
          “Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

          “Guaranty” means (a) the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.
          “Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.
          “Health Choice” means Health Choice Arizona, Inc., a Delaware corporation.
          “Hedge Bank” means any Person that (i) is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto or (ii) enters into a Secured Hedge Agreement arranged by a Lender or an Affiliate of a Lender.
          “HIPAA” has the meaning specified in Section 6.10.
          “HMO” means any health maintenance organization, managed care organization, any Person doing business as a health maintenance organization or managed care organization, or any Person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable federal or state law.
          “HMO Business” means the business of owning and operating an HMO or other similar regulated entity or business.
          “Holdings” has the meaning specified in the introductory paragraph to this Agreement.
          “Holdings Loans” means the senior unsecured payment-in-kind loans borrowed by Holdings on the Closing Date pursuant to that certain credit agreement dated as of the date hereof, among Holdings, the lenders party thereto and Banc of America Bridge LLC, as administrative agent, as the same may be amended, modified, replaced or refinanced.
          “Hospital” means a hospital, outpatient clinic, long-term care facility, medical office building or other facility, business or other asset that is used or useful in or related to the provision of healthcare services.
          “Hospital Investment Program” means, with respect to any Subsidiary substantially all of the assets of which consist of one or more Hospitals, an offering by such Subsidiary for the sale or issuance of equity interests in such Subsidiary to any Hospital Investment Program Participants, provided that (i) after giving effect to such sale or issuance with respect to any Subsidiary, the Borrower directly or indirectly controls such Subsidiary and owns at least 65% (51%, in the case of The Heart Center of East Valley, LP) of the economic interests of such Subsidiary, (ii) each such sale or issuance shall be for an amount at least equal to the fair market value thereof, (iii) each such sale results in consideration at least 75% of which shall be in the form of cash (for such purpose, taking into account the amount of cash, the principal amount of any promissory notes and the fair market value of any other consideration), (iv) the Net Cash Proceeds therefrom are applied to repay Loans to the extent required by Section 2.05(b)(ii), and (v) each Hospital Investment Program Participant (A) acknowledges in writing in a manner reasonably satisfactory to the Administrative Agent that (x) the relevant Subsidiary has granted a security interest in its assets to secure the Obligations and (y) the documentation governing the Obligations restricts the ability of such Subsidiary to make distributions to such Hospital Investment Program Participant and (B) pledges all such Equity Interests acquired by such Hospital Investment Program Participant to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations, provided that, notwithstanding the foregoing, such pledge shall not be required (and, if effective, may be released) if such Hospital Investment Program Participant grants to the Administrative Agent “drag along” rights with respect to a foreclosure on the Administrative Agent’s pledge of shares in such Subsidiary (which “drag along” rights shall be granted pursuant to a Drag Along Rights Agreement substantially in the form of Exhibit I or otherwise in documentation in form and substance reasonably satisfactory to the Administrative Agent).
          “Hospital Investment Program Participants” means with respect to any Hospital, Persons interested in such Hospital including physicians, administrators and other Persons in the community in which such Hospital is located.
          “Hospital Swap” means, with respect to any Person, an exchange of (a)(i) one or more Hospitals and/or Related Businesses owned or operated by such Person or (ii) all of the Equity Interests held by such Person of any other Person owning or operating one or more Hospitals and/or Related Businesses for (b) either (i) one or more Hospitals and/or Related Businesses owned or operated by a third Person or (ii) either all of the Capital Stock held by a third person of any other Person or a majority of the Capital Stock of any other Person owning or operating one or more Hospitals and/or Related Businesses.
          “Incremental Amendment” has the meaning specified in Section 2.14(a).
          “Incremental Facility Closing Date” has the meaning specified in Section 2.14(a).
          “Incremental Term Loans” has the meaning specified in Section 2.14(a).
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

     (b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (other than commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness;
     (g) all obligations of such Person in respect of Disqualified Equity Interests; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt of such Person (as if such Person were the Borrower) and (B) in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
          “Indemnified Liabilities” has the meaning specified in Section 10.05.
          “Indemnitees” has the meaning specified in Section 10.05.

          “Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.
          “Information” has the meaning specified in Section 10.08.
          “Initial Term Borrowing” means a borrowing consisting of Initial Term Loans of the same Type and currency and, in the case of LIBOR Loans, having the same Interest Period made by each of the Initial Term Lenders pursuant to Section 2.01.
          “Initial Term Commitment” means, as to each Initial Term Lender, its obligation to make an Initial Term Loan to the Borrower on the Closing Date pursuant to Section 2.01(a)(i) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01B under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Initial Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $439,000,000.
          “Initial Term Lender” means, at any time, any Lender that has an Initial Term Commitment or an Initial Term Loan at such time.
          “Initial Term Loans” has the meaning assigned to such term in Section 2.01(a)(i).
          “Initial Term Note” means a promissory note of the Borrower payable to any Initial Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Initial Term Lender resulting from the Initial Term Loans made by such Initial Term Lender.
          “Insurance Subsidiary” shall have the meaning provided in Section 7.02(x).
          “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Synthetic L/C Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made; and (c) as to any Synthetic L/C Loan, the last day of each Interest Period therefor or the date of any prepayment thereof.
          “Interest Period” means, (a) as to each LIBOR Loan other than a Synthetic L/C Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, or to the extent available to each Lender of such LIBOR Loan, nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice and (b) as to any Synthetic L/C Loan, the period commencing on the Closing Date or on the last day of the preceding Interest Period and ending on the date one month thereafter; provided that:
     (1) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (3) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
          “Investment” means, as to any Person, any direct or indirect investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.
          “Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments, in each case, consistent with the Borrower’s cash management and investment practices.
          “IRS” means the United States Internal Revenue Service.
          “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
          “Issuer Documents” means with respect to any Letter of Credit, any Letter of Credit Application and any other document, agreement and instrument entered into by relevant L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
          “Junior Financing” has the meaning specified in Section 7.12(a).
          “Junior Financing Documentation” means any documentation governing any Junior Financing.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
          “L/C Advances” means the collective reference to Revolving L/C Advances and Synthetic L/C Advances.
          “L/C Borrowing” means the collective reference to Revolving L/C Borrowings and Synthetic L/C Borrowings.
          “L/C Credit Extensions” means the collective reference to the Revolving L/C Credit Extensions and the Synthetic L/C Credit Extensions.
          “L/C Issuer” means the collective reference to each Revolving L/C Issuer and each Synthetic L/C Issuer.
          “L/C Obligations” means, the collective reference to the Revolving L/C Obligations and the Synthetic L/C Obligations.
          “Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
          “Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.
          “Letter of Credit Expiration Date” means the Revolving Letter of Credit Expiration Date or the Synthetic Letter of Credit Expiration Date.
          “LIBOR” means, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “LIBOR Loan” means a Loan that bears interest based on LIBOR.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease be deemed a Lien.
          “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan, Synthetic L/C Loan or a Swing Line Loan.
          “Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter and (vi) each Issuer Document.

          “Loan Parties” means, collectively, (i) Holdings, (ii) the Borrower, (iii) each Guarantor and (iv) each Pledgor.
          “Majority Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) aggregate Outstanding Amount of all Revolving Credit Loans and all Revolving L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in Revolving L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans and all Revolving L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Credit Lenders.
          “Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.
          “Master Agreement” has the meaning specified in the definition of “Swap Contract.”
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders or the Agents under any Loan Document.
          “Material Real Property” means any real property owned by any Loan Party with a book value in excess of $10,000,000.
          “Material Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries that is a Restricted Subsidiary (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 3.0% of Total Assets at such date or (b) whose net revenues for such Test Period were equal to or greater than 3.0% of the consolidated net revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.
          “Maturity Date” means (a) with respect to the Revolving Credit Facility, the sixth anniversary of the Closing Date and (b) with respect to the Term Loans and the Synthetic L/C Facility, March 15, 2014; provided that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.
          “Maximum Rate” has the meaning specified in Section 10.10.
          “Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative agent on behalf of the Lenders in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Section 6.11.
          “Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).
          “Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of Collateral and Guarantee Requirement.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, the Borrower or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the period since December 31, 2001, has made or been obligated to make contributions.
          “Net Cash Proceeds” means:
     (a) with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); and
     (b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower or any direct or indirect parent of the Borrower, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance (with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower) over (ii) the sum of (x) taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any cash received in connection with such incurrence or issuance) and (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.
          “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
          “Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA”.
          “Non-Consenting Lender” has the meaning specified in Section 3.07(d).
          “Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party, including any Permitted JV.
          “Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).
          “Note” means a Term Note, a Revolving Credit Note or a Synthetic L/C Note, as the context may require.
          “Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party arising under any Secured Hedge Agreement and (z) Cash

Management Obligations. Without limiting the generality of the foregoing, the Obligations include (a) the obligation (including Guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party as provided in any Loan Document and (b) the obligations of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party in accordance with the terms of any Loan Document.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” has the meaning specified in Section 3.01(g).
          “Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans, Synthetic L/C Loans and Swing Line Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Revolving Letters of Credit or Revolving L/C Credit Extensions as a Revolving Credit Borrowing), Synthetic L/C Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing or a Synthetic L/C Borrowing, as the case may be) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.
          “Participant” has the meaning specified in Section 10.07(e).
          “Participant Register” has the meaning specified in Section 10.07(e).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings, the Borrower or any of their respective

ERISA Affiliates or to which Holdings, the Borrower or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since December 31, 2001.
          “Permitted Acquisition” has the meaning specified in Section 7.02(j).
          “Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in each case to the extent permitted hereunder.
          “Permitted Holders” means each of (i) the Sponsors and (ii) the Management Stockholders.
          “Permitted Hospital Swap” has the meaning specified in Section 7.05(q).
          “Permitted JV” has the meaning specified in Section 7.02(o).
          “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized and undrawn letters of credit thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b) and (e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and not Guaranteed by any Person other than the Borrower or a Guarantor.
          “Permitted Subordinated Notes” shall mean senior subordinated notes issued by the Borrower or a Guarantor, provided that (a) the terms of such notes provide for customary subordination of such notes to the Obligations and do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the Maturity Date for the Term Loans, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default and (b) the covenants, events of default, guarantees and other terms for such notes (provided that such notes shall have interest rates and redemption premiums determined by the Board of Directors of the Borrower to be market rates and premiums at the time of issuance of such notes), taken as a whole, are determined by the Board of Directors of the Borrower to be market terms on the date of issuance and in any event are not materially more restrictive on the Borrower and the Restricted Subsidiaries, or materially less favorable to the Lenders, than the terms of the Senior Subordinated Notes and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions, provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or such shorter period to which the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).
          “Permitted Subordinated Notes Documentation” means any notes, instruments, agreements and other credit documents governing any Permitted Subordinated Notes.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Holdings, the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.
          “Platform” has the meaning specified in Section 6.02.
          “Pledged Debt” means the Indebtedness described in Schedule 2(j) to the Security Agreement.
          “Pledgor” means each non-Wholly Owned Material Subsidiary of the Borrower that is not an Excluded Subsidiary and that (a) immediately prior to becoming a Pledgor was a Guarantor that had ceased to be a Wholly Owned Subsidiary of the Borrower but remained a Restricted Subsidiary of the Borrower or (b) was acquired in connection with a Permitted Acquisition, including each such Material Subsidiary that is listed on Schedule II hereto.
          “Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.
          “Principal L/C Issuer” means any L/C Issuer that has issued Letters of Credit under the Revolving Credit Facility having an aggregate Outstanding Amount in excess of $10,000,000.
          “Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that, (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $25,000,000 and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, for purposes of projecting such pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
          “Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.
          “Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
          “Public Lender” has the meaning specified in Section 6.02.
          “Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
          “Qualified Holding Company Debt” shall mean unsecured Indebtedness of Holdings (or any direct or indirect parent thereof), (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the final maturity of the Term Loans (as in effect on the Closing Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not materially more restrictive to the Borrower and the Restricted Subsidiaries than those in the Senior Subordinated Notes Indenture; provided that a certificate of an Responsible Officer of the Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period to which the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is five years from the date of the issuance or incurrence thereof and (ii) the date that is ninety one days after the final maturity of the Term Loans (as in effect on the Closing Date) (it being understood that this clause (c) shall not prohibit Indebtedness the terms of which permit the issuer thereof to elect, at its option, to make payments in cash of interest or other amounts in respect of the principal thereof prior to the date determined in accordance with clauses (i) and (ii) of this clause (c)) and (d) that is not guaranteed by the Borrower or any Restricted Subsidiary.
          “Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) the Board of Directors of the Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.
          “Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).
          “Reference Date” has the meaning specified in the definition of “Available Amount.”

          “Refinanced Term Loans” has the meaning specified in Section 10.01.
          “Register” has the meaning specified in Section 10.07(d).
          “Rejection Notice” has the meaning specified in Section 2.05(b)(vi).
          “Related Business” means a healthcare business affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, or the management, leasing or operation of, a Hospital.
          “Replacement Term Loans” has the meaning specified in Section 10.01.
          “Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, as to which, except for an event described in subsections .21, .24, and .26 of such regulations, the thirty (30) day notice period has been waived.
          “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans, Revolving Credit Loans or Synthetic L/C Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
          “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in Revolving L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments, (c) aggregate unused Revolving Credit Commitments and (d) aggregate Unused Synthetic L/C Commitments; provided that the unused Term Commitments, unused Revolving Credit Commitment and unused Synthetic L/C Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Required Reimbursement Date” has the meaning specified in Section 2.03(c)(i).
          “Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).
          “Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
          “Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).
          “Revolving Commitment Increase” shall have the meaning specified in Section 2.14(a).
          “Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(a).
          “Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
          “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in Revolving L/C Obligations in respect of Revolving Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $225,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including by reason of any applicable Revolving Commitment Increase.
          “Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the Revolving L/C Obligations and the Swing Line Obligations at such time.
          “Revolving Credit Facility” means, at any time, the aggregate principal amount of the Revolving Credit Commitments at such time.
          “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

          “Revolving Credit Loan” has the meaning specified in Section 2.01(b).
          “Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.
          “Revolving L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any Revolving L/C Borrowing in accordance with its Pro Rata Share.
          “Revolving L/C Borrowing” means an extension of credit resulting from a drawing under any Revolving Letter of Credit that has not been reimbursed on the applicable Required Reimbursement Date or refinanced as a Revolving Credit Borrowing.
          “Revolving L/C Credit Extension” means, with respect to any Revolving Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
          “Revolving L/C Issuer” means Bank of America and any other Lender that becomes a Revolving L/C Issuer in accordance with Section 2.03(j) or 10.07(j), in each case, in its capacity as an issuer of Revolving Letters of Credit hereunder, or any successor issuer of Revolving Letters of Credit hereunder.
          “Revolving L/C Obligation” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Revolving Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect thereof, including all Revolving L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Revolving Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Revolving Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “Revolving Letter of Credit” means a Revolving Letter of Credit issued pursuant to Section 2.03(a)(i)(A), and shall include the Existing Letters of Credit identified as Revolving Letters of Credit on Schedule 2.03(a)(iv).
          “Revolving Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
          “Revolving Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Revolving Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitment.

          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.
          “Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).
          “Securities Act” means the Securities Act of 1933.
          “Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.
          “Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.
          “Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.
          “Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

          “Securitization Subsidiary” means a Wholly Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.
          “Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.
          “Security Agreement Supplement” has the meaning specified in the Security Agreement.
          “Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

          “Senior Subordinated Notes” means the $475,000,000 8 3/4% Senior Subordinated Notes due 2014, issued by the Borrower and IASIS Capital Corporation pursuant to the Senior Subordinated Notes Indenture.
          “Senior Subordinated Notes Indenture” means the indenture dated as of June 22, 2004, with The Bank of New York Trust Company, N.A. as trustee, relating to the Senior Subordinated Notes, as the same may be amended, modified, replaced or refinanced to the extent permitted by this Agreement.
          “Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “SPC” has the meaning specified in Section 10.07(h).
          “Specified Subsidiary” means, at any date of determination, (a) each Material Subsidiary of the Borrower (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 5.0% of Total Assets at such date or (ii) whose net revenues for such Test Period were equal to or greater than 5.0% of the consolidated net revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP and (b) each other Material Subsidiary that is the subject of an Event of Default under Section 8.01(f) and that, when such Material Subsidiary’s total assets or net revenues are aggregated with the total assets or net revenues, as applicable, of each other Material Subsidiary that is the subject of an Event of Default under Section 8.01(f) would constitute a Specified Subsidiary under clause (a) above using a 10.0% threshold in replacement of the 5.0% threshold in such clause (a).
          “Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Revolving Commitment Increase or Synthetic L/C Commitment Increase that by the terms of this Agreement requires or permits such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that a Revolving Commitment Increase, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.

          “Sponsor Management Agreement” means the management agreement, dated as of June 22, 2004, between certain of the management companies associated with the Sponsors or their advisors and the Borrower.
          “Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.
          “Sponsors” means TPG Partners IV, L.P., JLL Partners Fund IV, L.P., Trimaran Fund Management, L.L.C. and their respective Affiliates and funds or partnerships managed by any of them or any of their respective Affiliates, but not including, however, any of their respective portfolio companies.
          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that the Borrower has determined in good faith to be customary, necessary or advisable in a Securitization Financing.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Equity” has the meaning specified in the Security Agreement.
          “Successor Borrower” has the meaning specified in Section 7.04(d).
          “Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
          “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
          “Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.
          “Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
          “Swing Line Loan” has the meaning specified in Section 2.04(a).
          “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
          “Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.
          “Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
          “Syndication Agent” means Citigroup Global Markets Inc., as Syndication Agent under this Agreement.
          “Syndication Proceeds” has the meaning specified in Section 2.05(b)(ii)(A)(4).
          “Synthetic L/C Advance” means, with respect to each Synthetic L/C Lender, such Lender’s funding of its participation in any Synthetic L/C Borrowing in accordance with its Pro Rata Share.

          “Synthetic L/C Borrowing” means an extension of credit resulting from a drawing under any Synthetic Letter of Credit that has not been reimbursed on the applicable Required Reimbursement Date and which amount is funded by reducing the Credit-Linked Deposits by a like amount, consisting of simultaneous Synthetic L/C Loans having the same Interest Period made by each of the Synthetic L/C Lenders pursuant to Section 2.01(c).
          “Synthetic L/C Commitment” means, as to each Synthetic L/C Lender, its obligation initially to fund its Credit-Linked Deposit in an aggregate amount set forth opposite such Lender’s name on Schedule 2.01D under the caption “Synthetic L/C Commitment” and after the Closing Date to (a) make Synthetic L/C Loans to the Borrower pursuant to Section 2.01(c) and (b) purchase participations in Synthetic L/C Obligations in respect of Synthetic Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount of its Credit-Linked Deposit, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Synthetic L/C Commitments of all Synthetic L/C Lenders shall be $40,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
          “Synthetic L/C Commitment Increase” has the meaning set forth in Section 2.14(a).
          “Synthetic L/C Credit Extension” means, with respect to any Synthetic Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
          “Synthetic L/C Exposure” means, as to each Synthetic L/C Lender, its Pro Rata Share of the Synthetic L/C Obligations at such time.
          “Synthetic L/C Facility” means, at any time, the aggregate amount of the Synthetic L/C Lenders’ Synthetic L/C Commitments at such time.
          “Synthetic L/C Issuer” means Bank of America and any other Lender that becomes a Synthetic L/C Issuer in accordance with Section 10.07(j), in each case, in its capacity as an issuer of Synthetic Letters of Credit hereunder, or any successor issuer of Synthetic Letters of Credit hereunder.
          “Synthetic L/C Lender” means, at any time, any Lender that has a Synthetic L/C Commitment or an outstanding Synthetic L/C Loan at such time.
          “Synthetic L/C Loans” means the loans deemed made by the Synthetic L/C Lenders to the Borrower pursuant to Section 2.03(c)(viii) to reimburse drawings under a Synthetic Letter of Credit, which loans are funded by reducing the Credit-Linked Deposits by a like amount.
          “Synthetic L/C Note” means a promissory note of the Borrower payable to any Synthetic L/C Lender or its registered assigns, in substantially the form of Exhibit C-4 hereto,

evidencing the aggregate Indebtedness of the Borrower to such Synthetic L/C Lender resulting from the Synthetic L/C Loans made by such Synthetic L/C Lender.
          “Synthetic L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Synthetic Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect thereof, including all Synthetic L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Synthetic Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Synthetic Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “Synthetic Letter of Credit” means a Letter of Credit issued under the Synthetic L/C Facility, and shall include the Existing Letters of Credit identified as Synthetic Letters of Credit on Schedule 2.03(a)(iv).
          “Synthetic Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Synthetic L/C Facility (or, if such day is not a Business Day, the next preceding Business Day).
          “Taxes” has the meaning specified in Section 3.01(a).
          “Term Borrowing” means an Initial Term Borrowing or a Delayed Draw Term Borrowing.
          “Term Commitment” means an Initial Term Commitment or a Delayed Draw Term Commitment.
          “Term Lender” means, at any time, an Initial Term Lender or a Delayed Draw Term Lender.
          “Term Loan” means an Initial Term Loan or a Delayed Draw Term Loan.
          “Term Note” means an Initial Term Note or a Delayed Draw Term Note.
          “Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended December 31, 2006. A Test Period may be designated by reference to the last day thereof (i.e., the “March 31, 2007 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended March 31, 2007), and a Test Period shall be deemed to end on the last day thereof.

          “Threshold Amount” means $25,000,000.
          “Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the most recent balance sheet of the Borrower delivered pursuant to Section 4.01(e).
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
          “Transaction” means, collectively, (a) the funding of the Initial Term Loans on the Closing Date, (b) the funding of the Holdings Loans on the Closing Date, (c) the refinancing of outstanding obligations under the Existing Credit Agreement, (d) the funding of the Closing Equity Payments, (e) the consummation of any other transactions in connection with the foregoing and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.
          “Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
          “2004 Transactions” means (a) the acquisition, pursuant to the Agreement and Plan of Merger by and among IASIS Investment LLC, Titan Merger Corporation and Holdings dated as of May 4, 2004, of Holdings by IASIS Investment LLC through the merger of Titan Merger Corporation, a Wholly Owned subsidiary of IASIS Investment LLC, with and into Holdings, with Holdings being the continuing or surviving corporation of such merger and becoming a Wholly Owned subsidiary of IASIS Investment LLC, (b) the refinancing of substantially all of the Indebtedness of Holdings and its Subsidiaries existing at the time of the events described in the foregoing clause (a) (including, without limitation, pursuant to the tender offer to repurchase Holdings’s outstanding 13% Senior Subordinated Notes due 2009 and 8.5% Senior Subordinated Notes due 2009), (c) the contribution by Holdings of substantially all of its property to the Borrower at the time of the events described in the foregoing clause (a), and (d) all related financings, equity contributions and other transactions related thereto.
          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.
          “Unaudited Financial Statements” has the meaning specified in Section 4.01(e).
          “Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

          “United States” and “U.S.” mean the United States of America.
          “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
          “Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01A, (ii) each Securitization Subsidiary, (iii) any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof and (iv) any Subsidiary of an Unrestricted Subsidiary.
          “Unused Synthetic L/C Commitments” means, at any time, the aggregate amount of the Synthetic L/C Commitments at such time, less the Outstanding Amount of the Synthetic L/C Obligations at such time.
          “USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
          “U.S. Lender” has the meaning specified in Section 3.01(e).
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
          “Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
          “Withdrawal Liability” means the liability of Holdings or the Borrower or an ERISA Affiliate as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
     (ii) The term “including” is by way of example and not limitation.
     (iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
          (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
          (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          SECTION 1.03. Accounting Terms.
          (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
          (b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
          SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
          SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day that is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
ARTICLE II
The Commitments and Credit Extensions
          SECTION 2.01. The Loans.
          (a) The Term Borrowings.
          (i) Subject to the terms and conditions set forth herein, each Initial Term Lender severally agrees to make to the Borrower a single loan denominated in Dollars (each, an “Initial Term Loan”) in a principal amount equal to such Initial Term Lender’s Initial Term Commitment on the Closing Date.
          (ii) Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make to the Borrower loans denominated in Dollars as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Delayed Draw Term Loan”) from time to time, on any Business Day after the Closing Date until the Delayed Draw Term Commitment Expiration Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Delayed Draw Term Commitment.
          (iii) Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.
          (b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day after the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Revolving

L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.
          (c) The Credit-Linked Deposits. Subject to the terms and conditions set forth herein, each Synthetic L/C Lender severally agrees to remit to the Administrative Agent on the Closing Date an amount in Dollars equal to such Lender’s Synthetic L/C Commitment as its Credit-Linked Deposit. The Administrative Agent shall deposit all such amounts received by it into the Credit-Linked Deposit Account promptly upon receipt thereof. Each Synthetic L/C Lender irrevocably and unconditionally agrees that its Credit-Linked Deposit shall be available (i) to pay to the Synthetic L/C Issuer such Lender’s Pro Rata Share of any Unreimbursed Amount in respect of any Synthetic Letter of Credit that is not reimbursed by the Borrower and (ii) to fund such Lender’s Synthetic L/C Loans, in each case, pursuant to Section 2.03(c). Synthetic L/C Loans may be prepaid without reducing the Synthetic L/C Commitments; provided, however, that Synthetic L/C Loans may not be reborrowed as such.
          (d) No Person (other than the Administrative Agent) shall have the right to make any withdrawal from the Credit-Linked Deposit Account or to exercise any other right or power with respect thereto. Each Synthetic L/C Lender agrees that its right, title and interest in and to the Credit-Linked Deposit Account shall be limited to the right to require its Credit-Linked Deposit to be applied as provided in Section 2.03(c) and that it will have no right to require the return of its Credit-Linked Deposit other than as expressly provided in Section 2.06. Each Synthetic L/C Lender hereby acknowledges that (i) its Credit-Linked Deposit constitutes payment for its participations in Synthetic Letters of Credit issued, deemed issued or to be issued hereunder, (ii) its Credit-Linked Deposit and any investments made therewith shall secure its obligations to the Synthetic L/C Issuer hereunder (each Synthetic L/C Lender hereby granting to the Administrative Agent, for the benefit of the Synthetic L/C Issuer, a security interest in its Credit-Linked Deposit and agreeing that the Administrative Agent, as holder of the Credit-Linked Deposits and any investments made therewith, will be acting as collateral agent for the Synthetic L/C Issuer) and (iii) the Synthetic L/C Issuer will be issuing, amending, renewing and extending Synthetic Letters of Credit in reliance on the availability of such Lender’s Credit-Linked Deposit to discharge such Lender’s obligations in connection with any Unreimbursed Amount in respect thereof in accordance with Section 2.03(c). The funding of the Credit-Linked Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements among the Administrative Agent, the Synthetic L/C Issuer and the Synthetic L/C Lenders with respect to the funding obligations of such Lenders under this Agreement, and the Credit-Linked Deposits do not constitute assets of, or loans or extensions of credit to, any Loan Party. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Credit-Linked Deposits are and at all times will continue to be property of the Synthetic L/C Lenders, and that no amount on deposit at any time in the Credit-Linked Deposit Account shall be the property of any Loan Party, constitute “Collateral” under the Loan

Documents or otherwise be available in any manner to satisfy any Obligations of any Loan Party under the Loan Documents.
          SECTION 2.02. Borrowings, Conversions and Continuations of Loans.
          (a) Each Term Borrowing, each Revolving Credit Borrowing (other than Swing Line Borrowings with respect to which this Section 2.02 shall not apply), each Synthetic L/C Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of LIBOR Loans or any conversion of Base Rate Loans to LIBOR Loans and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans; provided, that such notice may be delivered not later than 9:00 a.m. (New York, New York time) on the Closing Date in the case of the initial Credit Extensions to be made on the Closing Date. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that each Delayed Draw Term Borrowing shall be in a principal amount of $25,000,000 or a whole multiple of $500,000 in excess thereof (provided that such Delayed Draw Term Borrowing may be less than $25,000,000 if such amount represents the aggregate amount of the remaining unfunded Delayed Draw Term Commitments). Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting an Initial Term Borrowing, a Delayed Draw Term Borrowing, a Revolving Credit Borrowing, a Synthetic L/C Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, and (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (unless the Loan being continued is a LIBOR Loan, in which case it shall be continued as a LIBOR Loan with an Interest Period of one month) and any Synthetic L/C Loans shall be made as LIBOR Loans with an Interest Period corresponding to the Interest Period applicable to the Credit-Linked Deposits. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans (other than in the case of a Synthetic L/C Loan) in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
          (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.
          (c) Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Required Lenders may require that no Loans may be converted to or continued as LIBOR Loans.
          (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. The determination of LIBOR by the Administrative Agent shall be presumed correct in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
          (e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect (excluding those in effect for the Credit-Linked Deposits and Synthetic L/C Borrowings) unless otherwise agreed between the Borrower and the Administrative Agent.
          (f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
          (g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be presumed correct in the absence of manifest error. If such Lender’s portion of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such the date of such Borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon accruing from the date on which the Administrative Agent made the funds available to the Borrower at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(g) shall cease.
          SECTION 2.03. Letters of Credit.
          (a) The Letter of Credit Commitments.
          (i) Subject to the terms and conditions set forth herein, (A)(1) each Revolving L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, from time to time on any Business Day during the period from the Closing Date until the Revolving Letter of Credit Expiration Date, (x) to issue Revolving Letters of Credit for the account of the Borrower (provided, that any Revolving Letter of Credit may be for the benefit of any Restricted Subsidiary of the Borrower) and to amend or renew Revolving Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Revolving Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Revolving Letters of Credit issued pursuant to this Section 2.03 and (B)(1) each Synthetic L/C Issuer agrees, in reliance upon the agreements of the other Synthetic

L/C Lenders set forth in this Section 2.03, from time to time on any Business Day during the period from the Closing Date until the Synthetic Letter of Credit Expiration Date, (x) to issue Synthetic Letters of Credit for the account of the Borrower (provided, that any Synthetic Letter of Credit may be for the benefit of any Restricted Subsidiary of the Borrower) and to amend or renew Synthetic Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Synthetic Letters of Credit and (2) the Synthetic L/C Lenders severally agree to participate in Synthetic Letters of Credit issued pursuant to this Section 2.03; provided that L/C Issuers shall not be obligated to make L/C Credit Extensions with respect to Letters of Credit, and Lenders shall not be obligated to participate in Letters of Credit if as of the date of the applicable L/C Credit Extension, (I) in the case of Revolving Letters of Credit, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the Revolving L/C Obligations would exceed the Revolving Letter of Credit Sublimit and (II) in the case of the Synthetic Letters of Credit, (x) the Synthetic L/C Exposure of any Lender would exceed such Lender’s Synthetic L/C Commitment, or (y) the Synthetic L/C Exposure of any Lender would exceed the sum of such Lender’s Credit-Linked Deposit and its Pro Rata Share of the outstanding Synthetic L/C Loans. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. If the Borrower shall fail to specify whether any requested Letter of Credit is to be a Revolving Letter of Credit or a Synthetic Letter of Credit, then the requested Letter of Credit shall be deemed to be a Synthetic Letter of Credit unless the issuance thereof would not be permitted by the foregoing provisions of this paragraph, in which case it shall be deemed to be a Revolving Letter of Credit. Notwithstanding any such specification or deemed specification, the Borrower may request in writing that a Letter of Credit issued under the Revolving Credit Facility or the Synthetic L/C Facility be deemed to be issued under the other Facility (and such redesignation shall become effective five Business Days after the date of receipt by the Administrative Agent and the relevant L/C Issuers of such written request which shall be a Business Day) provided that at the time of the Administrative Agent’s receipt of such request the issuance of such a Letter of Credit would be permitted under such Facility by the foregoing provisions of this paragraph.
(ii)	(A) An L/C Issuer shall not issue any Letter of Credit if:
(1) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by the L/C Issuer and the Administrative Agent; or
(2) the expiry date of such requested Letter of Credit would occur after the applicable Letter of Credit Expiration Date, unless (1) all the Revolving Credit Lenders or all the Synthetic L/C Lenders, as applicable, have approved such expiry date or (2) the Outstanding Amount of the L/C

Obligations in respect of such requested Letter of Credit has been Cash Collateralized.
(B) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder); or
(2) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally.
          (iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (iv) The Existing Letters of Credit shall be governed by the terms and conditions of this Agreement and shall, for all purposes, be deemed to be Letters of Credit issued hereunder.
          (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer and the Administrative Agent may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters and documents as the relevant L/C Issuer may reasonably request.
          (ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of (x) each Revolving Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Revolving Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Revolving Letter of Credit and (y) each Synthetic Letter of Credit, each Synthetic L/C Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Synthetic Letter of Credit in an amount equal to the product of such Synthetic L/C Lender’s Pro Rata Share times the amount of such Synthetic Letter of Credit.
          (iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the applicable Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or Synthetic L/C Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
          (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          (c) Drawings and Reimbursements; Funding of Participations.
          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof and the applicable date of payment by such L/C Issuer thereunder. Not later than 11:00 a.m. on the first Business Day immediately following such applicable date of payment (each such date, a “Required Reimbursement Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Required Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, (x) in the case of an Unreimbursed Amount under a Revolving Letter of Credit, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans and (y) in the case of an Unreimbursed Amount under a Synthetic Letter of Credit, the Borrower shall be deemed to have requested a Synthetic L/C Borrowing of LIBOR Loans as described in clause (ix) below, in each case to be disbursed on the Required Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of LIBOR Loans or Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and Revolving Credit Lenders or the unutilized portion of the Synthetic L/C Commitments of the Synthetic L/C Lenders, as applicable, and subject, in each case, to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant Revolving L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Revolving Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant Revolving L/C Issuer.
          (iii) With respect to any Unreimbursed Amount in respect of a Revolving Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Revolving L/C Issuer a Revolving L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Revolving L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant Revolving L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Revolving L/C Borrowing and shall constitute a Revolving L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
          (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or Revolving L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant Revolving L/C Issuer for any amount drawn under any Revolving Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant Revolving L/C Issuer.
          (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or Revolving L/C Advances to reimburse a Revolving L/C Issuer for amounts drawn under Revolving Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Revolving L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of a Revolving L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Revolving L/C Issuer for the amount of any payment made by such Revolving L/C Issuer under any Revolving Letter of Credit, together with interest as provided herein.
          (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant Revolving L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Revolving L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Revolving L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the relevant Revolving L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be presumed correct absent manifest error.
          (vii) If, at any time after a Revolving L/C Issuer has made a payment under any Revolving Letter of Credit and has received from any Revolving Credit Lender such Lender’s Revolving L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such Revolving L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
          (viii) If the Synthetic L/C Issuer shall not have received from the Borrower the payment required to be made by Section 2.03(c)(i) with respect to any Synthetic Letter of Credit within the time specified in such Section, the Administrative Agent will promptly notify each Synthetic L/C Lender of such Unreimbursed Amount and its Pro Rata Share thereof. Each Synthetic L/C Lender hereby authorizes the Administrative Agent to reimburse the Synthetic L/C Issuer solely from such Lender’s Pro Rata Share of the Credit-Linked Deposits on deposit with the Administrative Agent in the Credit-Linked Deposit Account (it being understood that such amount shall be deemed to constitute a Synthetic L/C Loan (which shall initially be a LIBOR Loan as set forth in clause (ix) below) of such Lender and such payment shall have reduced the Credit-Linked Deposits in a like amount) (it being further understood that if the conditions precedent to borrowing set forth in Section 4.02 have not been met, then such amount shall not constitute a Synthetic L/C Loan and shall not relieve the Borrower of its obligation to reimburse such Unreimbursed Amount), and the Administrative Agent will promptly pay to the Synthetic L/C Issuer such amounts. Notwithstanding anything herein to the contrary, the funding obligation of each Synthetic L/C Lender in respect of its participation in Synthetic Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit. Any amounts received by the Administrative Agent thereafter pursuant to Section 2.03(c) in respect of an Unreimbursed Amount under a Synthetic Letter of Credit will be promptly remitted by the Administrative Agent to the Credit-Linked Deposit Account (it being understood that, thereafter, such amounts will be available to reimburse the Synthetic L/C Issuer in accordance with the preceding sentence of this paragraph).
          (ix) On each date on which the Administrative Agent charges the Credit-Linked Deposit Account to reimburse an Unreimbursed Amount in respect of a Synthetic Letter of Credit as provided in Section 2.03(c)(viii), if such amount is deemed to be a Synthetic L/C Loan, the Borrower shall have the right either to reimburse such amount or to allow such amount to remain outstanding as a Synthetic L/C Loan , with interest to accrue and be payable with respect thereto as set forth in Section 2.08.

          (x) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), (1) in the case of a Revolving Letter of Credit, each Revolving Lender shall pay to the Administrative Agent for the account of such Revolving L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect and (2) in the case of a Synthetic Letter of Credit, each Synthetic L/C Lender hereby authorizes the Administrative Agent to reimburse such Synthetic L/C Issuer solely from such Lender’s Pro Rata Share of the Credit-Linked Deposits on deposit with the Administrative Agent in the Credit-Linked Deposit Account, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to LIBOR for Term Loans.
          (d) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations any Loan Party in respect of such Letter of Credit; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;
provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by acts or omissions by such L/C Issuer constituting gross negligence or willful misconduct on the part of such L/C Issuer.
          (e) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

          (f) Cash Collateral. If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrower to Cash Collateralize its Revolving L/C Obligations pursuant to Section 8.02(c) or (ii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all Revolving L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. New York City time on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon New York City time or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Revolving L/C Issuer and the Revolving Credit Lenders, as collateral for the Revolving L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Revolving L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Revolving L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all Revolving L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Revolving L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such Revolving L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrower.
          (g) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Revolving Letter of Credit fee for each Revolving Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Revolving Letter of Credit (whether or not such maximum amount is then in effect under such Revolving Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Revolving Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Revolving Letter of Credit, on the Revolving Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Revolving Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
          (h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the applicable Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.
          (i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
          (j) Addition of a Revolving L/C Issuer. A Revolving Credit Lender reasonably satisfactory to the Administrative Agent may become an additional Revolving L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional Revolving L/C Issuer.
          (k) Credit-Linked Deposit Account. (i) Each of the Administrative Agent, the Synthetic L/C Issuer and each Synthetic L/C Lender hereby acknowledges and agrees that (x) each Synthetic L/C Lender is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.03(c)(viii) and (y) the Administrative Agent may invest the Credit-Linked Deposits in such investments as may be determined from time to time by the Administrative Agent. The Administrative Agent hereby agrees to pay to each Synthetic L/C Lender interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the amount of such Synthetic L/C Lender’s Pro Rata Share of the aggregate amount of the Credit-Linked Deposits at a rate per annum equal to LIBOR for an interest period of 30 days (reset weekly) less the Credit-Linked Deposit Cost Amount. Each Synthetic L./C Lender’s Pro Rata Share of interest accrued on the Credit-Linked Deposits through and including the last day of March, June, September and December of each year shall be payable on the first Business Day following such last day, and on any date on which any Credit-Linked Deposit is terminated and the funds therein returned to such Lenders. With respect to any such interest period in respect of the Credit-Linked Deposits during which a Synthetic L/C Loan is deemed made, the Administrative Agent shall determine (i) the amount of interest payable by the Borrower on such Synthetic L/C Loan in accordance with Section 2.08(a)(iv) and (ii) the amount of interest payable by the Administrative Agent on the Credit-Linked Deposits during such interest period in accordance with this Section 2.03(k), in each case for the portion of such interest period during which such Synthetic L/C Loan is outstanding pursuant to Section 2.03(c)(i), and such determination shall be presumed correct absent manifest error.
          (ii) The Borrower shall have no right, title or interest in or to the Credit-Linked Deposit Account or the Credit-Linked Deposits and no obligations with respect thereto other than as expressly provided in this Agreement. Without limiting the foregoing, the obligation to return the Credit-Linked Deposits to the Synthetic L/C Lenders is solely an obligation of the Administrative Agent, and the Borrower shall have no liability or obligation in respect of the principal amount of the Credit-Linked Deposits.
          (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
          (m) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
          SECTION 2.04. Swing Line Loans.
          (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Closing Date) until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and Revolving L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line

Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Revolving L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.
          (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
          (c) Refinancing of Swing Line Loans.
          (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving

Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
          (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan, and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
          (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be presumed correct absent manifest error.
          (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
          (d) Repayment of Participations.

          (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
          (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.
          (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
          (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
          SECTION 2.05. Prepayments.
          (a) Optional.
          (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans, Revolving Credit Loans and Synthetic L/C Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a LIBOR Loan shall be accompanied by all accrued and unpaid interest thereon, together with any additional amounts required pursuant to

Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.
          (ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
          (iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities and such refinancing is not consummated or is delayed.
          (iv) Voluntary prepayments of Term Loans shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment; provided that, if the Borrower fails to give such notice at the time of such prepayment or in the event such notice fails to specify the manner in which the respective prepayment of Term Loans shall be applied to repayments thereof required pursuant to Section 2.07(a), such prepayment of Term Loans shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a).
          (v) Voluntary prepayments of Synthetic L/C Loans made other than in connection with a corresponding reduction of the Synthetic L/C Commitments shall be made to the Administrative Agent, which shall promptly remit the same to the Credit-Linked Deposit Account.
          (b) Mandatory.
          (i) Within five (5) Business Days after the applicable Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall offer to prepay, subject to clause (b)(vi) of this Section 2.05, an aggregate principal amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended September 30, 2008) minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Senior Secured Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than 2.25 to

1.00 and greater than or equal to 1.75 to 1.00 and (y) the ECF Percentage shall be 0% if the Senior Secured Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than 1.75 to 1.00.
          (ii) (A) If (1)(x) the Borrower or any of its Restricted Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to a Loan Party), (e), (f), (g), (h), (k), (l) or (o)) or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds and (2) the Senior Secured Leverage Ratio as of the end of the Test Period immediately preceding such Disposition or Casualty Event is greater than 2.00 to 1.00 (calculated on a Pro Forma Basis), the Borrower shall offer to prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clause (b)(vi) of this Section 2.05, an aggregate principal amount of Term Loans equal to 100% (such percentage as it may be reduced as described below, the “Disposition Prepayment Percentage”) of all Net Cash Proceeds realized or received (or, at the option of the Borrower, use such Net Cash Proceeds to prepay Revolving Credit Loans, Cash Collateralize outstanding Revolving L/C Obligations and permanently reduce outstanding Revolving Credit Commitments); provided that (x) the Disposition Prepayment Percentage shall be 75% if the Senior Secured Leverage Ratio as of the end of the Test Period immediately preceding such Disposition or Casualty Event was less or equal to 2.00 to 1.00 and greater than 1.50 to 1.00 and (y) the Disposition Prepayment Percentage shall be 0% if the Senior Secured Leverage Ratio as of the end of the Test Period immediately preceding such Disposition or Casualty Event was less than 1.50 to 1.00; and provided, further that:
(1)	no prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may be provided only if no Event of Default under Section 8.01(a) or Section 8.01(f) has occurred and is then continuing);

(2)	with respect to Net Cash Proceeds received in connection with the Disposition of Securitization Assets to a Securitization Subsidiary pursuant to Section 7.05(p), the Borrower shall only be required to make a prepayment pursuant to this Section 2.05(b)(ii)(A) in an amount equal to the lesser of (A) the amount then required to be paid pursuant to the foregoing provisions of this Section 2.05(b)(ii)(A) and (B) such amount that, after giving effect to such prepayment, will cause the Senior Secured Leverage Ratio for the Test Period immediately preceding such prepayment to be less than or equal to 3.50 to 1.00 (calculated on a Pro Forma Basis) (as evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such satisfaction calculated in reasonable detail); and

(3)	with respect to Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with a Disposition in the form of an exchange of like property pursuant to Section 7.05(n), no prepayment shall be required so long as (A) no Event of Default has occurred and is then continuing and (B) the aggregate amount of such Net Cash Proceeds not applied pursuant to this clause (3) does not exceed $100,000,000 in the aggregate (and thereafter only Net Cash Proceeds in excess of such amount shall be required to be so applied); and

(4)	with respect to Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with any Disposition other than pursuant to Section 7.05(n) or Section 7.05(p), no prepayment shall be required so long as (A) no Event of Default has occurred and is then continuing and (B) the aggregate amount of such Net Cash Proceeds not applied pursuant to this clause (4) does not exceed (x) with respect to Net Cash Proceeds received in connection with the sale or issuance of Equity Interests in Restricted Subsidiaries to Hospital Investment Program Participants (“Syndication Proceeds”) pursuant to Section 7.05(r), $40,000,000 per fiscal year (and thereafter only Net Cash Proceeds in excess of such amount shall be required to be so applied) and (y) with respect to all other Net Cash Proceeds received in connection with Dispositions (including Syndication Proceeds in excess of $40,000,000 per fiscal year), $50,000,000 per fiscal year (and thereafter only Net Cash Proceeds in excess of such amount shall be required to be so applied).
               (B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twenty-four (24) months following receipt of such Net Cash Proceeds if such reinvestment relates a Greenfield Construction Project, (y) twelve (12) months following receipt of such Net Cash Proceeds for any other purpose or (z) thirty-six (36) months following receipt of such Net Cash Proceeds if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within the time periods set forth in sub-clauses (x) or (y) above; provided that if any portion of such Net Cash Proceeds has not been so reinvested within the time periods set forth in sub-clauses (x), (y) or (z) above, subject to clause (b)(vi) of this Section 2.05, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the last day of such period to the prepayment of the Term Loans (or, at the option of the Borrower, to the prepayment of the Revolving Credit Loans, to Cash Collateralize outstanding Revolving L/C Obligations and to permanently reduce outstanding Revolving Credit Commitments) as set forth in this Section 2.05.

          (iii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall offer to prepay, subject to clause (b)(vi) of this Section 2.05, an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.
          (iv) If for any reason the aggregate Revolving Credit Exposures of any Facility at any time exceeds the aggregate Revolving Credit Commitments then in effect for such Facility, the Borrower shall immediately prepay Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations with respect to such Facility in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations of such Facility pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans under such Facility, such aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments then in effect for such Facility.
          (v) (X) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrower and specified to the Administrative Agent; and (Y) each such prepayment shall be paid to the Term Lenders in accordance with their respective Pro Rata Shares subject to clause (vi) of this Section 2.05(b).
          (vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Appropriate Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Appropriate Lenders not so declining such prepayment on a pro rata basis in accordance with their respective Pro Rata Shares (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Lenders elect to decline their pro rata share of such Declined

Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds").
          (c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued and unpaid interest thereon, together with, in the case of any such prepayment of a LIBOR Loan (other than a Synthetic L/C Loan to the extent such prepayment is applied to increase the Credit-Linked Deposits) on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such LIBOR Loan pursuant to Section 3.05.
          Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such LIBOR Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.
          SECTION 2.06. Termination or Reduction of Commitments.
          (a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Revolving Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities and such refinancing is not consummated or is delayed.
          (b) Mandatory. The Initial Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Initial Term Loans pursuant to Section 2.01(a)(i). The Delayed Draw Term Commitments shall terminate on the Delayed Draw Term Commitment Expiration Date. The Revolving Credit

Commitments and the Synthetic L/C Commitments shall terminate on the applicable Maturity Date for each such Facility.
          (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Revolving Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07) and, in the case of a termination or reduction of the Unused Synthetic L/C Commitments, the Administrative Agent shall return to the Synthetic L/C Lenders, from the Credit-Linked Deposit Account in accordance with their respective Synthetic L/C Pro Rata Shares, an amount equal to the amount by which the Credit-Linked Deposits exceed at such time (i) the aggregate amount of Synthetic L/C Commitments remaining (after giving effect to such reduction) minus (ii) the aggregate amount of Synthetic L/C Loans outstanding at such time. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments or the Delayed Draw Term Commitments shall be paid on the effective date of such termination.
          SECTION 2.07. Repayment of Loans.
          (a) Term Loans.
          (i) The Borrower shall repay to the Administrative Agent for the ratable account of the Initial Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of June, 2007, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments as directed by the Borrower pursuant to Section 2.05) and (ii) on the Maturity Date for the Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date.
          (ii) The Borrower shall repay to the Administrative Agent for the ratable account of the Delayed Draw Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of September, 2008, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Delayed Draw Term Loans outstanding on the Delayed Draw Term Commitment Expiration Date (which payments shall be reduced as a result of the application of prepayments as directed by the Borrower pursuant to Section 2.05) and (ii) on the Maturity Date for the Term Loans, the aggregate principal amount of all Delayed Draw Term Loans outstanding on such date.
          (b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

          (c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the Maturity Date for the Revolving Credit Facility.
          (d) Synthetic L/C Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Synthetic L/C Lenders on the Maturity Date for the Synthetic L/C Loans, the aggregate principal amount of all Synthetic L/C Loans outstanding on such date.
          SECTION 2.08. Interest.
          (a) Subject to the provisions of Section 2.08(b), (i) each LIBOR Loan (other than a Synthetic L/C Loan) shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans and (iv) each Synthetic L/C Loan shall bear interest on the outstanding principal amount thereof for each Interest Period (or portion thereof) at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Rate for LIBOR Term Loans.
          (b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(g) and (h):
     (a) Revolving Facility Commitment Fee. With respect to the Revolving Credit Facility, the Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of Revolving L/C Obligations; provided that any commitment fee accrued with respect to any of the Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees for the Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Delayed Draw Term Loan Commitment Fee. With respect to the Delayed Draw Term Commitments, the Borrower shall pay to the Administrative Agent for the account of each Delayed Draw Term Lender in accordance with its Pro Rata Share, a commitment fee equal to 1.00% per annum times the actual daily amount by which the aggregate Delayed Draw Term Commitments exceeds the Outstanding Amount of Delayed Draw Term Loans; provided that any commitment fee accrued with respect to the Delayed Draw Term Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on the Delayed Draw Term Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees for the Delayed Draw Term Commitments shall accrue at all times from the Closing Date until the Delayed Draw Term Commitment Expiration Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Delayed Draw Term Commitment Expiration Date. The commitment fee shall be calculated quarterly in arrears.
     (c) Synthetic L/C Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Synthetic L/C Lender in accordance with its Pro Rata Share of the amounts on deposit in the Credit-Linked Deposit Account, a facility fee equal to the sum of (A) the Applicable Rate with respect to LIBOR Term Loans and (B) the Credit-Linked Deposit Cost Amount for such period. The facility fee shall accrue at all times from the date hereof until the Maturity Date for the Synthetic L/C Facility, including at any time during which one or more of the conditions in Article IV is not met. Each Synthetic L/C Lender’s Pro Rata Share of such facility fee accrued through and including the last day of March, June, September and December of each year shall be due and payable on the first Business Day following such last day, and on any date on which any Credit-Linked Deposit is terminated and the funds therein returned to such Lenders.
     (d) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).
          SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be presumed correct for all purposes, absent manifest error.
          SECTION 2.11. Evidence of Indebtedness.
          (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
          (b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and

Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
          SECTION 2.12. Payments Generally.
          (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. New York City time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
          (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of LIBOR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
          (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be presumed correct, absent manifest error.
          (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
          (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

          (g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
          SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

          SECTION 2.14. Incremental Credit Extensions.
          (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”), (b) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”) or (c) one or more increases in the amount of the Synthetic L/C Commitments (each such increase, a “Synthetic L/C Commitment Increase”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence), each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence), and each Synthetic L/C Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, (x) the aggregate amount of all Incremental Term Loans, all Revolving Commitment Increases and all Synthetic L/C Commitment Increases subsequent to the Closing Date shall not exceed $375,000,000 and (y) the aggregate amount of all Revolving Commitment Increases subsequent to the Closing Date shall not exceed $75,000,000. The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Credit Loans, the Synthetic L/C Loans and the Term Loans, (b) shall not mature earlier than the Maturity Date with respect to the Term Loans, (c) shall not have a Weighted Average Life to Maturity that is less than the remaining Weighted Average Life to Maturity of the Term Loans and (d) shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (i) the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (ii) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof, subject to the limitation set forth in clause (c) above. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Synthetic L/C Commitment Increases or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases and Synthetic L/C Commitment Increases may be provided, by any existing Lender (and each existing Term Lender will have the right, but not an obligation, to make a portion of any Incremental Term Loan, each existing Revolving Credit Lender will have the right, but not an obligation, to provide a portion of any Revolving Commitment Increase and each existing Synthetic L/C Lender will have the right, but not an obligation, to provide a portion of any Synthetic L/C Commitment Increase, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution approved by the Borrower (any such other bank or other financial institution being called an “Additional Lender”), provided that each L/C Issuer (in the case of a Revolving Commitment Increase) and the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases or Synthetic L/C Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments or Synthetic L/C Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans, Synthetic L/C Commitment Increases and Revolving Commitment Increases shall become Commitments (or in the case of (x) a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment or (y) a Synthetic L/C Commitment Increase to be provided by an existing Synthetic L/C Lender, an increase in such Lender’s applicable Synthetic L/C Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, the applicable L/C Issuer (in the case of an increase of a Revolving Commitment Increase or a Synthetic L/C Commitment Increase) and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Term Loan, the borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment and borrowing of the applicable Incremental Term Loan) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases and Letters of Credit issued pursuant to the Revolving Commitment Increases and Synthetic L/C Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases or Synthetic L/C Commitment Increases, unless it so agrees. Upon each increase in the Revolving Credit Commitments pursuant to this Section, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Revolving Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Revolving Letters of Credit and (ii) participations he reunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase

Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Synthetic L/C Commitment Increase pursuant to this Section 2.14, the outstanding Synthetic L/C Loans, if any, are held by the Synthetic L/C Lenders in accordance with their new Pro Rata Shares. This may be accomplished at the discretion of the Administrative Agent by taking any action comparable to the actions described in the second preceding sentence. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
          (b) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
ARTICLE III
Taxes, Increased Costs Protection and Illegality
          SECTION 3.01. Taxes.
          (a) Except as required by law, any and all payments by the Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income (including branch profits) and franchise and similar taxes imposed on it in lieu of net income taxes (including Tennessee franchise tax based on assets and Tennessee excise tax based on income), solely by reason of any connection between it and any jurisdiction other than by entering into any Loan Document and receiving payments thereunder, (ii) any taxes imposed in respect of an Assignee or other transferee pursuant to an assignment, participation or other transfer under Section 10.07 to the extent that such tax is in excess of the tax that would have been applicable and indemnifiable by Borrower hereunder had such transferor not assigned its interest arising under any Loan Document (unless such assignment, transfer or participation is at the express written request of the Borrower), and (iii) any taxes imposed as a result of the failure of any Agent or Lender to comply with either the provisions of Section 3.01(b) and (c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(e) (in the case of any U.S. Lender, as defined below) (subject to Section 3.01(f), all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”). If the Borrower is required by any Laws to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower, or such other evidence of payment as is reasonably acceptable to such Agent or Lender. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure (excluding, however, any such incremental taxes, interest or penalties incurred as a result of the gross negligence or misconduct of the relevant Agent or Lender).
          (b) Each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent prior to the date on which the first payment is due to it hereunder, unless it is unable to do so legally, an accurate, complete and original signed (i) Internal Revenue Service Form W-8BEN or successor form certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero; (ii) Internal Revenue Service Form W-8ECI or successor form certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; or (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, an Internal Revenue Service Form W-8BEN or successor form certifying that the Foreign Lender is not a United States person and a separate certification in the form attached hereto as Exhibit J that interest received by the Foreign Lender under any Loan Document qualifies as “portfolio interest” within the meaning of Section 881(c)(2) of the Code.
          (c) Thereafter and from time to time, each such Foreign Lender shall, unless it is unable to do so legally (i) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available to secure an exemption from or reduction in the rate of U.S. withholding tax (A) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.
          (d) Each Agent and Lender (including, for the avoidance of doubt, U.S. Lenders, as defined below) agrees to all reasonable requests of the Borrower that each comply with any certification, identification, information, documentation or other reporting requirement if such compliance is required by Law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of any Taxes or Other Taxes for which a Lender or Agent receives indemnity payments or additional amounts pursuant to this Section 3.01; provided, that no such Agent or Lender shall be required to comply unless (i) it is not prohibited by any applicable Law from complying, (ii) such compliance will not result in any prejudice to its interest (other than any de minimis prejudice), (iii) Borrower has provided the required forms or documentation to such Agent or Lender reasonably in advance of the deadline for the filing or submission of such forms or other documentation, with such forms duly completed by the Borrower with such information available to Borrower, and (iv) Borrower shall be responsible for all reasonable costs and expenses incurred by such Agent or Lender in connection with such compliance.
          (e) Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(3) of the Code) (each a “U.S. Lender”) that is not a corporation agrees to complete and deliver to the Borrower and the Administrative Agent an accurate, complete and original signed Internal Revenue Service Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the date on which the first payment is due to it hereunder, (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time if reasonably requested by the Borrower or the Administrative Agent.
          (f) Notwithstanding anything else herein to the contrary and for the avoidance of doubt, if an original Lender or Agent is subject to any United States federal withholding tax at a rate in excess of zero percent at the time such original Lender or Agent makes a Loan on the Closing Date, such withholding tax (including additions to tax, penalties and interest imposed with respect to such withholding tax) shall be considered excluded from Taxes with respect to such Lender or Agent. Further, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, with respect to Taxes, to the extent that such Lender or such Agent becomes subject to such Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization or place of doing business of such Lender or Agent or a change in the Lending Office of such Lender (other than at the written request of the Borrower to change such Lending Office).
          (g) The Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies (excluding the Tennessee taxes referred to in Section 3.01(a) above) that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(g) being hereinafter referred to as “Other Taxes”).
          (h) If any Taxes or Other Taxes are directly asserted against any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Taxes or Other Taxes and the Borrower will promptly pay such additional amounts so that each of such Agent and such Lender receives an amount equal to the sum it would have received had no such Taxes or Other Taxes been asserted. Payments under this Section 3.01(h) shall be made within ten (10) Business Days after the date Borrower receives written demand for payment from such Agent or Lender.
          (i) A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
          (j) If any Lender or Agent determines, in its sole good faith discretion, that it has received or realized any refund, whether directly or through any reduction of or credit against its tax liabilities due to such refund, which refund, reduction or credit is attributable to (in the good faith judgment of such Lender or Agent) Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund or reduction or credit (but only to the extent of indemnity payments made, or additional amounts paid to the Lender or Agent under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund, reduction or credit plus any interest included in such amount by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out of pocket expenses of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such amount); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such amount to such party in the event such party is required to repay such amount to the relevant taxing authority. Such Lender or Agent, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such amount received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential in its reasonable discretion). The parties hereto agree that any position taken on the tax returns of the Lender and Agent shall be within their sole good faith discretion and neither the Lender nor Agent shall be under any obligation to disclose any tax return or filing or related document to anyone as a result of this Section 3.01(j).
          (k) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole good faith judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, commercial, reputational, legal or regulatory disadvantage unless such disadvantage is de minimis and any cost incurred by the Lender is reimbursed by the Borrower, and provided further that nothing in this Section 3.01(k) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (g).
          (l) Any and all payments by or on account of any obligation of the Administrative Agent pursuant to Section 2.03(k)(i) hereunder shall be made free and clear of and without deduction for any Taxes or Other Taxes; provided that if the Administrative Agent shall be required to deduct any Taxes or Other Taxes from such payments, then (i) the Administrative Agent shall so notify the Borrower and advise it of the additional amount required to be paid so that the sum payable by the Administrative Agent pursuant to Section 2.03(k)(i) after making all required deductions (including deductions applicable to additional sums payable under this Section) to the Synthetic L/C Lenders is an amount from the Administrative Agent equal to the sum they would have received from the Administrative Agent had no deductions been made, (ii) the Borrower shall pay such additional amount to the Administrative Agent, (iii) the Administrative Agent shall make all required deductions, (iv) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (v) the Borrower shall indemnify, within ten (10) days after written demand therefor, the Administrative Agent for the full amount of any deductions paid by the Administrative Agent with respect to any payments made on account of any obligations of the Administrative Agent pursuant to Section 2.03(k)(i).
          (m) The Borrower and Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.
          SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any LIBOR Loans, or to determine or charge interest rates based upon the applicable LIBOR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue any affected LIBOR Loans or to convert Base Rate Loans to such LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans and shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all then outstanding affected LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
          SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that by reason of any changes affecting the London interbank eurodollar market adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such LIBOR Loan, in each case due to circumstances arising on or after the date hereof, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain any affected LIBOR Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
          SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBOR Loans.
          (a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, or which would have been so covered but for an exclusion included therein, (ii) the imposition of, or any change in the rate of, any taxes payable by such Lender and (iii) reserve requirements contemplated by Section 3.04(c)) does not represent the cost to such Lender of complying with the requirements Applicable Law in relation to its making, funding or maintaining of LIBOR Loans, then from time to time within fifteen

(15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. At any time that any LIBOR Loan is affected by the circumstances described in this Section 3.04(a), the Borrower may either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower receives any such demand from such Lender or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, if applicable.
          (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall promptly pay to such Lender such additional amounts as will compensate such Lender for such reduction after receipt of such demand.
          (c) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).
          SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of:
          (a) (i) any continuation, conversion, payment or prepayment of any LIBOR Loan on a day other than the last day of the Interest Period for such Loan; or
          (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Loan on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such LIBOR Loan or from fees payable to terminate the deposits from which such funds were obtained.
          SECTION 3.06. Matters Applicable to All Requests for Compensation.
          (a) Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be presumed correct in the absence of manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.
          (b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another LIBOR Loans, or to convert Base Rate Loans into LIBOR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
          (c) If the obligation of any Lender to make or continue from one Interest Period to another any LIBOR Loan, or to convert Base Rate Loans into LIBOR Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s LIBOR Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
          (i) to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
          (ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as LIBOR Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into LIBOR Loans shall remain as Base Rate Loans.
          (d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.
          SECTION 3.07. Replacement of Lenders under Certain Circumstances.
          (a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make LIBOR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid, in the case of clauses (i) and (iii) only, by the Borrower) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. No such replacement shall be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          (b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

          (c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.
          (d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
          SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
Conditions Precedent to Credit Extensions
          SECTION 4.01. Conditions to Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:
          (a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
          (i) executed counterparts of this Agreement and each Guaranty;
          (ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;
          (iii) executed counterparts of the Security Agreement together with:

          (A) certificates, if any, representing the Subsidiary Equity pledged thereunder accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank; and
          (B) evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;
          (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;
          (v) an opinion from Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Loan Parties, substantially in the form of Exhibit H-1, an opinion from Bass Berry & Sims PLC, special counsel to the Loan Parties, substantially in the form of Exhibit H-2, and an opinion from Richards, Layton & Finger LLP, Delaware UCC counsel to the Loan Parties substantially in the form of Exhibit H-3;
          (vi) a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transaction, from the Chief Financial Officer of the Borrower;
          (vii) evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named; and
          (viii) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.
          (b) All fees and expenses required to be paid hereunder and invoiced on or before the Closing Date shall have been paid in full in cash.
          (c) Prior to or substantially simultaneously with the initial Credit Extensions, Holdings shall have received at least $297,000,000 in gross cash proceeds from the issuance of the Holdings Loans.

          (d) Prior to or substantially simultaneously with the initial Credit Extensions, the Borrower shall have taken all necessary actions such that, after giving effect to the Transaction, (i) Holdings, the Borrower and the Restricted Subsidiaries shall have outstanding no Indebtedness other than (A) the Loans and L/C Obligations, (B) the Holdings Loans, (C) the Senior Subordinated Notes and (D) Indebtedness listed on Schedule 7.03(b) or permitted by Section 7.03(b).
          (e) The Arrangers shall have received (i) the Audited Financial Statements and the audit report for such financial statements (which shall not be subject to any qualification) and (ii) unaudited consolidated balance sheets and related statements of operations, members’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter ended after September 30, 2006 and at least forty-five (45) days before the Closing Date (the “Unaudited Financial Statements”), which financial statements shall be prepared in accordance with GAAP.
          (f) The Arrangers shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing by them at least five Business Days prior to the Closing Date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
          SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Loans) is subject to the following conditions precedent:
          (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
          (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
          (c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
          (d) To the extent the Senior Subordinated Notes Indenture is in effect at the time of such Credit Extension, such Credit Extension shall be permitted by the terms of the Senior Subordinated Notes Indenture.

          Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
Representations and Warranties
          The Borrower represents and warrants to the Agents and the Lenders that:
          SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Material Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Person’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transaction will (a) contravene the terms of any of such Person’s Organization Documents, (b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.03. Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required on the part of any Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this

Agreement or any other Loan Document or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.
          SECTION 5.05. Financial Statements; No Material Adverse Effect.
          (a) The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and subject, in the case of the Unaudited Financial Statements, if any, to changes resulting from normal year end audit adjustments and subject to the absence of footnotes.
          (b) Except as set forth in the Borrower’s reports on Forms 10-K, 10-Q and
          8-K filed with the SEC on or prior to April 11, 2007, since September 30, 2006, there has been no event, either individually or in the aggregate, that has had or would reasonably be likely to have a Material Adverse Effect.
          (c) The forecasts of consolidated balance sheets, statements of operations and cash flow statements of the Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until 2011, copies of which have been furnished to the Administrative Agent prior to the Closing Date, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.
          SECTION 5.06. Litigation. Except as set forth in the Borrower’s reports on Forms 10-K, 10-Q and 8-K filed with the SEC on or prior to April 11, 2007, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
          SECTION 5.07. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Material Real Property owned by the Loan Parties as of the Closing Date is listed on Schedule 5.07.
          SECTION 5.08. Environmental Matters. Except as set forth on Schedule 5.08, or except as could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits); (ii) none of the Loan Parties or any of their respective Subsidiaries has become subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or any other Environmental Liability; (iii) none of the Loan Parties or any of their respective Subsidiaries has agreed to assume or accept responsibility, by contract or otherwise, for any liability of any other Person under Environmental Laws; and (iv) there are no facts, circumstances or conditions relating to the past or present business or operations of any Loan Party, any of their Subsidiaries, or any of their respective predecessors (including the disposal of Hazardous Materials), or to any past or present property of any Loan Party or any of their Subsidiaries, that could reasonably be expected to give rise to any Environmental Claim against a Loan Party or any other Environmental Liability.
          SECTION 5.09. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, showing on such returns, or otherwise due and payable, except those being contested in good faith by appropriate proceedings diligently conducted and adequately disclosed and for which adequate reserves have been provided in accordance with GAAP. All such tax returns accurately reflect in all material respects all liability for taxes the Borrower and its Subsidiaries for the periods covered thereby. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any authority regarding any taxes relating to Holdings, the Borrower and its Subsidiaries except as set forth on Schedule 5.09.

None of Holdings, the Borrower or any of its Subsidiaries has entered into an agreement or waiver or has been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes the Borrower or any of its Subsidiaries.
          SECTION 5.10. ERISA Compliance.
          (a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, insurance contract or fund) is in compliance in with its terms, the applicable provisions of ERISA, the Code and other Federal or state Laws.
          (b) No ERISA Event has occurred and is continuing within the immediately preceding six (6) years that would reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.11. Subsidiaries. As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11 and all of the outstanding Equity Interests in Holdings, the Borrower and the Material Subsidiaries have been validly issued and are fully paid and nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any person except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.
          SECTION 5.12. Margin Regulations; Investment Company Act.
          (a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.
          (b) The Borrower is not an “investment company” under the Investment Company Act of 1940.
          SECTION 5.13. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.13, such factual information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.
          SECTION 5.14. Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          SECTION 5.15. Labor Matters. Except as set forth in Schedule 5.15 or as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower and its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each of the Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any of the Borrower or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.
          SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transaction, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
          SECTION 5.17. Subordination of Junior Financing. The Obligations are “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, the Senior Subordinated Notes Indenture and any Permitted Subordinated Notes Documentation.
ARTICLE VI
Affirmative Covenants
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder that is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:
          SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:
          (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending September 30, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
          (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending June 30, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, members’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to changes resulting from normal year-end audit adjustments and subject to the absence of footnotes; and
          (c) within sixty (60) days after the end of each fiscal year (beginning with the fiscal year ending September 30, 2007) of the Borrower, a reasonably detailed consolidated budget for each fiscal quarter of the following fiscal year as customarily prepared by management of the Borrower for its internal use (the “Budget”), which Budget shall be accompanied by a certificate of a Responsible Officer stating that (i) to the knowledge of such Responsible Officer, the Budget is a reasonable estimate for the period(s) covered thereby and (ii) such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget and that such variations may be material.
          Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its

Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that holds all of the Equity Interests of the Borrower or (B) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
          SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
          (a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
          (b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower files with the SEC (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;
          (c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the Senior Subordinated Notes Indenture or any Permitted Subordinated Notes Documentation, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount, and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;
          (d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (ii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list; and
          (e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.
          Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
          The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
          SECTION 6.03. Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:
          (a) of the occurrence of any Default; and
          (b) of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority, (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including pursuant to any applicable Environmental Laws or the occurrence of any noncompliance by any Loan Party with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case, has resulted or would reasonably be expected to result in a Material Adverse Effect.
          Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
          SECTION 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy prior to the date material penalties attach thereto all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing) except, in the case of (a) or (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or pursuant to a transaction permitted by Article VII.
          SECTION 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and consistent with past practice.
          SECTION 6.07. Maintenance of Insurance.

          (a) Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.
          (b) If the Borrower or any of its Restricted Subsidiaries establishes an Insurance Subsidiary, the Borrower shall cause such Insurance Subsidiary to (i) conduct its insurance business in compliance in all material respects with all applicable insurance laws, rules, regulations and orders and using sound actuarial principles and (ii) maintain appropriate and customary stop-loss coverage and excess coverage reinsurance for individual claims. The insurance premiums and other expenses charged by any Insurance Subsidiary to the Borrower and its Restricted Subsidiaries shall be reasonable and customary.
          SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.
          SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Restricted Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.
          Without limiting the foregoing, it is acknowledged that during the course of the above described visits, inspections and examinations and discussions, representatives of the Agents and the Lenders may encounter individually identifiable healthcare information as defined under the Administrative Simplification (including privacy and security) regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended (collectively, “HIPAA”) or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”). The Borrower or the Restricted Subsidiary maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosures for their “healthcare operations” purposes. Unless otherwise required by law, the Agents, the Lenders and their respective representatives shall not require or perform any act that would cause the Borrower or any of its Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA.
          SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
          (a) upon (1) the formation or acquisition of any new direct or indirect Wholly Owned Material Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, (2) the designation in accordance with Section 6.14 of any existing direct or indirect Wholly Owned Material Subsidiary (in each case, other than an Excluded Subsidiary) as a Restricted Subsidiary, (3) any Domestic Subsidiary (in each case, other than an Excluded Subsidiary) becoming a Wholly Owned Material Subsidiary or (4) the acquisition of any new direct or indirect non-Wholly Owned Material Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party pursuant to Section 7.02(j):
          (i) within forty-five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its reasonable discretion:

          (A) cause each such Material Subsidiary that is required to become a Guarantor or a Pledgor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Material Subsidiary in detail reasonably satisfactory to the Administrative Agent;
          (B) cause each such Material Subsidiary that is required to become a Guarantor or a Pledgor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Mortgages with respect to any Material Real Property, Security Agreement Supplements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;
          (C) cause each such Material Subsidiary that is required to become a Guarantor or a Pledgor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent;
          (D) take and cause such Material Subsidiary and each direct or indirect parent of such Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

          (ii) within forty-five (45) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and
          (iii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property, any existing title reports, surveys or environmental assessment reports.
          (b) after the Closing Date, promptly after the acquisition of any Material Real Property by any Loan Party other than Holdings, if such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such Material Real Property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b);
provided, however, if (1) the aggregate amount of assets for all Domestic Subsidiaries (other than Pledgors and Excluded Subsidiaries) that do not become Guarantors exceeds 15.0% of Total Assets at the last day of the most recent Test Period or (2) the aggregate amount of net revenues for all Domestic Subsidiaries (other than Pledgors and Excluded Subsidiaries) that do not become Guarantors exceeds 15.0% of the consolidated net revenues of the Borrower and the Restricted Subsidiaries for the most recent Test Period, the Borrower shall, promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent thereof and within 30 days of such notice, cause a sufficient number of its Domestic Subsidiaries to become Guarantors, Pledgors or Excluded Subsidiaries pursuant to the Collateral and Guarantee Requirement so that the circumstances described in clause (1) and (2) above would no longer exist.
          SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all

Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.
          SECTION 6.13. Further Assurances and Post-Closing Conditions. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document:
          (a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.
          (b) In the case of any Material Real Property, including those listed on Schedule 5.07, provide the Administrative Agent with Mortgages with respect to such owned real property within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) of the Closing Date or the acquisition of such real property, as applicable, together with:
          (i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;
          (ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (including by way of endorsement of existing policies) or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;
          (iii) opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and
          (iv) such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken and otherwise to comply with the Collateral and Guarantee Requirement.
          SECTION 6.14. Designation of Subsidiaries. The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary that is a Securitization Subsidiary in connection with the establishment of a Qualified Securitization Financing, immediately after giving effect to such designation, the Senior Secured Leverage Ratio for the Test Period immediately preceding such designation is less than or equal to 4.00 to 1.00 (calculated on a Pro Forma Basis) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Senior Subordinated Notes or any other Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
ARTICLE VII
Negative Covenants
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized), the Borrower shall not (and, solely with respect to Section 7.14, Holdings shall not), nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:
          SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
          (a) Liens created pursuant to any Loan Document;

          (b) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of (x) $2,500,000 individually or (y) $12,500,000 in the aggregate (when taken together with all other Liens outstanding in reliance on this clause (b) that are not set forth on Schedule 7.01(b)) shall only be permitted to the extent such Lien is listed on Schedule 7.01(b);
          (c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;
          (d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business and that (i) do not, individually or in the aggregate, have a Material Adverse Effect or (ii) are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;
          (e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiaries;
          (f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;
          (g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and any exception on the title policies issued in connection with the Mortgaged Property;
          (h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);
          (i) (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) with respect to any such Indebtedness other than Capitalized Leases, such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (ii) Liens on assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness permitted pursuant to Section 7.03 in an aggregate principal amount not to exceed the limitation thereon set forth in the penultimate paragraph of Section 7.03;
          (j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
          (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
          (l) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;
          (m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or Section 7.02(n) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
          (n) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations permitted hereunder incurred prior to such time that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (g);
          (o) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
          (p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
          (q) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;
          (r) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
          (s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
          (t) (i) Liens on the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(h) in connection with such Permitted Acquisition and (ii) Liens on the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 7.03(h) in connection with such Permitted Acquisition;
          (u) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
          (v) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

          (w) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
          (x) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;
          (y) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;
          (z) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
          (aa) Liens, including Liens on the Collateral that rank pari passu with or are subordinated to the Obligations, securing Indebtedness permitted under the proviso to the first paragraph of Section 7.03; provided, further that in the case of any Liens on the Collateral permitted under this clause (aa), the Administrative Agent shall enter into a collateral sharing agreement containing customary terms with the Borrower and the Person or Persons extending any such Indebtedness;
          (bb) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i), (n), (t) and (aa) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, (ii) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from the amount outstanding at the time of such modification, replacement, renewal or extension, and (iii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03; and
          (cc) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $100,000,000 and 5.0% of Total Assets, in each case determined as of the date of incurrence.
          SECTION 7.02. Investments. Make or hold any Investments, except:
          (a) Investments by the Borrower or any of the Restricted Subsidiaries in assets that were Cash Equivalents or Investment Grade Securities when such Investment was made;
          (b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries (i) for

reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any direct or indirect parent thereof) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) not to exceed $5,000,000;
          (c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;
          (d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in any Loan Party, (iv) consisting of intercompany Investments incurred in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Borrower and the Restricted Subsidiaries, (v) by any Loan Party in any Non-Loan Party; provided that (A) any such Investments made pursuant to this clause (v) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders (it being understood and agreed that any Investments permitted under this clause (v) that are not so evidenced as of the Closing Date are not required to be so evidenced and pledged until the date that is ninety (90) days after the Closing Date) and (B) the aggregate amount of Investments made pursuant to this clause (v) after the Closing Date shall not exceed at any time outstanding the Available Amount at such time.
          (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
          (f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;
          (g) Investments (i) existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof or (ii) contemplated on the date hereof and set forth on Schedule 7.02(g), and in each case any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;
          (h) Investments in Swap Contracts permitted under Section 7.03;

          (i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
          (j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”):
          (A) to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors or Pledgors and shall have complied with the requirements of Section 6.11 within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement);
          (B) the acquired property, assets, business or Person is in a business permitted under Section 7.07;
          (C) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Senior Secured Leverage Ratio for the Test Period immediately preceding such purchase or other acquisition is less than or equal to 4.00 to 1.00 (calculated on a Pro Forma Basis) and, satisfaction of such test shall be evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such satisfaction calculated in reasonable detail; and
          (D) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

          (k) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
          (l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
          (m) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with (i) Section 7.06(f), (ii) Section 7.06(g) or (iii) Section 7.06(l);
          (n) other Investments that do not exceed in the aggregate at any time outstanding the Available Amount at such time;
          (o) Investments in joint ventures (regardless of the legal form); provided that, with respect to each Investment made pursuant to this Section 7.02(o) (each, a “Permitted JV”):
          (A) the Borrower or any other Loan Party shall own, directly or indirectly (including, without limitation, through a Permitted JV), at least 65% of the Equity Interests in such joint venture;
          (B) to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the Equity Interests in such joint venture owned by a Loan Party shall constitute Collateral and each applicable Loan Party shall have complied with the requirements of Section 6.11 with respect to such Equity Interests, within the times specified therein (for the avoidance of doubt, this clause (B) shall not override any provisions of the Collateral and Guarantee Requirement);
          (C) immediately after giving effect to such purchase or other acquisition, no more than 30% of the Borrower’s Consolidated EBITDA (calculated on a Pro Forma Basis and excluding minority interests in any Permitted JVs) shall be attributable to the Borrower’s Equity Interests in Permitted JVs and, satisfaction of such test shall be evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such satisfaction calculated in reasonable detail; and
          (D) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
          (p) advances of payroll payments to employees in the ordinary course of business;
          (q) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Borrower (or by any direct or indirect parent thereof);
          (r) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
          (s) Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
          (t) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;
          (u) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course;
          (v) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;
          (w) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (d)(v), (n) or (o) of this Section 7.02;

          (x) in the event the Borrower or a Restricted Subsidiary shall establish a Subsidiary for the purpose of, and to be engaging solely in the business of, insuring the healthcare businesses or facilities owned or operated by the Borrower, any Restricted Subsidiary or any physician employed by or on the medical staff of any such business or facility (the “Insurance Subsidiary”), Investments in an aggregate amount that does not exceed the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed, plus the amount of any reasonable, general corporate and overhead expense of such Insurance Subsidiary; provided that in the event that less then 100% of the Equity Interests of such Insurance Subsidiary is pledged to the Administrative Agent, such Insurance Subsidiary shall be wholly-owned by a special purpose Wholly Owned Domestic Subsidiary of the Borrower organized solely to hold such Equity Interests;
          (y) Investments in Health Choice required to be made under applicable laws, rules and regulations or pursuant to contractual obligations of the Borrower or a Subsidiary with the Arizona Health Care Cost Containment System as in effect on the Closing Date; and
          (z) Investments by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries in an aggregate amount at any time outstanding not to exceed $100,000,000.
          SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, provided that the Borrower may incur Indebtedness and any Guarantor may incur Indebtedness if (x) immediately before and after such incurrence, no Default shall have occurred and be continuing and (y) the Senior Secured Leverage Ratio for the Test Period immediately preceding such incurrence would be less than or equal to 3.00 to 1.00 (calculated on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred and the application of the proceeds therefrom had occurred on the first day of such Test Period). The limitations set forth in the immediately preceding sentence shall not apply to any of the following items:
          (a) Indebtedness of the Borrower and the Restricted Subsidiaries under the Loan Documents;
          (b) (i) Indebtedness existing on the date hereof; provided that any Indebtedness that is in excess of (x) $2,500,000 individually or (y) $12,500,000 in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this clause (b) that is not set forth on Schedule 7.03(b)) shall only be permitted under this clause (b) to the extent such Indebtedness is set forth on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof;
          (c) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of the Senior Subordinated Notes or any other Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
          (d) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to Holdings, the Borrower or any other Restricted Subsidiary, and Guarantees, in each case to the extent constituting an Investment permitted by Section 7.02;
          (e) (i) Attributable Indebtedness and other Indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred not later than two hundred and seventy (270) days after completion of the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f), (iii) Indebtedness arising under Capitalized Leases other than those in effect on the date hereof or entered into pursuant to sub-clauses (i) and (ii) of this clause (e); provided that the aggregate principal amount of Indebtedness at any time outstanding pursuant to this sub-clause (iii) shall not exceed the greater of $30,000,000 and 1.5% of Total Assets, in each case determined as of the date of incurrence and (iv) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i), (ii) and (iii);
          (f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks and not for speculative purposes and Guarantees thereof;
          (g) Indebtedness of the Borrower or any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition or (ii) incurred to finance a Permitted Acquisition, in each case, that is secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests) (and any Permitted Refinancing of the foregoing) and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (g) does not exceed the greater of $40,000,000 and 2.0% of Total Assets, in each case determined as of the date of incurrence;
          (h) (i) Indebtedness of the Borrower or any Restricted Subsidiary (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) incurred to finance a Permitted Acquisition and (ii) any Permitted Refinancing of the foregoing; provided, in each case that such Indebtedness and all Indebtedness resulting from any Permitted

Refinancing thereof (x) is unsecured or is subordinated to the Obligations on customary terms and (y) both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis, including giving Pro Forma Effect to the assumption or incurrence of such Indebtedness) shall not be greater than 4.00 to 1.00; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); provided further that notwithstanding anything contained in the Loan Documents to the contrary, (a) the only obligors with respect to any Indebtedness incurred pursuant to clause (A) of this paragraph or any Permitted Refinancing of Indebtedness in respect thereof shall be those Persons who were obligors with respect to such Indebtedness immediately prior to such Permitted Acquisition and (b) Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to this clause (h) in an aggregate principal amount at any time outstanding in excess of the greater of $40,000,000 and 2.0% of Total Assets, in each case determined as of the date of incurrence;
          (i) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;
          (j) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 7.06;
          (k) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;
          (l) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Acquisitions or any other Investment expressly permitted hereunder;
          (m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;
          (n) Indebtedness in an aggregate principal amount not to exceed the greater of $100,000,000 and 5.0% of Total Assets at any time outstanding, in each case determined as of the date of incurrence;
          (o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
          (p) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of Health Choice medical claims liability, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;
          (q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries, and obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
          (r) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any of the Restricted Subsidiaries;
          (s) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
          (t) Indebtedness in respect of the Senior Subordinated Notes (including any guarantees thereof), the exchange notes and the related exchange guarantees to be issued in exchange for the Senior Subordinated Notes pursuant to the registration rights agreement entered into in connection with the issuance of the Senior Subordinated Notes and any Permitted Refinancing thereof;
          (u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above and (v) through (x) below;
          (v) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

          (w) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; and
          (x) Indebtedness in respect of (i) Permitted Subordinated Notes to the extent the Net Cash Proceeds therefrom are, except as set forth in Section 7.12(a), immediately after the receipt thereof, offered to prepay the Term Loans in accordance with Section 2.05(b) and (ii) any Permitted Refinancing of the foregoing.
          For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (b) through (x) (other than clause (t)) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred on such date in reliance only on the exception in clause (a) of Section 7.03 and (ii) all Indebtedness outstanding under the Senior Subordinated Notes will be deemed to have been incurred on such date in reliance only on the exception of clause (t) of Section 7.03.
          In addition, and notwithstanding any provision to the contrary set forth in this Section 7.03 or otherwise in this Agreement, the aggregate outstanding principal amount of all Indebtedness (other than Indebtedness owed to the Borrower or any other Restricted Subsidiary) incurred by all Restricted Subsidiaries of the Borrower that are not Guarantors (including, without limitation, all Pledgors and Permitted JVs) shall not exceed $100,000,000 at any time outstanding.
          The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.
          SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
          (a) the Borrower may merge or consolidate with any Restricted Subsidiary (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger or consolidation does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia;

          (b) (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary of the Borrower that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders;
          (c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment or giving rise to the incurrence of Indebtedness, such Investment must be a permitted Investment in or such Indebtedness must be Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;
          (d) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;
          (e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person (i) in order to effect an Investment permitted pursuant to Section 7.02 or (ii) for any other purpose; provided that (A) the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11; and (B) in the case of subclause (ii) only, if (1) the merger or consolidation involves a Guarantor or a Pledgor and such Guarantor or Pledgor is not the surviving Person, the surviving Restricted Subsidiary shall expressly assume all the obligations of such Guarantor under this Agreement and the other Loan Documents to which the Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (2) the Senior Secured Leverage Ratio for the Test Period immediately preceding such merger or consolidation is less than or equal to 4.00 to 1.00 (calculated on a Pro Forma Basis); and
          (f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.
          SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
          (a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;
          (b) Dispositions of inventory and goods held for sale in the ordinary course of business and Dispositions of immaterial assets (including a failure to pursue or allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned in the ordinary course of business if, in the Borrower’s reasonable opinion, such failure to pursue, lapse or abandonment is desirable in the conduct of business of the Borrower or such Restricted Subsidiary);
          (c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);
          (d) Dispositions of property to Holdings, the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;
          (e) Dispositions permitted by Sections 7.02, 7.04 and 7.06 and Liens permitted by Section 7.01;
          (f) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date (taken together with the aggregate book value of all property Disposed of pursuant to

Section 7.05(j) and Section 7.05(r)(ii)(B)) shall not exceed the greater of $500,000,000 and 25.0% of Total Assets, in each case determined as of the date of Disposition;
          (g) Dispositions of Cash Equivalents and Investment Grade Securities;
          (h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license) with respect to real or personal property, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;
          (i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;
          (j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) (taken together with the aggregate fair market value of all property Disposed of pursuant to Section 7.05(f) and Section 7.05(r)(ii)(B)) shall not exceed the greater of $500,000,000 and 25.0% of Total Assets, in each case determined as of the date of Disposition, without the consent of the Required Lenders; (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $20,000,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l) and clauses (i) and (ii) of Section 7.01(r)); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any consideration received by the Borrower or such Restricted Subsidiary from such transferee that is converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $30,000,000 and 1.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

          (k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;
          (l) Dispositions of accounts receivable in connection with the collection or compromise thereof;
          (m) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
          (n) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 7.07; provided that (i) each such Disposition shall be for an amount at least equal to the fair market value thereof and (ii) any Net Cash Proceeds received in connection therewith are applied to repay the loans to the extent required under Section 2.05(b)(ii);
          (o) the unwinding of any Swap Contract;
          (p) any Disposition of Securitization Assets to a Securitization Subsidiary;
          (q) Hospital Swaps by the Borrower or any of its Restricted Subsidiaries with any Person that is not the Borrower or any of its Restricted Subsidiaries (any such Hospital Swap being herein referred to as a “Permitted Hospital Swap”), provided that:
          (A) if the Borrower or such Restricted Subsidiary gives one or more Hospitals in such Hospital Swap, such Person shall receive one or more Hospitals (in addition to any permitted cash consideration as provided below) in return;
          (B) the Borrower shall have delivered to the Administrative Agent a certificate of an Responsible Officer, in detail reasonably satisfactory to the Administrative Agent, demonstrating that upon giving effect to any such Hospital Swap on a Pro Forma Basis, the Borrower’s Consolidated EBITDA will be not less than 85% of its Consolidated EBITDA prior to such Hospital Swap;
          (C) such Hospital Swap shall not involve an exchange of Property (by the Borrower or such Restricted Subsidiary) that is not in the HMO Business for Property (of a third party) solely in the HMO Business or an exchange for Property (of a third party) that is not in a Permitted Business;

          (D) if the Borrower or such Restricted Subsidiary receives any cash consideration in connection with such Hospital Swap, such cash consideration shall not exceed 20% of the sum of the amount of such cash consideration and the fair market value of the Equity Interests or Property received by such Person in such Hospital Swap, unless the portion of such cash consideration which exceeds such 20% threshold is treated as proceeds of an Asset Sale;
          (E) if the Borrower or such Restricted Subsidiary gives any cash consideration in connection with such Hospital Swap, such cash consideration shall not exceed 20% of the sum of the amount of such cash consideration and the fair market value of Equity Interests or Property given by such Company in such Hospital Swap, unless such transaction would also satisfies the requirements of a Permitted Acquisition;
          (F) subject to the proviso at the end of this clause (q) and to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and any such newly created or acquired Wholly Owned Material Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Wholly Owned Material Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (F) shall not override any provisions of the Collateral and Guarantee Requirement);
          (G) subject to the proviso at the end of this clause (q), with respect to any Hospital Swap involving an exchange of Property (by the Borrower or such Restricted Subsidiary) that is not in the HMO Business for Property (of a third party) that is an “integrated system” including operations involved in the HMO Business, any Wholly Owned Subsidiary that is formed to effect, or is acquired pursuant to, any such exchange shall be a Guarantor and shall have complied with the requirements of Section 6.11; and
          (H) the Borrower and the Restricted Subsidiaries shall not be permitted to exchange, in the aggregate for all such Hospital Swaps, more than five (5) Hospitals;
provided, however, and notwithstanding any provision to the contrary in the foregoing clause (F) or clause (G) above, the Borrower may elect to designate any Restricted Subsidiary that is formed to effect, or is acquired pursuant to, a Permitted Hospital Swap as an Unrestricted Subsidiary and, if it so designates such Subsidiary, shall be deemed to have made an Investment in an amount equal to the fair market value of the Equity

Interests or Property (plus any applicable cash consideration paid and minus any applicable cash consideration received) given by the Borrower or the applicable Restricted Subsidiary in such Hospital Swap with respect to such Unrestricted Subsidiary pursuant to any of (as available and at the election of the Borrower) Section 7.02(d)(v), (n) or (z); and
          (r) the Borrower and its Restricted Subsidiaries may sell (including by the issuance of Equity Interests by the affected Subsidiary) Equity Interests in any of the Subsidiaries of the Borrower to Hospital Investment Program Participants in connection with the Hospital Investment Program so long as (i) such sale or issuance is effected in accordance with the definition of Hospital Investment Program and (ii)(A) the Net Cash Proceeds of such sale or issuance are applied to fund Capital Expenditures of such Subsidiary or (B) to the extent not so applied, the aggregate Net Cash Proceeds of all Equity Interests sold or issued in reliance on this clause (r)(ii)(B) (taken together with the aggregate fair market value of all property Disposed of pursuant to Section 7.05(f) and Section 7.05(j)) shall not exceed the greater of $500,000,000 and 25.0% of Total Assets, in each case determined as of the date of such sale or issuance;
provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(e), Section 7.05(i) and Section 7.05(l) and except for Dispositions from the Borrower or a Restricted Subsidiary to a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or a Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
          SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
          (a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to the other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Borrower and any of the other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);
          (b) (i) the Borrower may redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such new Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person; provided that after giving effect to any action pursuant to clause (i) and (ii) above, the same percentage of the outstanding and issued Equity Interests of the Borrower or the respective Restricted Subsidiary are pledged pursuant to the Collateral Documents as were so pledged immediately prior thereto;
          (c) so long as no Event of Default or payment Default shall have occurred and be continuing or would result therefrom, the Borrower and the Restricted Subsidiaries may repurchase or redeem (i) Equity Interests of Subsidiaries sold or issued in connection with the Hospital Investment Program and (ii) Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;
          (d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.03, 7.04, 7.05 or 7.08;
          (e) repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
          (f) so long as no Event of Default has occurred and is continuing at such time, the Borrower may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower (or of any such direct or indirect parent of the Borrower) by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries;
          (g) the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings:
          (i) the proceeds of which will be used to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) the tax liability to each foreign, federal, state or local jurisdiction in respect of consolidated, combined, unitary or affiliated returns for such jurisdiction of

 Holdings (or such direct or indirect parent) attributable to the Borrower or its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately;
          (ii) the proceeds of which shall be used to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) operating costs and expenses incurred in the ordinary course of business, and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses incurred to third parties) that are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;
          (iii) the proceeds of which shall be used to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) franchise and excise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;
          (iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11;
          (v) the proceeds of which shall be used to pay costs, fees and expenses (other than to Affiliates) related to any equity or debt offering permitted by this Agreement (whether or not successful); and
          (vi) the proceeds of which shall be used to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;
          (h) the Borrower or any of the Restricted Subsidiaries may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

          (i) so long as no Event of Default under Section 8.01(a) or Section 8.01(f) has occurred and is continuing at such time, the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default had occurred and was continuing;
          (j) the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8;
          (k) payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;
          (l) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount, together with the aggregate amount of loans and advances to Holdings or any direct or indirect parent of Holdings made pursuant to Section 7.02(m)(iii) in lieu of Restricted Payments permitted by this clause (l), not to exceed the Available Amount at such time; and
          (m) so long as no Event of Default or payment Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings (i) in respect of the Holdings Loans, on or after the fifth anniversary of the Closing Date and (ii) with respect to any Qualified Holding Company Debt issued after the Closing Date, on or after the fifth anniversary of the applicable issuance date thereof, in each case so long as the proceeds thereof are promptly applied to fund AHYDO “catch-up” payments on the Holdings Loans or any such Qualified Holding Company Debt or any cash interest payments payable thereafter.
          SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.
          SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

          (a) transactions between or among Holdings, the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction,
          (b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,
          (c) the Transaction and the payment of fees and expenses related to the Transaction,
          (d) the payment of management and monitoring fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the date hereof and any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the date hereof and related indemnities and reasonable expenses,
          (e) Investments permitted under Section 7.02,
          (f) loans, advances and other transactions between or among the Borrower and one or more of its Subsidiaries or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or a Restricted Subsidiary but for such investment) to the extent permitted by this Article VII,
          (g) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements,
          (h) payments by the Borrower (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such direct or indirect parent thereof) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,
          (i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,

          (j) any agreement, instrument or arrangement as in effect as of the Closing Date and involving aggregate consideration in excess of $2,500,000 individually or $12,500,000 in the aggregate, set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the Borrower),
          (k) Restricted Payments permitted under Section 7.06,
          (l) customary payments by the Borrower and any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures),
          (m) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08,
          (n) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party,
          (o) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof,
          (p) investments by the Sponsors in securities of the Borrower or any of the Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities,
          (q) payments to or from, and transactions with, any joint venture in the ordinary course of business,
          (r) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing, and

          (s)payments of premiums to the Insurance Subsidiary and other transactions with the Insurance Subsidiary reasonably related to its business.
          SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:
          (i)(x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extensi on or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation with respect to matters subject to this Section 7.09,
          (ii)are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14,
          (iii)represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03,
          (iv)arise in connection with any Lien permitted by Section 7.01(s) or any Disposition permitted by Section 7.05,
          (v)are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,
          (vi)are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof,

          (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,
          (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), 7.03(g), 7.03(h), 7.03(n), 7.03(r), 7.03(t) or 7.03(u) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) or 7.03(h) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness,
          (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary,
          (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,
          (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,
          (xii) are contained in the Senior Subordinated Notes Indenture, or
          (xiii) are permitted under Section 7.01 in connection with cash or other deposits.
     SECTION 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.
     SECTION 7.11. Accounting Changes. Make any change in fiscal year except upon written notice to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
     SECTION 7.12. Prepayments, Etc. of Indebtedness.
     (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) the Senior Subordinated Notes or any Permitted Subordinated Notes (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing, to the extent not required to prepay any Term Loans pursuant to Section 2.05(b) or the prepayment thereof with Declined Retained Proceeds, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of

its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary or the prepayment of any Permitted Subordinated Notes issued by the Borrower or any Restricted Subsidiary to Holdings, the Borrower or any Restricted Subsidiary and the prepayment of any Junior Financing with the proceeds of any other Junior Financing, (iv) so long as no Event of Default shall have occurred and be continuing or would result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financing prior to scheduled maturity in an aggregate amount not to exceed the Available Amount at such time and (v) any prepayment, redemption, purchase or defeasance if the Senior Secured Leverage Ratio (after giving effect to such prepayment, redemption, purchase or defeasance on a Pro Forma Basis) is not greater than 1.75 to 1.00.
     (b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation or the Senior Subordinated Notes Indenture without the consent of the Arrangers.
     SECTION 7.13. Equity Interests of Certain Restricted Subsidiaries. Permit any Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary to become a non-Wholly Owned Subsidiary, except (i) to the extent such Restricted Subsidiary continues to be a Guarantor or becomes a Pledgor hereunder, (ii) in connection with a Disposition of all or substantially all of the assets or all of the Equity Interests of such Restricted Subsidiary permitted by Section 7.05, (iii) as a result of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14, (iv) as a result of an Investment in any Person permitted under Section 7.02 or (v) dispositions of Equity Interests in such Restricted Subsidiary permitted by Section 7.05.
     SECTION 7.14. Holdings. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the Holdings Loans, the Senior Subordinated Notes, any Permitted Subordinated Notes or any Qualified Holding Company Debt, (iv) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings, (viii) providing indemnification to officers and directors and (ix) conducting, transacting or otherwise engaging in any business or operations of the type it conducts, transacts or engages in on the Closing Date.

ARTICLE VIII
Events of Default and Remedies
              SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (k) of this Section 8.01 shall constitute an “Event of Default”:
          (a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
          (b) Specific Covenants. The Borrower or, in the case of Section 7.14, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; or
          (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or
          (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or
          (e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of such Swap Agreements), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that such failure is unremedied and is not waived by the holders of such Indebtedness; provided further that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or
          (f) Insolvency Proceedings, Etc. Holdings, the Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
          (g) Judgments. There is entered against any Loan Party or any Specified Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
          (h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of Holdings, the Borrower or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect or (ii) Holdings, the Borrower or their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect; or
          (i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or
          (j) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing with an aggregate principal amount of not less than the Threshold Amount or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing with an aggregate principal amount of not less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or
          (k) Change of Control. There occurs any Change of Control.
              SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions:
          (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
          (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
          (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

              SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
          Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Credit Loans and Revolving L/C Borrowings, ratably among the Revolving Credit Lenders in proportion to the respective amounts described in this clause Third payable to them;
          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans and Revolving L/C Borrowings, ratably among the Revolving Credit Lenders in proportion to the respective amounts described in this clause Fourth held by them;
          Fifth, to the Administrative Agent for the account of the Revolving L/C Issuers, to Cash Collateralize that portion of Revolving L/C Obligations comprised of the aggregate undrawn amount of Revolving Letters of Credit;
          Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, the Synthetic L/C Loans and Synthetic L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth payable to them;
          Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, the Synthetic L/C Loans and Synthetic L/C Borrowings, the Swap Termination Value under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Seventh held by them;
          Eighth, to the Administrative Agent for the account of the Synthetic L/C Issuers, to Cash Collateralize that portion of Synthetic L/C Obligations comprised of the aggregate undrawn amount of Synthetic Letters of Credit;

          Ninth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clauses Fifth and Ninth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.
              SECTION 8.04. Replacement of Revolving Credit Lenders under Certain Circumstances.
              (a) Any of the Term Lenders or the Synthetic L/C Lenders (each an “Eligible Purchaser”) shall have the right to purchase by way of assignment, at any time during the exercise period described in Section 8.04(c) below, all, but not less than all, of the outstanding Revolving Credit Loans and Revolving Credit Commitments of the Revolving Credit Lenders including all principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of such Obligations outstanding at the time of purchase. Upon receipt of a notice in accordance with Section 8.04(b) from an Eligible Purchaser, the Administrative Agent will promptly notify each other Term Lender and Synthetic L/C Lender of the contents of such notice. Each such Lender may elect to participate in such purchase of the outstanding loans and commitments of the Revolving Credit Lenders by providing written notice to the Administrative Agent no later than 5:00 p.m. (New York time) three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such purchase. Unless otherwise agreed to by the Eligible Purchasers, the obligations to be purchased shall be allocated among the participating Eligible Purchasers ratably on the basis of the relative amount of the sum of each participating Eligible Purchaser’s (a) Total Outstandings, (b) aggregate unused Term Commitments and (c) aggregate Unused Synthetic L/C Commitments. Any purchase pursuant to this Section 8.04(a) shall be made as follows:
              (i) for a purchase price equal to the sum of (A) in the case of all Credit Extensions that constitute outstanding Revolving Credit Loans and Revolving Credit Commitments of the Revolving Credit Lenders (including Unreimbursed Amounts drawn in respect of Revolving Letters of Credit, but excluding the undrawn amount of then outstanding Revolving Letters of Credit), 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase (including any acceleration prepayment penalties or premiums), plus (B) all accrued and unpaid fees, expenses, indemnities and other amounts through the date of purchase.

              (ii) with the purchase price described in preceding clause (a)(i) payable in cash on the date of purchase;
              (iii) with all amounts payable to the various Revolving Credit Lenders in respect of the assignments described above to be distributed to them by the Administrative Agent in accordance with their respective holdings; and
              (iv) with such purchase to be made pursuant to an Assignment and Assumption; it being understood and agreed that the Revolving Credit Lender shall retain all rights to indemnification as provided in the relevant Loan Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 8.04.
              (b) The right to exercise the purchase option described in Section 8.04(a) above shall be exercisable and legally enforceable upon at least ten (10) Business Days’ prior written notice of exercise (which notice, once given, shall be irrevocable and fully binding on the respective Eligible Purchaser or Eligible Purchasers) given to the Administrative Agent by an Eligible Purchaser. Neither the Administrative Agent nor any Revolving Credit Lender shall have any disclosure obligation to any Eligible Purchaser in connection with any exercise of such purchase option.
              (c) The right to purchase the outstanding Revolving Credit Loans and Revolving Credit Commitments of the Revolving Credit Lenders as described in this Section 8.04 may be exercised (by giving the irrevocable written notice described in preceding clause (b)) during each of the periods that (1) begins on the date first to occur of (x) the exercise of remedies provided for in Section 8.02 (or upon the Loans automatically becoming immediately due and payable and the L/C Obligations having automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), (y) the occurrence of the final maturity of the Loans under this Agreement or (z) the occurrence of an Event of Default pursuant to Section 8.01(f) and (2) ends on the 60th day after the start of the applicable period described above.
              (d) The obligations of the Revolving Credit Lenders to sell their respective loans and commitments under this Section 8.04 are several and not joint and several. To the extent any Revolving Credit Lender (a “Defaulting Creditor”) breaches its obligation to sell its loans and commitments under this Section 8.04, nothing in this Section 8.04 shall be deemed to require the Administrative Agent or any other Revolving Credit Lender to purchase such Defaulting Creditor’s Revolving Credit Loans and Revolving Credit Commitments for resale to the participating Eligible Purchasers and in all cases, the Administrative Agent and each Revolving Credit Lender complying with the terms of this Section 8.04 shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor.
              (e) Each Loan Party irrevocably consents to any assignment effected to one or more Eligible Purchasers pursuant to this Section 8.04 for purposes of all Loan Documents and hereby agrees that no further consent from such Loan Party shall be required.

ARTICLE IX
Administrative Agent and Other Agents
              SECTION 9.01. Appointment and Authorization of Agents.
              (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The provisions of this Article IX (other than Section 9.09) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
              (b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
              (c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.
              (d) The Administrative Agent shall also act as the deposit account agent for the Synthetic L/C Issuer and the Synthetic L/C Lenders, and each of the Synthetic L/C Lenders (in its capacities as a Lender and Synthetic L/C Issuer (if applicable)) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of and to take such actions on its behalf and to exercise such powers and discretion as are reasonably incidental thereto.
              SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
              SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party, any Guarantor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other

Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
              SECTION 9.04. Reliance by Agents.
              (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.
              (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
              SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
              SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
              SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
              SECTION 9.08. Agents in their Individual Capacities. Each Agent and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties, the Guarantors and their respective Affiliates as though such Agent were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each Agent or its respective Affiliates may receive information regarding any Loan Party, any Guarantor or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party, such Guarantor or such Affiliate) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include each Agent in its individual capacity.
              SECTION 9.09. Resignation of Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.09). After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
              Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer effectively to assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
              SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(g) and (h), 2.09 and 10.04) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
              Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
              SECTION 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree:
          (a) that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit and any other obligation (including a guarantee that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clauses (c)(i) or (c)(iv) below or (v) in the case of any Pledgor, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder;
          (b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);
          (c) that any Guarantor shall be automatically released from its obligations under the Guaranty if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder, (ii) in the case of any Wholly Owned Subsidiary, such Person ceases to be a Wholly Owned Subsidiary but continues to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that such Person shall become a Pledgor hereunder, (iii) in the case of any Guarantor that is a non-Wholly Owned Subsidiary, upon notice from the Borrower to the Administrative Agent that such Subsidiary shall become a Pledgor hereunder or (iv) in the case of Holdings, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Subordinated Notes or any other Junior Financing; and
          (d) if any Guarantor or Pledgor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), (i) such Subsidiary shall be automatically released from its obligations under any Guaranty and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall be automatically released; provided that in each case no such release shall occur if such Subsidiary continues to be a guarantor in respect of the Senior Subordinated Notes or any other Junior Financing.
              Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.
              SECTION 9.12. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent”, “joint book manager” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
              SECTION 9.13. Appointment of Supplemental Administrative Agents.
              (a) It is the intent of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-

agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
              (b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.
              (c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X
Miscellaneous
              SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:
          (a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
          (b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;
          (c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Senior Secured Leverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
          (d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.05(b)(v)(Y), 2.06(c), 2.13 or 8.03 without the written consent of each Lender affected thereby;
          (e) (i) without the written consent of each Lender, release all or substantially all of the Collateral in any transaction or series of related transactions other than in a transaction permitted under Section 7.04 or Section 7.05 or (ii) without the written consent of the Majority Revolving Credit Lenders, (A) engage in any transaction or series of related transactions that would reduce the Total Assets to less than $800,000,000, (B) waive or amend Section 7.05(j)(ii) or (C) waive or amend this Section 10.01(e)(ii);

          (f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender; or
          (g) waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility, the Synthetic L/C Facility or the Delayed Draw Term Loan Facility without the written consent of the Lenders holding more than 50% of the aggregate Outstanding Amount of all Loans and all L/C Obligations and the aggregate unused Commitments under such Facility;
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each Revolving L/C Issuer or Synthetic L/C Issuer, as the case may be, in addition to the Lenders required above, affect the rights or duties of a Revolving L/C Issuer or Synthetic L/C Issuer, as the case may be, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of Lenders holding more than 50% of any Class of Commitments shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes. Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 10.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents, the L/C Issuers and all future holders of the Loans and Commitments. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
              Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans and the Synthetic L/C Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

              In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Rate for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans), (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing and (e) to the extent that a Replacement Term Loan refinances a Refinanced Term Loan held by the maker of such Replacement Term Loan, such Replacement Term Loan shall be deemed to be a modification of such Refinanced Term Loan on the terms of such Replacement Term Loan and not a new or separate indebtedness.
              In addition, notwithstanding the foregoing, the consent of a Lender to an amendment (or amendment and restatement) of this Agreement shall not be required if, upon giving effect to such amendment (or amendment and restatement), such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such amendment or amendment and restatement), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
              Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
              SECTION 10.02. Notices and Other Communications; Facsimile Copies.

              (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
          (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
              (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.
              (c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) reasonably believed by them to have been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.

All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
              (d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Persons have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Agent-Related Person or of any affiliate, director, officer, employee, counsel, agent, trustee or advisors of such Agent-Related Person or (y) a material breach of any obligations under this Agreement by such Agent-Related Person or of any affiliate, director, officer, employee, counsel, agent, trustee or advisors of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, consequential or punitive damages (as opposed to direct or actual damages).
              SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
              SECTION 10.04. Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Arrangers for all reasonable and documented out of pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Moore &

Van Allen PLLC, and (b) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.
              SECTION 10.05. Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, each Lender, the Arrangers and their respective Affiliates, partners, directors, officers, employees, agents, trustees or advisors (collectively the "Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, including the Administrative Agent’s performance of duties under Section 2.11, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, agent, trustee or advisors of such Indemnitee or (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent, trustee or advisors of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within 20 Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
              SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
              SECTION 10.07. Successors and Assigns.
              (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

              (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (which, in the case of an assignment of any portion of a Synthetic L/C Commitment, must include an assignment of an equal portion of such Lender’s interest in its Credit-Linked Deposit, the Synthetic L/C Loans and participations in Synthetic L/C Obligations) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that the Borrower shall have the right to withhold its consent if the Borrower would be required to obtain the consent of, or make a filing or registration with, a Governmental Agency) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing, any Assignee;
          (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or the Synthetic L/C Facility to another Lender, an Affiliate of a Lender or an Approved Fund;
          (C) each Principal L/C Issuer at the time of such assignment, provided that no consent of the Principal L/C Issuers shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent; and
          (D) in the case of any assignment of any of the Revolving Credit Facility, the Swing Line Lender.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than a principal amount of $5,000,000 (in the case of the Revolving Credit Facility) or a principal amount of $1,000,000 (in the case of a Term Loan or the Synthetic L/C Facility) unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing and (2) concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible

Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
          (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;
          (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
          (D) the Assignee shall comply with Section 3.01(b) and (c) or Section 3.01(e), as applicable.
              This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
              (c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).
              (d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumed correct, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
              (e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a "Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01(a) and (g) (subject to the requirements of Section 3.01(b) and (c) or Section 3.01(e), as applicable), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount of each Participant’s interest in the Loans held by it (the “Participant Register”). Entries in the Participant Register shall be presumed correct, absent manifest error.
              (f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
              (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
              (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an

“SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
              (i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
              (j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C

Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).
              (k) In the case of any assignment pursuant to paragraph (b) above by a Synthetic L/C Lender, the Credit-Linked Deposit of the assignor Synthetic L/C Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with this Agreement to satisfy such assignee’s obligations in respect of the Synthetic L/C Exposure.
              SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.
              SECTION 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of Holdings. Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.
              SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the amount collectible at the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the amount collectible at the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the amount collectible at the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
              SECTION 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.
              SECTION 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.
              SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
              SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
              SECTION 10.15. GOVERNING LAW.
              (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
              (b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH

STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.
              SECTION 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
              SECTION 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and Holdings and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.
              SECTION 10.18. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

              SECTION 10.19. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.
              SECTION 10.20. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and, each Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

IASIS HEALTHCARE LLC, as Borrower,

By:	/s/ W. Carl Whitmer

	Name:	W. Carl Whitmer
	Title:	Chief Financial Officer

IASIS HEALTHCARE CORPORATION, as Holdings,

By:	/s/ John M. Doyle

	Name:	John M. Doyle
	Title:	Chief Accounting Officer
[IASIS Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kevin L. Ahart

	Name:	Kevin L. Ahart
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., as Swing Line Lender,
Revolving L/C Issuer, Synthetic L/C Issuer and
as a Lender,

By:	John A. Fulton

	Name:	John A. Fulton
	Title:	Vice President
[IASIS Credit Agreement]

LENDER:	Citicorp North America, Inc. [Insert Lender Name Above]

	By:	/s/ Blake Gronich

		Name:	Blake Gronich
		Title:	Vice President

AMENDED AND RESTATED CREDIT AGREEMENT
IASIS HEALTHCARE LLC
APRIL 2007

LENDER:	Lehman Brothers Commercial Bank [Insert Lender Name Above]

	By:	/s/ Brian McNany

		Name:	Brian McNany
		Title:	Authorized Signatory

AMENDED AND RESTATED CREDIT AGREEMENT
IASIS HEALTHCARE LLC
APRIL 2007

LENDER:	MERRILL LYNCH CAPITAL CORPORATION

	By:	/s/ Michael E. O’Brien

		Name:	Michael E. O’Brien
		Title:	Vice President

AMENDED AND RESTATED CREDIT AGREEMENT
IASIS HEALTHCARE LLC
APRIL 2007

LENDER:	LASALLE BANK NATIONAL ASSOCIATION

	By:	/s/ Sophia Taylor

		Name:	Sophia Taylor
		Title:	First Vice President

AMENDED AND RESTATED CREDIT AGREEMENT
IASIS HEALTHCARE LLC
APRIL 2007

LENDER:	GENERAL ELECTRIC CAPITAL CORPORATION

	By:	/s/ Peter B. Zone

		Name:	Peter B. Zone
		Title:	Duly Authorized Signatory

AMENDED AND RESTATED CREDIT AGREEMENT
IASIS HEALTHCARE LLC
APRIL 2007

LENDER:	CAPITAL SOURCE FINANCE LLC

	By:	/s/ Patrick L. Coffey

		Name:	Patrick L. Coffey
		Title:	Director — Healthcare & Specialty Finance

AMENDED AND RESTATED CREDIT AGREEMENT
IASIS HEALTHCARE LLC
APRIL 2007

LENDER:	THE FOOTHILL GROUP, INC.

	By:	/s/ Richard Bohannon

		Name:	Richard Bohannon
		Title:	Senior Vice President

AMENDED AND RESTATED CREDIT AGREEMENT
IASIS HEALTHCARE LLC
APRIL 2007

LENDER:	Fifth Third Bank

	By:	/s/ John Stringfield

		Name:	John Stringfield
		Title:	Vice President

AMENDED AND RESTATED CREDIT AGREEMENT
IASIS HEALTHCARE LLC
APRIL 2007

EXHIBIT A
FORM OF
COMMITTED LOAN NOTICE
To: Bank of America, N.A., as Administrative Agent
[Date]
     Ladies and Gentlemen:
          Reference is made to the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IASIS Healthcare LLC (the “Borrower”), IASIS Healthcare Corporation, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement, that it hereby requests (select one):
❑	A Borrowing of new Loans

❑	A conversion of Loans

❑	A continuation of Loans
to be made on the terms set forth below:

(A)	Class of Borrowing[1]

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

(C)	Principal amount

(D)	Type of Loan[2]

(E)	Interest Period[3]

[1]	Revolving Credit, Synthetic L/C Loan, Initial Term Loan or Delayed Draw Term Loan.

[2]	Specify LIBOR or Base Rate.

          The undersigned hereby certifies that the following statements will be true on the date of the proposed borrowing:
          (a) The representations and warranties of the Borrower contained in Article V of the Credit Agreement will be true and correct in all material respects; provided that to the extent that such representations and warranties specifically refer to an earlier date, they will be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language will be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
          (b) No Default will exist or would result from the borrowing of the Loans or from the application of the proceeds thereof.
          (c) To the extent the Senior Subordinated Notes Indenture is in effect at the time of such borrowing, such borrowing would be permitted by the terms of the Senior Subordinated Notes Indenture.

[3]	Applicable for LIBOR Borrowings/Loans only.

2

IASIS HEALTHCARE LLC
By:
Name:
Title:

3

EXHIBIT B
FORM OF
SWING LINE LOAN NOTICE
To: Bank of America, N.A., as Administrative Agent
[Date]
Ladies and Gentlemen:
          Reference is made to the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IASIS Healthcare LLC (the “Borrower”), IASIS Healthcare Corporation, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that the Borrower requests a Swing Line Borrowing under the Credit Agreement with the terms set forth below:

(A)	Principal Amount to be Borrowed[1]

(B)	Date of Borrowing (which is a Business Day)

          The above request has been made to the Swing Line Lender and the Administrative Agent by telephone at [                      ].

[1]	Shall be a minimum of $100,000.

IASIS HEALTHCARE LLC
By:
Name:
Title:

2

EXHIBIT C-1
LENDER: [•]
PRINCIPAL AMOUNT: $[•]
FORM OF
INITIAL TERM NOTE
New York, New York
[Date]
          FOR VALUE RECEIVED, the undersigned, IASIS HEALTHCARE LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, IASIS Healthcare Corporation, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to the Initial Term Loan made by the Lender to the Borrower pursuant to Section 2.01(a)(i) of the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of the Initial Term Loan made by the Lender to the Borrower pursuant to the Credit Agreement.
          The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.
          The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
          All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

          Upon the occurrence and continuation of one or more of the Events of Default specified in Section 8.01 of the Credit Agreement, all amounts then remaining unpaid under this Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.
          This note is one of the Initial Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

2

IASIS HEALTHCARE LLC
By:
Name:
Title:

3

LOANS AND PAYMENTS

Name of
Person
			Payments of	Principal	Making the
Date	Amount of Loan	Maturity Date	Principal/Interest	Balance of Note	Notation

4

EXHIBIT C-2
LENDER: [•]
PRINCIPAL AMOUNT: $[•]
FORM OF
DELAYED DRAW TERM NOTE
New York, New York
[Date]
          FOR VALUE RECEIVED, the undersigned, IASIS HEALTHCARE LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, IASIS Healthcare Corporation, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to all Delayed Draw Term Loans made by the Lender to the Borrower pursuant to Section 2.01(a)(ii) of the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Delayed Draw Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.
          The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.
          The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
          All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

2

          Upon the occurrence and continuation of one or more of the Events of Default specified in Section 8.01 of the Credit Agreement, all amounts then remaining unpaid under this Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.
          This note is one of the Delayed Draw Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
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IASIS HEALTHCARE LLC
By:
Name:
Title:

LOANS AND PAYMENTS

Name of
Person
			Payments of	Principal	Making the
Date	Amount of Loan	Maturity Date	Principal/Interest	Balance of Note	Notation

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EXHIBIT C-3
LENDER: [•] PRINCIPAL AMOUNT: $
FORM OF
REVOLVING CREDIT NOTE
New York, New York
[Date]
          FOR VALUE RECEIVED, the undersigned, IASIS HEALTHCARE LLC, a Delaware limited liability company (the “Borrower”), hereby severally promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, IASIS Healthcare Corporation, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement in lawful money of the United States of America.
          The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.
          The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
          All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

          Upon the occurrence and continuation of one or more of the Events of Default specified in Section 8.01 of the Credit Agreement, all amounts then remaining unpaid under this Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.
          This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
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2

IASIS HEALTHCARE LLC
By:
Name:
Title:

3

LOANS AND PAYMENTS

Name of
Person
			Payments of	Principal	Making the
Date	Amount of Loan	Maturity Date	Principal/Interest	Balance of Note	Notation

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EXHIBIT C-4
LENDER: [•]
FORM OF
SYNTHETIC L/C NOTE
New York, New York
[Date]
          FOR VALUE RECEIVED, the undersigned, IASIS HEALTHCARE LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, IASIS Healthcare Corporation, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to all Synthetic L/C Loans made by the Lender to the Borrower pursuant to Section 2.03(c) of the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Synthetic L/C Loans made by the Lender to the Borrower pursuant to the Credit Agreement.
          The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.
          The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
          All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

          Upon the occurrence and continuation of one or more of the Events of Default specified in Section 8.01 of the Credit Agreement, all amounts then remaining unpaid under this Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.
          This note is one of the Synthetic L/C Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
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IASIS HEALTHCARE LLC
By:
Name:
Title:

3

LOANS AND PAYMENTS

Name of
Person
			Payments of	Principal	Making the
Date	Amount of Loan	Maturity Date	Principal/Interest	Balance of Note	Notation

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EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE
          Reference is made to the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IASIS Healthcare LLC (the “Borrower”), IASIS Healthcare Corporation, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:
[1.	Pursuant to Section 6.01(a) of the Credit Agreement, the Borrower has delivered to the Administrative Agent the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of [insert fiscal year], and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or other independent registered public accounting firm of nationally recognized standing, prepared in accordance with generally accepted auditing standards.

2.	Attached hereto as Exhibit A is a description of each event, condition or circumstance during the last fiscal quarter covered by this Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement.

3.	Attached hereto as Exhibit B is a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of this Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list delivered to the Administrative Agent.]

[1.	Pursuant to Section 6.01(b) of the Credit Agreement, the Borrower has delivered to the Administrative Agent (A) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of [insert fiscal quarter], and the related (i) consolidated statements of operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year in reasonable detail and

(B)	a certification by a Responsible Officer of the Borrower that such financial statements fairly present in all material respects the financial condition, results of operations, members’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to changes resulting from normal year-end audit adjustments and subject to the absence of footnotes.]
[4.][2.]	To my knowledge, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, at no time during the period between [ ] and [ ] (the “Certificate Period”) did a Default or an Event of Default exist. [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]
          IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this ___day of ___.

IASIS HEALTHCARE LLC
By:
Name:
Title:

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EXHIBIT E
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities 5 ) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[5]	Include all applicable subfacilities.

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thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [ the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): IASIS Healthcare LLC

4.	Administrative Agent: Banc of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of April 27, 2007, among IASIS Healthcare LLC (the “Borrower”), IASIS Healthcare Corporation, Bank of America, N.A., as administrative agent, Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto.

6.	Assigned Interest:

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		Aggregate	Amount of	Percentage
		Amount of	Commitment/	Assigned of
		Commitment/Loans	Loans	Commitment/	CUSIP
Assignor[s][6]	Assignee[s][7]	for all Lenders[8]	Assigned	Loans[9]	Number
		$	$	%
		$	$	%
		$	$	%
[7. Trade Date:                     ]10
Effective Date:                     , 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

[6]	List each Assignor, as appropriate.

[7]	List each Assignee, as appropriate.

[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

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ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]11 Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

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IASIS	HEALTHCARE LLC

By:
Name:
Title: [12]

[12]	No consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) of the Credit Agreement has occurred and is continuing, any Assignee.

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Annex I
CREDIT AGREEMENT1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of Holdings, the Borrower, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by Holdings, the Borrower, or any of their Subsidiaries or Affiliates or any other Person of any of their obligations under the Credit Agreement.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decisions to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to

[1]	Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IASIS Healthcare LLC (the “Borrower”), IASIS Healthcare Corporation, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

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EXHIBIT F
FORM OF
GUARANTY

Execution Copy

GUARANTY
dated as of
April 27, 2007
among
IASIS HEALTHCARE CORPORATION,
as Holdings
CERTAIN SUBSIDIARIES OF IASIS HEALTHCARE LLC
IDENTIFIED HEREIN
and
BANK OF AMERICA, N.A.,
as Administrative Agent

i

     GUARANTY dated as of April 27, 2007, among IASIS HEALTHCARE CORPORATION, a Delaware corporation (“Holdings”), certain Subsidiaries of IASIS HEALTHCARE LLC, a Delaware limited liability company (the “Borrower”), from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent (as defined below).
     Reference is made to the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, Bank of America, N.A., as Administrative Agent, Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings and the Subsidiaries party hereto are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto make the following representations and warranties to the Administrative Agent for the benefit of the Secured Parties and hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.
          (b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.
          SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent and collateral agent.
          “Agreement” means this Guaranty.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.
          “Claiming Party” has the meaning assigned to such term in Section 3.02.
          “Contributing Party” has the meaning assigned to such term in Section 3.02.

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          “Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
          “Guarantor” means each Guarantor, as defined in the Credit Agreement and each party that becomes a party to this Agreement after the Closing Date.
          “Guaranty Parties” means, collectively, the Borrower and each Guarantor, and “Guaranty Party” means any one of them.
          “Guaranty Supplement” means an instrument in the form of Exhibit I hereto.
          “Holdings” has the meaning assigned to such term in the preliminary statement of this Agreement.
          “Loan Documents” means (a) each Loan Document as defined under the Credit Agreement, (b) each Secured Hedge Agreement entered into with a Hedge Bank and (c) each agreement governing Cash Management Services entered into with a Cash Management Bank.
ARTICLE II
GUARANTY
          SECTION 2.01. Guaranty. Each Guarantor irrevocably, absolutely and unconditionally guaranties, jointly with the other Guarantors and severally, the due and punctual payment of the Obligations, in each case, whether such Obligations are now existing or hereafter incurred under, arising out of any Loan Document whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or with any other Loan Documents. Each of the Guarantors further agrees that the Obligations may be extended, increased or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guaranty notwithstanding any extension, increase or renewal, in whole or in part, of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to any Guaranty Party of any of the Obligations, and also waives notice of acceptance of its guaranty and notice of protest for nonpayment.
          SECTION 2.02. Guaranty of Payment. Each of the Guarantors further agrees that its guaranty hereunder constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other Person.
          SECTION 2.03. No Limitations. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.09, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity or unenforceability of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder

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shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all in accordance with the Security Agreement and other Loan Documents and all without affecting the obligations of any Guarantor hereunder.
          (b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Guaranty Party or the unenforceability of the Obligations, or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranty Party, other than the indefeasible payment in full in cash of all the Obligations. The Administrative Agent and the other Secured Parties may, in accordance with the terms of the Collateral Documents and at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Guaranty Party or exercise any other right or remedy available to them against any Guaranty Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Guaranty Party, as the case may be, or any security.
          SECTION 2.04. Reinstatement. Each of the Guarantors agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation, is rescinded, invalidated or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Guaranty Party or otherwise.
          SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Guaranty Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for

3

distribution to the Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against any Guaranty Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III herein.
          SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Guaranty Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
ARTICLE III
INDEMNITY, SUBROGATION AND SUBORDINATION
          SECTION 3.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03), the Borrower agrees that in the event a payment of an obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.
          SECTION 3.02. Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 4.10, the date of the Guaranty Supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment. Each Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive, to the fullest extent permitted by applicable law, its contribution right against any other Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Lenders.
          SECTION 3.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations; provided that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to

4

the irrevocable payment in full of the Obligations, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied against the Obligations, whether matured or unmatured, in connection with Section 8.03 of the Credit Agreement. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.
ARTICLE IV
MISCELLANEOUS
          SECTION 4.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.
          SECTION 4.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guaranty Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Guaranty Party in any case shall entitle any Guaranty Party to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guaranty Party or Guaranty Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.
          SECTION 4.03. Counterparts; Effectiveness; Successors and Assigns; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a one and the same instrument. Delivery by telecopier or electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed

5

counterpart of this Agreement. The Agents may also require that any such documents and signatures delivered by telecopier or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or electronic transmission. This Agreement shall become effective as to any Guaranty Party when a counterpart hereof executed on behalf of such Guaranty Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guaranty Party and the Administrative Agent and their respective successors and assigns permitted thereby, and shall inure to the benefit of such Guaranty Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns permitted thereby, except that no Guaranty Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the other Loan Documents. This Agreement shall be construed as a separate agreement with respect to each Guaranty Party and may be amended, modified, supplemented, waived or released with respect to any Guaranty Party without the approval of any other Guaranty Party and without affecting the obligations of any other Guaranty Party hereunder.
     SECTION 4.04. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 4.05. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of Holdings. Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights

6

of the Administrative Agent, each Lender and each L/C Issuer under this Section 4.05 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.
          SECTION 4.06. Governing Law; Jurisdiction; Venue; WAIVER OF JURY TRIAL
          (a) The terms of Section 10.15 and 10.16 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
          (b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 4.07. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 4.08. Guaranty Absolute. To the fullest extent permitted by applicable law, all rights of the Administrative Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guaranty securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Obligations or this Agreement.
          SECTION 4.09. Termination or Release. (a) This Agreement and the Guaranties made herein shall terminate with respect to all Obligations when all the outstanding Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the Outstanding Amount of L/C Obligations have been either reduced to zero or Cash Collateralized and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.
          (b) A Guarantor shall automatically be released from its obligations hereunder as provided in Section 9.11 of the Credit Agreement.
          (c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 4.09, the Administrative Agent shall execute and deliver to any Guarantor, at

7

such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release, in each case in accordance with the terms of Section 9.11 of the Credit Agreement. Any execution and delivery of documents pursuant to this Section 4.09 shall be without recourse to or warranty by the Administrative Agent.
          (d) At any time that the Borrower desires that the Administrative Agent take any of the actions described in immediately preceding paragraph (c), it shall, upon request of the Administrative Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to paragraph (a) or (b). The Administrative Agent shall have no liability whatsoever to any Guarantor as a result of any release of any Guarantor by it as permitted (or that the Administrative Agent in good faith believes to be permitted) by this Section 4.09.
          (f) Notwithstanding anything to the contrary set forth in this Agreement, each Cash Management Bank and each Hedge Bank, by the acceptance of the benefits under this Agreement hereby acknowledge and agree that (i) the obligations of the Borrower or any Subsidiary under any Secured Hedge Agreement and the Cash Management Obligations shall be guaranteed pursuant to this Agreement only to the extent that, and for so long, the other Obligations are so guaranteed and (ii) any release of a Guarantor effected in the manner permitted by this Agreement shall not require the consent of any Hedge Bank or Cash Management Bank.
          SECTION 4.10. Additional Guarantors. Each Wholly Owned Material Subsidiary of the Borrower that is required to enter into this Agreement as a Guarantor pursuant to Section 6.11 of the Credit Agreement shall execute and deliver a Guaranty Supplement and thereupon such Wholly Owned Material Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guaranty Party hereunder. The rights and obligations of each Guaranty Party hereunder shall remain in full force and effect notwithstanding the addition of any new Guaranty Party as a party to this Agreement.
          SECTION 4.11. Limitation on Guaranteed Obligations. Each Guarantor and each Secured Party (by its acceptance of the benefits of this Agreement) hereby confirms that it is its intention that this Agreement not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Laws (including the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law). To effectuate the foregoing intention, each Guarantor and each Secured Party (by its acceptance of the benefits of this Agreement) hereby irrevocably agrees that the Obligations owing by such Guarantor under this Agreement shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such Debtor Relief Laws and after giving effect to any rights to contribution and/or subrogation pursuant to any agreement providing for an equitable contribution and/or subrogation among such Guarantor and the other Guarantors, result in the Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.
[Signatures on following page]

8

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

IASIS HEALTHCARE CORPORATION
By:
Name:
Title:

ARIZONA DIAGNOSTIC & SURGICAL CENTER, INC.,
a Delaware corporation
BAPTIST JOINT VENTURE HOLDINGS, INC.,
a Delaware corporation
BEAUMONT HOSPITAL HOLDINGS, INC.,
a Delaware corporation
BILTMORE SURGERY CENTER HOLDINGS, INC.,
a Delaware corporation
BILTMORE SURGERY CENTER, INC.,
an Arizona corporation
BROOKWOOD DIAGNOSTIC CENTER OF TAMPA, INC.,
a Delaware corporation
DAVIS HOSPITAL HOLDINGS, INC.,
a Delaware corporation
DAVIS SURGICAL CENTER HOLDINGS, INC.,
a Delaware corporation
DECISIONPOINT SERVICES, INC.,
a Delaware corporation
FIRST CHOICE PHYSICIANS NETWORK HOLDINGS, INC.,
a Delaware corporation
IASIS CAPITAL CORPORATION,
a Delaware corporation
IASIS FINANCE, INC.,
a Delaware corporation
IASIS HEALTHCARE HOLDINGS, INC.,
a Delaware corporation

By:
	Name:	Frank A. Coyle
	Title:	Secretary

Signature Page to Guaranty

GUARANTORS (CONTINUED):
IASIS HOSPITAL NURSE STAFFING COMPANY,
a Delaware corporation
IASIS MANAGEMENT COMPANY,
a Delaware corporation
IASIS PHYSICIAN SERVICES, INC.,
a Delaware corporation
IASIS TRANSCO, INC.,
a Delaware corporation
JORDAN VALLEY HOSPITAL HOLDINGS, INC.,
a Delaware corporation
MCS/AZ, INC.,
a Delaware corporation
METRO AMBULATORY SURGERY CENTER, INC.,
a Delaware corporation
NORTH VISTA HOSPITAL, INC.,
a Delaware corporation
PALMS OF PASADENA HOMECARE, INC.,
a Delaware corporation
PIONEER VALLEY HOSPITAL, INC.,
a Delaware corporation
PIONEER VALLEY HOSPITAL PHYSICIANS, INC.,
a Delaware Corporation
ROCKY MOUNTAIN MEDICAL CENTER, INC.,
a Delaware corporation
SALT LAKE REGIONAL MEDICAL CENTER, INC.,
a Delaware corporation
SALT LAKE REGIONAL PHYSICIANS, INC.,
a Delaware corporation
SOUTHRIDGE PLAZA HOLDINGS, INC.,
a Delaware corporation
SSJ ST. PETERSBURG HOLDINGS, INC.,
a Delaware corporation
TAMPA BAY STAFFING SOLUTIONS, INC.,
a Delaware corporation
UTAH TRANSCRIPTION SERVICES, INC.,
a Delaware corporation

By:
	Name:	Frank A. Coyle
	Title:	Secretary

Signature Page to Guaranty

GUARANTORS (CONTINUED):
CARDIOVASCULAR SPECIALTY CENTERS OF UTAH, LP,
a Delaware limited partnership
DAVIS HOSPITAL & MEDICAL CENTER, LP,
a Delaware limited partnership
IASIS GLENWOOD REGIONAL MEDICAL CENTER, LP,
a Delaware limited partnership
JORDAN VALLEY HOSPITAL, LP,
a Delaware limited partnership
MEMORIAL HOSPITAL OF TAMPA, LP,
a Delaware limited partnership
MESA GENERAL HOSPITAL, LP
a Delaware limited partnership
MOUNTAIN VISTA MEDICAL CENTER, LP
a Delaware limited partnership
ODESSA REGIONAL HOSPITAL, LP,
a Delaware limited partnership
PALMS OF PASADENA HOSPITAL, LP,
a Delaware limited partnership
SOUTHWEST GENERAL HOSPITAL, LP,
a Delaware limited partnership
ST. LUKE’S BEHAVIORAL HOSPITAL, LP,
a Delaware limited partnership
ST. LUKE’S MEDICAL CENTER, LP,
a Delaware limited partnership
TEMPE ST. LUKE’S HOSPITAL, LP,
a Delaware limited partnership
THE HEART CENTER OF CENTRAL PHOENIX, LP,
a Delaware limited partnership
THE HEART CENTER OF EAST VALLEY, LP
a Delaware limited partnership
THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP,
a Delaware limited partnership
TOWN & COUNTRY HOSPITAL, LP,
a Delaware limited partnership
By: IASIS HEALTHCARE HOLDINGS, INC.,
general partner

By:
	Name:	Frank A. Coyle
	Title:	Secretary

Signature Page to Guaranty

GUARANTORS (CONTINUED):

IASIS FINANCE TEXAS HOLDINGS, LLC, a Delaware limited liability company
By:
	Name:	Frank A. Coyle
	Title:	Secretary

SEABOARD DEVELOPMENT LLC, a Utah limited liability company
By:
	Name:	Frank A. Coyle
	Title:	Secretary

Signature Page to Guaranty

     IN WITNESS WHEREOF, for the purposes of Sections 3.01 and 4.05 only, the undersigned has executed this Guaranty as of the date first written above.

IASIS HEALTHCARE LLC
By:
Name:
Title:

Signature Page to Guaranty

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Signature Page to Guaranty

     SUPPLEMENT NO.___dated as of ___to the Guaranty dated as of April 27, 2007 among IASIS HEALTHCARE CORPORATION (“Holdings”), certain Subsidiaries of IASIS HEALTHCARE LLC (the “Borrower”) from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent.
          A. Reference is made to (i) the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, Bank of America, N.A., as Administrative Agent, Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), (ii) each Secured Hedge Agreement (as defined in the Credit Agreement) and (iii) the Cash Management Obligations (as defined in the Credit Agreement).
          B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          C. The Guarantors have entered into the Guaranty in order to induce (x) the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and (z) the Cash Management Banks to provide Cash Management Services. Section 4.10 of the Guaranty provides that additional Wholly Owned Restricted Subsidiaries of the Borrower that are not Excluded Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce (x) the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit, (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and (z) the Cash Management Banks to provide Cash Management Services and as consideration for (x) Loans previously made and Letters of Credit previously issued, (y) Secured Hedge Agreements previously entered into and/or maintained and (z) Cash Management Services previously provided.
          Accordingly, the Administrative Agent and the New Subsidiary agree as follows:
          SECTION 1. In accordance with Section 4.10 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof, except for representations and warranties made as of a specified date, which shall be true and correct as of such date. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations does hereby, for the benefit of the Secured Parties, their successors and assigns, irrevocably, absolutely and unconditionally guaranty, jointly with the other Guarantors and severally, the due and punctual payment of the Obligations. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary. The Guaranty is hereby incorporated herein by reference.
EXHIBIT I-1

          SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
          SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary, and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.
          SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.
          SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 6. If any provision contained in this Supplement is held to be invalid, illegal or unenforceable, the legality, validity, and enforceability of the remaining provisions contained herein and in the Guaranty shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.
          SECTION 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with the execution and delivery of this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.
EXHIBIT I-2

          IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]
By:
Name:
Title:

Jurisdiction of Formation:
Address of Chief Executive Office:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT G
FORM OF
SECURITY AGREEMENT

EXECUTION VERSION
AMENDED AND RESTATED
SECURITY AND PLEDGE AGREEMENT
     THIS AMENDED AND RESTATED SECURITY AND PLEDGE AGREEMENT (this “Agreement”) is entered into as of April 27, 2007 among IASIS HEALTHCARE LLC, a Delaware limited liability company (the “Borrower”), IASIS HEALTHCARE CORPORATION, a Delaware corporation (“Holdings”) and certain Subsidiaries of the Borrower listed on the signature pages hereto and any future Subsidiary that becomes a party hereto (such Subsidiaries, together with the Borrower and Holdings, individually an “Obligor”, and collectively the “Obligors”) and BANK OF AMERICA, N.A., in its capacity as administrative and collateral agent (together with any successor appointed in accordance with the Credit Agreement described below, in such capacity, the “Administrative Agent”) for the Secured Parties.
RECITALS
     WHEREAS, this Agreement amends and restates that certain Amended and Restated Security and Pledge Agreement dated as of June 22, 2004, between and among the Borrower, Holdings, certain Subsidiaries of the Borrower party thereto and the Administrative Agent (the “Existing Security Agreement”).
     WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”) among the Borrower, Holdings, the Lenders party thereto and the Administrative Agent, the Lenders have agreed to amend and restate the Existing Credit Agreement and make Loans and issue Letters of Credit upon the terms and subject to the conditions set forth therein;
     WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make their respective Loans and to issue (or participate in) Letters of Credit under the Credit Agreement that the Obligors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders and the other Secured Parties.
     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions.
     (a) Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms that are defined in the Uniform Commercial Code as in effect in the State of

New York (the “UCC”) are used herein as so defined: Accession, Account, As-Extracted Collateral, Certificated Security, Chattel Paper, Commingled Goods, Consumer Goods, Control, Deposit Account, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Manufactured Home, Proceeds, Promissory Note, Securities Entitlement, Securities Account, Software, Standing Timber, Supporting Obligation and Tangible Chattel Paper; provided that to the extent any such terms are used in Sections 4(c), 4(d) and 4(i), then in such limited circumstance the applicable term shall have the meaning ascribed to such term in the Uniform Commercial Code as in effect in the jurisdiction applicable to the affected Collateral.
     (b) In addition, the following terms shall have the following meanings:
     “Collateral”: As defined in Section 2 hereof.
     “Copyright Licenses”: Any written agreement naming any Obligor as licensor or licensee (including, without limitation, those listed on Schedule 1(b)(i) hereto), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
     “Copyrights”: The collective reference to (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed on Schedule 1(b)(i) hereto), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.
     “Excluded Property”: As defined in Section 2 hereof.
     “Intellectual Property”: The collective reference to all rights, priorities and privileges of any Obligor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Patent License”: All agreements, whether written or oral, providing for the grant by or to any Obligor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent (including, without limitation, those listed on Schedule 1(b)(i) hereto).

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     “Patents”: The collective reference to (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith (including, without limitation, those listed on Schedule 1(b)(i) hereto) of any Obligor (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof (including, without limitation, those listed on Schedule 1(b)(i) hereto) of any Obligor and (iii) all rights to obtain any reissues or extensions of the foregoing.
     “Secured Obligations”: The collective reference to all of the Obligations, now existing or hereafter arising pursuant to the Loan Documents, owing from any Loan Party to any Lender or the Administrative Agent, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent or joint and several, including, without limitation, all obligations and liabilities incurred in connection with collecting and enforcing the foregoing.
     “Subsidiary Equity”: With respect to each Obligor (i) all of the issued and outstanding Equity Interests of each direct Domestic Subsidiary of such Obligor that are owned by such Obligor and (ii) up to 65% of the issued and outstanding voting Equity Interests (and 100% of the issued and outstanding non-voting Equity Interests, if any) of each direct Wholly Owned Foreign Subsidiary of such Obligor that are owned by such Obligor, including the respective percentages of the Equity Interests of such Subsidiaries set forth on Schedule 1(b)(ii) hereto and any other shares of the Equity Interests hereafter required to be pledged and delivered to the Administrative Agent pursuant to Section 6.11 of the Credit Agreement, in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following:
     (1) all Equity Interests representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; and
     (2) in the event of any consolidation or merger involving the issuer thereof and in which such issuer is not the surviving Person, all shares of each class of the Equity Interests of the successor Person formed by or resulting from such consolidation or merger.
     “Trademark License”: Any agreement, whether written or oral, providing for the grant by or to any Obligor of any right to use any Trademark (including, without limitation, those listed on Schedule 1(b)(i) hereto).
     “Trademarks”: The collective reference to (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names,

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trade styles, service marks, logos and other source or business identifiers of any Obligor, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto (including, without limitation, those listed on Schedule 1(b)(i) hereto) and (ii) the right to obtain all renewals thereof.
     2. Grant of Security Interest in the Collateral. To secure the prompt payment in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations of the Borrower and each other Loan Party, each Obligor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Obligor in and to the following personal property of the Obligors (to the extent not constituting Excluded Property (as defined herein)), whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”):
(a)	all Accounts;

(b)	all cash and Cash Equivalents;

(c)	all Chattel Paper;

(d)	all Copyrights;

(e)	all Deposit Accounts;

(f)	all Documents;

(g)	all Equipment;

(h)	all Fixtures;

(i)	all General Intangibles (including Intellectual Property);

(j)	all Goods;

(k)	all Instruments, including without limitation the Instruments evidencing the Indebtedness described on Schedule 2(j) attached hereto and owing to such Obligor by the issuers named therein, and all interest, cash, Instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Instruments evidencing the Indebtedness;

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(l)	all Inventory;

(m)	all Investment Property;

(n)	all Patents;

(o)	all Patent Licenses;

(p)	all Software;

(q)	all Subsidiary Equity;

(r)	all Supporting Obligations;

(s)	all Trademarks;

(t)	all Trademark Licenses;

(u)	all Accessions; and

(v)	Proceeds of any and all of the foregoing;
provided, however, that the foregoing grant of a security interest shall be deemed not to grant a security interest in any of the property described below (such property being hereinafter referred to as “Excluded Property”):
     (i) any Collateral or contracts related thereto, but only to the extent that, under applicable Laws, the applicable Obligor is expressly prohibited from granting a security interest therein or applicable Laws provide for the involuntary forfeiture of the property in the event a security interest is granted therein without the consent of the appropriate Governmental Authority, or at all; provided, however, that if such prohibition or the condition requiring such consent relates only to the foreclosure of a security interest or the exercise of other rights and remedies upon a default but not to the granting of a security interest therein, then a security interest in such property shall be deemed to be granted by this Agreement subject to the condition that the consent of such Governmental Authority is obtained by the Administrative Agent prior to foreclosure or exercising its other rights or remedies hereunder as to which such consent is required;
     (ii) any Collateral or contracts related thereto, but only to the extent that the terms and provisions of a written agreement, document or instrument creating or evidencing such property or any rights relating thereto (including the financing thereof or the grant of a Lien therein, in each case to the extent permitted by the Credit Agreement) expressly

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prohibit the granting of a security interest therein or condition the granting of a security interest therein on the consent of a third party whose consent has not been obtained or would cause, or allow a third party to cause, the forfeiture of such property upon the granting of a security interest therein (other than to the extent that any such requirement or restriction would be rendered ineffective pursuant to the UCC or other applicable Law (including Debtor Relief Laws)), provided, however, that if such prohibition or the condition requiring such consent relates only to the foreclosure of a security interest or the exercise of other rights or remedies upon a default, then a security interest in such property shall be deemed to be granted by this Agreement subject to the condition that the consent of such third party is obtained by the Administrative Agent prior to foreclosure or exercising of its other rights or remedies hereunder as to which such consent is required;
     (iii) any collateral covered by that certain Security Agreement, dated as of May 15, 1996, between Pioneer Valley Hospital, Inc. and AHP of Utah, Inc. (the “AHP Security Agreement”) to the extent and only to the extent that the AHP Security Agreement validly prohibits the grant of such security interest and only for the period that the AHP Security Agreement is in full force and effect; and
     (iv) (A) any Equity Interests of Foreign Subsidiaries that do not constitute Subsidiary Equity, (B) any Equity Interests of Unrestricted Subsidiaries (other than Equity Interests of Permitted JVs directly owned by an Obligor, which shall not constitute Excluded Property) and (C) any Equity Interests of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g) or Section 7.03(h) of the Credit Agreement (but only for so long as such Lien exists).
     (v) any letter-of-credit rights;
     (vi) any motor vehicles and other assets subject to certificates of title;
     (viii) any assets or properties that are acquired pursuant to a Permitted Acquisition (or that are owned by a Subsidiary acquired pursuant to a Permitted Acquisition), so long as (and only so long as) such assets or properties are subject to a Lien permitted by Section 7.01(n) of the Credit Agreement;
     (ix) any Intellectual Property whose pledge would result in the forfeiture of the Obligors’ rights in such property including, without limitation, any Trademark applications filed in the USPTO on the basis of such Obligor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of such Trademark has been filed with the USPTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15

6

U.S.C. 1051, et seq.), to the extent that granting a lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application;
(x) any asset with respect to which the Borrower has reasonably determined in writing that providing a security interest in such asset or perfection thereof would result in adverse tax or accounting consequences; and
(xi) any asset with respect to which the Administrative Agent and the Borrower have reasonably determined in writing that the costs of providing a security interest in such asset or perfection thereof is excessive in view of the benefits to be obtained by the Lenders.
     In the event of the termination or elimination of any prohibition or the requirement for any consent contained in any applicable law, rule, regulation, agreement, document or instrument to the extent sufficient to permit any Excluded Property to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such Excluded Property shall be automatically and simultaneously granted hereunder in such Excluded Property, and the Excluded Property automatically and simultaneously shall be deemed to be assigned and pledged to the Administrative Agent and shall be included as Collateral hereunder.
     The Obligors and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest created hereby in the Collateral (i) constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising and (ii) is not to be construed as an assignment of any Intellectual Property.
     3. Representations and Warranties. Each Obligor hereby represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that until such time as the Secured Obligations have been paid in full and the Commitments have expired or been terminated:
     (a) Legal Names; Organizational Identification Numbers, Jurisidiction and Type of Organization. As of the Closing Date, such Obligor’s (A) exact legal name as registered in its state of formation is (and for the prior four months has been), (B) state of formation and type of organization are (and for the prior twelve months have been), and (C) organizational number (if any) assigned by such state and federal tax identification number are, in each case, as set forth set forth on Schedule 3(a) hereto.
     (b) Location of Tangible Collateral. Set forth on Schedule 3(b) is a list of all locations where any tangible personal Property of each Obligor is located as of the Closing Date.

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     (c) Ownership. Each Obligor has the right to pledge, sell, assign or transfer the Collateral in which it has an interest. There exists no “adverse claim” within the meaning of Section 8-102 of the UCC as of the date hereof with respect to the Subsidiary Equity pledged by such Obligor hereunder.
     (d) Security Interest/Priority. This Agreement, when executed and delivered and upon the making of the initial Credit Extensions, creates a valid security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral of such Obligor, and, when properly perfected by filing shall constitute a valid perfected security interest in such Collateral (including all uncertificated Subsidiary Equity consisting of partnership or limited liability company interests that do not constitute a security pursuant to Section 8-103(c) of the UCC), to the extent such security interest can be perfected by filing under the UCC, free and clear of all Liens except for Liens permitted pursuant to Section 7.01 of the Credit Agreement. The taking possession by the Administrative Agent of the certificates (if any) representing the Subsidiary Equity that constitutes a security pursuant to Section 8-103 of the UCC and all other Instruments constituting Collateral will perfect and establish the first priority of the Administrative Agent’s security interest in all certificated Subsidiary Equity and such Instruments.
     (e) Types of Collateral. None of the Collateral consists of, or is the Proceeds of, (i) As-Extracted Collateral, (ii) Consumer Goods, (iii) Farm Products, (iv) Manufactured Homes or (v) Standing Timber.
     (f) Accounts. (i) Each material Account of the Obligors and the papers and documents relating thereto are genuine and in all material respects what they purport to be, (ii) each Account arises out of (A) a bona fide sale of goods sold and delivered by such Obligor (or in the process of being delivered) or (B) services theretofore actually rendered by such Obligor to, the account debtor named therein, (iii) no Account of an Obligor with a principal balance equal to or greater than Five Hundred Thousand Dollars ($500,000) is evidenced by any Instrument or Chattel Paper unless such Instrument or Chattel Paper has been endorsed over and delivered to, or submitted to the control of, the Administrative Agent and (iv) no surety bond was required or given in connection with any Account of an Obligor or the contracts or purchase orders out of which they arose.
     (g) Equipment and Inventory. With respect to any material Equipment and/or Inventory of an Obligor, each such Obligor has exclusive possession and control of such Equipment and Inventory of such Obligor except for (i) Equipment leased by such Obligor as a lessee or (ii) Equipment or Inventory in transit with common or other carriers. No material Inventory is held by an Obligor pursuant to consignment, sale or return, sale on approval or similar arrangement.
     (h) Authorization of Subsidiary Equity. All Subsidiary Equity pledged hereunder is duly authorized and validly issued, is fully paid and nonassessable and is not subject to the preemptive rights of any Person.

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     (i) Exercising of Rights. Subject to compliance with applicable laws relating to the offering and sale of securities, the exercise by the Administrative Agent of its rights and remedies hereunder will not violate any Law or governmental regulation or any material contractual restriction binding on or affecting an Obligor or any of its Property.
     (j) Obligor’s Authority. No authorization, approval or action by, and no notice or filing with, any Governmental Authority or the issuer of any Subsidiary Equity is required either (i) for the pledge made by an Obligor or for the granting of the security interest by an Obligor pursuant to this Agreement or (ii) for the exercise by the Administrative Agent or the Secured Parties of their rights and remedies hereunder (except as may be required by laws affecting the offering and sale of securities or UCC, United States Patent and Trademark Office or United States Copyright Office filings to perfect such security interests).
     (k) No Other Shares. As of the Closing Date, no Obligor owns any Subsidiary Equity required to be pledged pursuant to Section 6.11 of the Credit Agreement other than as set forth on Schedule 1(b)(ii) attached hereto. All Certificated Securities representing Subsidiary Equity pledged hereunder have been delivered to the Administrative Agent.
     (l) Partnership, Non-Profit Corporation and Limited Liability Company Interests. Other than Subsidiary Equity consisting of partnership, non-profit corporation or limited liability company interests that constitute General Intangibles, there is no Subsidiary Equity that is required to be pledged hereunder and not represented by Certificated Securities in the possession of the Administrative Agent
     (n) Intellectual Property. Schedule 1(b)(i) sets forth as of the Closing Date a complete and accurate list of all registered Patents, Trademarks and Copyrights registered with the United States Patent and Trademark Office or United States Copyright Office, as applicable, and all applications therefor, held by each of the Obligors.
     4. Covenants. Each Obligor covenants that until such time as the Secured Obligations have been paid in full and the Commitments have expired or been terminated, such Obligor shall:
     (a) Instruments/Chattel Paper/Subsidiary Equity. (i) If any amount with a principal balance equal to or greater than Five Hundred Thousand Dollars ($500,000) and payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper, or if any property constituting Collateral with a value equal to or greater than Five Hundred Thousand Dollars ($500,000) shall be stored or shipped subject to a Document, ensure that such Instrument, Tangible Chattel Paper or Document is either in the possession of

9

such Obligor at all times or, if requested by the Administrative Agent to perfect its security interest in such Collateral, is delivered to the Administrative Agent duly indorsed in a manner reasonably satisfactory to the Administrative Agent.
     (ii) Deliver to the Administrative Agent promptly upon the receipt thereof by or on behalf of an Obligor, all other certificates and instruments constituting Subsidiary Equity of an Obligor. Prior to delivery to the Administrative Agent, all such certificates and instruments constituting Subsidiary Equity of an Obligor shall be held in trust by such Obligor for the benefit of the Administrative Agent pursuant hereto. All such certificates representing Subsidiary Equity shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit A attached hereto.
     (b) Change to Legal Name, Organzational Identification Numbers, Jurisdiction or Type of Organization. No Obligor shall change, or permit any change to, its legal name until (i) it shall have given to the Administrative Agent not less than 30 days (or such shorter period approved by the Administrative Agent) prior written notice of its intention so to do, clearly describing such new name and providing other information in connection therewith as the Administrative Agent may reasonably request and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Administrative Agent to maintain the security interests of the Administrative Agent in the Collateral intended to be granted pursuant to the Collateral Documents at all times as fully perfected and in full force and effect. In addition, to the extent that any Obligor does not have an organizational identification number on the date hereof and later obtains one, or if there is any change in the organizational identification number of any Obligor, the Borrower or such Obligor shall promptly notify the Administrative Agent of such new or changed organizational identification number and shall take all actions reasonably satisfactory to the Administrative Agent to the extent necessary to maintain the security interests of the Administrative Agent in the Collateral intended to be granted pursuant to the Collateral Documents fully perfected and in full force and effect. Furthermore, no Obligor shall change its jurisdiction of organization or its type of organization until (i) it shall have given to the Administrative Agent not less than 30 days’ (or such shorter period approved by the Administrative Agent) prior written notice of its intention so to do, clearly describing such new jurisdiction of organization and/or type of organization and providing such other information in connection therewith as the Administrative Agent may reasonably request and (ii) with respect to such new jurisdiction and/or type of organization, it shall have taken all actions reasonably requested by the Administrative Agent to maintain the security interests of the Administrative Agent in the Collateral intended to be granted pursuant to the Collateral Documents at all times as fully perfected and in full force and effect.

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     (c) Filing of Financing Statements, Notices, etc. Each Obligor hereby authorizes the Administrative Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time reasonably deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC (including authorization to describe the Collateral as “all personal property” or “all assets”). Each Obligor shall also execute and deliver to the Administrative Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Administrative Agent may reasonably request) and do all such other things as the Administrative Agent may reasonably deem necessary or appropriate (i) to assure to the Administrative Agent its security interests hereunder, including (A) such instruments as the Administrative Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, (B) with regard to copyrights and copyright applications, a Notice of Grant of Security Interest in Copyrights in the form of Exhibit B, (C) with regard to patents and patent applications, a Notice of Grant of Security Interest in Patents for filing with the United States Patent and Trademark Office in the form of Exhibit C attached hereto and (D) with regard to trademarks and trademark applications, a Notice of Grant of Security Interest in Trademarks for filing with the United States Patent and Trademark Office in the form of Exhibit D attached hereto, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Administrative Agent of its rights and interests hereunder.
     (d) Control. At any time during the existence of any Default under Section 8.01(a), 8.01(f) and/or 8.01(i) of the Credit Agreement, each Obligor shall execute and deliver all agreements, assignments, instruments or other documents as may be reasonably requested by the Administrative Agent for the purpose of obtaining and maintaining Control with respect to any Collateral consisting of (i) Investment Property and (ii) Electronic Chattel Paper.
     (e) Collateral Held by Warehouseman, Bailee, etc. If any Collateral with a value equal to or greater than Three Million Dollars ($3,000,000) is at any time in the possession or control of a warehouseman, bailee or any agent or processor of such Obligor and the Administrative Agent so requests (i) notify such Person in writing of the Administrative Agent’s security interest therein, (ii) instruct such Person to hold all such Collateral for the Administrative Agent’s account and subject to the Administrative Agent’s instructions and (iii) use reasonable efforts to obtain a written acknowledgment from such Person that it is holding such Collateral for the benefit of the Administrative Agent.
     (f) Treatment of Accounts. Not grant or extend the time for payment of any material Account, or compromise or settle any material Account for less than the full amount thereof, or release any person or property, in whole or in part, from

11

payment thereof, or allow any credit or discount thereon, other than as normal and customary in the ordinary course of an Obligor’s business.
     (g) Nature of Collateral. At all times maintain the Collateral as personal property and not affix any of the Collateral to any real property in a manner that would change its nature from personal property to real property or a Fixture to real property, unless the Administrative Agent shall have a perfected Lien on such Fixture or real property.
     (h) Acquisition of Certain Equity Interests. Not without executing and delivering, or causing to be executed and delivered, to the Administrative Agent such agreements, documents and instruments as the Administrative Agent may reasonably require in order to include such Equity Interests as a part of the Collateral to the extent required by Section 6.11 of the Credit Agreement, acquire any Equity Interests consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a “security” or a “financial asset” as such terms are defined in Article 8 of the UCC.
     (i) Intellectual Property.
     (i) Such Obligor (either itself or through licensees) will (A) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use unless in the good faith judgment of such Obligor the use of such Trademark is no longer commercially reasonable or such Obligor reasonably deems such Trademark unnecessary in its business, (B) maintain as in the past the quality of products and services offered under such Trademark except to the extent, in the good faith judgment of such Obligor, any change in quality is commercially reasonable, (C) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Laws, (D) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (E) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way except to the extent such Obligor, in its good faith judgment, deems the same to be commercially reasonable or deems such Trademark unnecessary in its business.

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     (ii) Such Obligor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public unless in the good faith judgment of such Obligor the use of such Patent is no longer necessary in its business or commercially reasonable.
     (iii) Unless in the good faith judgment of such Obligor, the use of a particular Copyright is no longer commercially reasonable or necessary to its business, such Obligor (either itself or through licensees) (A) will employ each material Copyright and (B) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Obligor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain unless in the good faith judgment of such Obligor the use of such Copyright is no longer commercially reasonable or necessary.
     (iv) Such Obligor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe any material intellectual property rights of any other Person.
     (v) Such Obligor will notify the Administrative Agent within fifty (50) days after the end of each fiscal quarter if a Responsible Officer thereof obtains actual knowledge during the quarter then ended that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development in any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country regarding such Obligor’s ownership of, or the validity of, any material Intellectual Property or such Obligor’s right to register the same or to own and maintain the same.
     (vi) Whenever such Obligor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Obligor shall report such filing to the Administrative Agent within fifty (50) days after the end of each fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Obligor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Secured Parties’ security interest in any Copyright, Patent or Trademark and the

13

goodwill and general intangibles of such Obligor relating thereto or represented thereby.
     (vii) Such Obligor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application for (and to obtain the relevant registration of) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability except to the extent such Obligor in good faith deems the same to be no longer commercially reasonable or necessary for its business.
     (viii) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Obligor shall (A) take such actions as such Obligor shall in good faith deem appropriate under the circumstances to protect such Intellectual Property and (B) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, to the extent such Obligor in good faith deems it commercially reasonable to do so, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.
     (j) Insurance. Insure, repair and replace the Collateral of such Obligor as set forth in the Credit Agreement. All insurance proceeds paid in connection with any insurance providing coverage with respect to any Collateral shall be subject to the security interest of the Administrative Agent hereunder.
     5. Advances. On failure of any Obligor to perform any of the covenants and agreements contained herein, the Administrative Agent may, at its sole option and in its sole discretion, after reasonable notice to such Obligor (to the extent practicable) perform the same and in so doing may expend such sums as the Administrative Agent reasonably may deem advisable in the performance thereof, including, without limitation, the payment of insurance premiums, the payment of taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against adverse claims and other expenditures that the Administrative Agent or the Secured Parties may reasonably make for the protection of the security hereof or which may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Obligors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate. No such performance of any covenant or agreement by the Administrative Agent or the Secured Parties on behalf of any Obligor, and no such advance or expenditure therefor, shall relieve the Obligors of any Default or Event of Default. The Administrative Agent or the Secured Parties may make any payment hereby authorized in

14

accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by an Obligor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.
     6. Remedies.
     (a) General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent or the Secured Parties shall have, in addition to the rights and remedies provided herein, in the Loan Documents, in the Secured Hedge Agreements and/or the documentation governing any Cash Management Obligations, or under applicable Laws (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, the Administrative Agent may, with or without judicial process or the aid and assistance of others, (i) enter on any premises on which any of the Collateral may be located and, without resistance or interference by the Obligors, take possession of the Collateral, (ii) dispose of any Collateral on any such premises, (iii) require the Obligors to assemble and make available to the Administrative Agent at the expense of the Obligors any Collateral at any place and time designated by the Administrative Agent that is reasonably convenient to both parties, (iv) remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) without demand and without advertisement, notice, hearing or process of law, all of which each of the Obligors hereby waives to the fullest extent permitted by law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale (which in the case of a private sale of Subsidiary Equity, shall be to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof), at any exchange or broker’s board or elsewhere, by one or more contracts, in one or more parcels, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). Each Obligor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms that might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and, in the case of a sale of Subsidiary Equity, that the Administrative Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933. To the extent the rights of notice cannot be legally waived hereunder, each Obligor agrees that any requirement of reasonable notice shall be met if such notice

15

is personally served on or mailed, postage prepaid, to the Borrower in accordance with the notice provisions of Section 10.02 of the Credit Agreement at least 10 Business Days before the time of sale or other event giving rise to the requirement of such notice. Each Obligor further acknowledges and agrees that any offer to sell any Subsidiary Equity that has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Administrative Agent may, in such event, bid for the purchase of such securities. The Administrative Agent and the Secured Parties shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. To the extent permitted by law, any Secured Party may be a purchaser at any such sale. To the extent permitted by applicable law, each of the Obligors hereby waives all of its rights of redemption with respect to any such sale. Subject to the provisions of applicable law, the Administrative Agent and the Secured Parties may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by law, be made at the time and place to which the sale was postponed, or the Administrative Agent and the Secured Parties may further postpone such sale by announcement made at such time and place.
     (b) Remedies relating to Accounts. During the continuation of an Event of Default, regardless of whether the Administrative Agent has exercised any or all of its rights and remedies hereunder, the Administrative Agent shall have the right to enforce any Obligor’s rights against any account debtors and obligors on such Obligor’s Accounts. Each Obligor acknowledges and agrees that the Proceeds of its Accounts remitted to or on behalf of the Administrative Agent in accordance with the provisions hereof shall be solely for the Administrative Agent’s own convenience and that such Obligor shall not have any right, title or interest in such Accounts or in any such other amounts except as expressly provided herein. The Administrative Agent and the Secured Parties shall have no liability or responsibility to any Obligor for acceptance of a check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance. Furthermore, during the continuation of an Event of Default, (i) the Administrative Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Obligors shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications, (ii) upon the Administrative Agent’s request and at the expense of the Obligors, the Obligors shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts

16

and (iii) the Administrative Agent in its own name or in the name of others may communicate with account debtors on the Accounts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Accounts.
     (c) Access. In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuance thereof, the Administrative Agent shall have the right to enter and remain upon the various premises of the Obligors without cost or charge to the Administrative Agent, and use the same, together with materials, supplies, books and records of the Obligors for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, the Administrative Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order effectively to collect or liquidate such Collateral.
     (d) Nonexclusive Nature of Remedies. Failure by the Administrative Agent or the Secured Parties to exercise any right, remedy or option under this Agreement, any other Loan Document, any Secured Hedge Agreement and/or the documentation governing any Cash Management Obligation between any Obligor and any Secured Party, or as provided by law, or any delay by the Administrative Agent or the Secured Parties in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Administrative Agent or the Secured Parties shall only be granted as provided herein. To the extent permitted by law, none of the Administrative Agent, the Secured Parties and any party acting as attorney for the Administrative Agent or the Secured Parties, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Administrative Agents and the Secured Parties under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Administrative Agent or the Secured Parties may have.
     (e) Retention of Collateral. The Administrative Agent may, in compliance with Sections 9-620 and 9-621 of the UCC or otherwise in compliance with the requirements of applicable law of the relevant jurisdiction, accept or retain the Collateral in satisfaction of the Secured Obligations. Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.
     (f) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the Secured Parties are legally entitled, the Obligors who are Guarantors shall be

17

jointly and severally liable for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection and the reasonable fees of any attorneys employed by the Administrative Agent to collect such deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.
     7. Rights of the Administrative Agent.
     (a) Power of Attorney. In addition to other powers of attorney contained herein, each Obligor hereby designates and appoints the Administrative Agent, on behalf of the Secured Parties, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:
     (i) to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Administrative Agent may reasonably determine;
     (ii) to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;
     (iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;
     (iv) receive, open and dispose of mail addressed to an Obligor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to the Collateral of such Obligor on behalf of and in the name of such Obligor, or securing, or relating to such Collateral;
     (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the goods or services which have given rise thereto, as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes;
     (vi) adjust and settle claims under any insurance policy relating thereto;
     (vii) execute and deliver all assignments, conveyances, statements, security agreements, affidavits, notices and other agreements, instruments

18

and documents that the Administrative Agent may determine to be necessary in order to perfect and maintain the security interests and liens granted in this Agreement and in order to fully consummate all of the transactions contemplated therein;
     (viii) institute any foreclosure proceedings that the Administrative Agent may deem appropriate; and
     (ix) do and perform all such other acts and things as the Administrative Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.
This power of attorney is a power coupled with an interest and shall be irrevocable until such time as the Secured Obligations have been paid in full and the Commitments have expired or been terminated. The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Collateral.
     (b) Assignment by the Administrative Agent. The Administrative Agent may from time to time assign the Secured Obligations to a successor Administrative Agent appointed in accordance pursuant to Section 9.09 the Credit Agreement, and such successor shall be entitled to all of the rights and remedies of the Administrative Agent under this Agreement in relation thereto.
     (c) The Administrative Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Administrative Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Obligors. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral. In the event of a public or private sale

19

of Collateral pursuant to Section 6 hereof, the Administrative Agent shall have no obligation to clean-up, repair or otherwise prepare the Collateral for sale.
     (d) Liability with Respect to Accounts. The Administrative Agent shall not have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent of any payment relating to such Account pursuant hereto, nor shall the Administrative Agent be obligated in any manner to perform any of the obligations of an Obligor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     (e) Voting and Payment Rights in Respect of the Subsidiary Equity.
     (i) So long as no Event of Default shall exist, each Obligor may (A) exercise any and all voting and other consensual rights pertaining to the Subsidiary Equity of such Obligor or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement and (B) receive and retain any and all dividends (other than stock dividends and other dividends constituting Collateral that are addressed hereinabove), principal or interest paid in respect of the Subsidiary Equity to the extent they are allowed under the Credit Agreement; and
     (ii) During the continuance of an Event of Default, (A) all rights of an Obligor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to clause (i)(A) above shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall then have the sole right to exercise such voting and other consensual rights, (B) all rights of an Obligor to receive the dividends, principal and interest payments that it would otherwise be authorized to receive and retain pursuant to clause (i)(B) above shall cease and all such rights shall thereupon be vested in the Administrative Agent which shall then have the sole right to receive and hold as Collateral such dividends, principal and interest payments, and (C) all dividends, principal and interest payments that are received by an Obligor contrary to the provisions of clause (ii)(B) above shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Obligor, and shall be forthwith paid over to the Administrative Agent as Collateral in the exact form received, to be held by the Administrative Agent as Collateral and as further collateral security for the Secured Obligations.

20

     8. Application of Proceeds. Upon the acceleration of the Secured Obligations pursuant to Section 8.02 of the Credit Agreement, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Administrative Agent or any of the Secured Parties in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 8.03 of the Credit Agreement.
     9. Continuing Agreement.
     (a) This Agreement shall remain in full force and effect until such time as the Secured Obligations have been paid in full and the Commitments have expired or been terminated, at which time this Agreement shall be automatically terminated and the Administrative Agent shall, upon the request and at the expense of the Obligors, forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such termination.
     (b) This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Administrative Agent or any Secured Party in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.
     10. Amendments; Waivers; Modifications, etc. This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 10.01 of the Credit Agreement.
     11. Successors in Interest. This Agreement shall be binding upon each Obligor, its successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the Secured Parties hereunder, to the benefit of the Administrative Agent and the Secured Parties and their successors and permitted assigns.
     12. Notices. All notices required or permitted to be given under this Agreement shall be in conformance with Section 10.02 of the Credit Agreement.
     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery by telecopier or electronic transmission of an executed counterpart of a

21

signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
     14. Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     15. Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Sections 10.15 and 10.16 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
     16. Severability. If any provision of any of the Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
     17. Entirety. This Agreement, the other Loan Documents, the Secured Hedge Agreements and/or the documentation governing any Cash Management Obligations between any Obligor and any Secured Party represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents, the Secured Hedge Agreements and/or the documentation governing any Cash Management Obligations between any Obligor and any Secured Party or the transactions contemplated herein and therein.
     18. Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral, or by a guarantee, endorsement or property of any other Person, then the Administrative Agent and the Secured Parties shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and continuation of any Event of Default, and the Administrative Agent and the Secured Parties have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent and the Secured Parties shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Administrative Agent’s and the Secured Parties’ rights or the Secured Obligations under this Agreement, under any other of the Loan Documents or under any Secured Hedge Agreement and/or the documentation governing any Cash Management Obligation between any Obligor and any Secured Party.
     19. Additional Obligors. Each Material Subsidiary of the Borrower that is not an Excluded Subsidiary and that is required to enter into this Agreement as a Guarantor or Pledgor pursuant to Section 6.11 of the Credit Agreement shall execute and deliver a Security Agreement Supplement in the form of Exhibit E hereto to the Administrative Agent and thereupon such Material Subsidiary shall become an Obligor hereunder with the same force and effect as if originally named as an Obligor herein. The execution and delivery of any such instrument shall not require the consent of any other Obligor

22

hereunder. The execution and delivery of any such instrument shall not require the consent of any other Obligor hereunder. The rights and obligations of each Obligor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor as a party to this Agreement.
     20. Conversion of Guarantor to a Pledgor. Each Obligor that is a Guarantor and subsequently becomes a Pledgor as contemplated by the Credit Agreement hereby acknowledges, agrees and confirms (i) that such Obligor’s grant of a security interest hereunder in the Collateral of such Obligor as security for the prompt payment in full of the Secured Obligations shall be unaffected by such conversion and shall continue in full force and effect, (ii) that all references in the Collateral Documents to the term “Secured Obligations” shall continue to include all of Secured Obligations as defined herein and (iii) the continued right of the Administrative Agent and the Secured Parties to exercise any and all rights and remedies in respect of the Collateral of such Obligor as provided and in accordance with the terms and conditions of this Agreement. Upon the conversion of any such Obligor from a Guarantor to a Pledgor, the applicable Obligor shall deliver such certifications, confirmations and other documentation to give effect to the provisions of this Section 20 as may be reasonably requested by the Administrative Agent.
[remainder of page intentionally left blank]

23

EXHIBIT A
IRREVOCABLE STOCK POWER
     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following shares of the Equity Interests of ______, a _________ corporation:

No. of Shares	Certificate No.
and irrevocably appoints ___its agent and attorney-in-fact to transfer all or any part of such Equity Interests and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him. The effectiveness of a transfer pursuant to this stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates evidencing such interest or in the certificate of incorporation or formation or bylaws or other constituent documents of the subject corporation or limited liability company, to the extent they may from time to time exist.

By:
Name:
Title:

EXHIBIT B
NOTICE
OF
GRANT OF SECURITY INTEREST
IN
COPYRIGHTS
United States Copyright Office
Gentlemen:
     Please be advised that pursuant to the Amended and Restated Security and Pledge Agreement dated as of April 27, 2007 (as the same may be amended, modified, extended or restated from time to time, the “Agreement”) by and among the Obligors party thereto (each an “Obligor” and collectively, the “Obligors”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”) for the Secured Parties referenced therein, the undersigned Obligor has granted a continuing security interest in and continuing lien upon, the copyrights and copyright applications shown below to the Administrative Agent for the ratable benefit of the Secured Parties:
COPYRIGHTS

Copyright No.	Description of Copyright	Date of Copyright

COPYRIGHT APPLICATIONS

Copyright Applications No.	Description of Copyright Applied For	Date of Copyright Applications

     The Obligors and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in the foregoing copyrights and copyright applications (i) may only be terminated in accordance with the terms of the Agreement and (ii) is not to be construed as an assignment of any copyright or copyright application.

Very truly yours,

[Obligor]

By:
Name:
Title:

Acknowledged and Accepted:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT C
NOTICE
OF
GRANT OF SECURITY INTEREST
IN
PATENTS
United States Patent and Trademark Office
Gentlemen:
     Please be advised that pursuant to the Amended and Restated Security and Pledge Agreement dated as of April 27, 2007 (the “Agreement”) by and among the Obligors party thereto (each an “Obligor” and collectively, the “Obligors”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”) for the Secured Parties referenced therein, the undersigned Obligor has granted a continuing security interest in and continuing lien upon, the patents and patent applications shown below to the Administrative Agent for the ratable benefit of the Secured Parties:
PATENTS

Patent No.	Description of Patent Item	Date of Patent

PATENT APPLICATIONS

Patent Applications No.	Description of Patent Applied For	Date of Patent Applications

     The Obligors and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in the foregoing patents and patent applications (i) may only be terminated in accordance with the terms of the Agreement and (ii) is not to be construed as an assignment of any patent or patent application.

Very truly yours,

[Obligor]

By:
Name:
Title:
Acknowledged and Accepted:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT D
NOTICE
OF
GRANT OF SECURITY INTEREST
IN
TRADEMARKS
United States Patent and Trademark Office
Gentlemen:
     Please be advised that pursuant to the Amended and Restated Security and Pledge Agreement dated as April 27, 2007 (the “Agreement”) by and among the Obligors party thereto (each an “Obligor” and collectively, the “Obligors”) and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) for the Secured Parties referenced therein, the undersigned Obligor has granted a continuing security interest in and continuing lien upon, the trademarks and trademark applications shown below to the Administrative Agent for the ratable benefit of the Secured Parties:
TRADEMARKS

Trademark No.	Description of Trademark Item	Date of Trademark

TRADEMARK APPLICATIONS

Trademark Applications No.	Description of Trademark Applied For	Date of Trademark Applications

     The Obligors and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in the foregoing trademarks and trademark applications (i) may only be terminated in accordance with the terms of the Agreement and (ii) is not to be construed as an assignment of any trademark or trademark application.

Very truly yours,

[Obligor]

By:
Name:
Title:

Acknowledged and Accepted:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E
     SUPPLEMENT NO.___dated as of , 20 to the Amended and Restated Security Agreement dated as of April 27, 2007 (the “Security Agreement”) among IASIS HEALTHCARE CORPORATION (“Holdings”), IASIS HEALTHCARE LLC (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (such Subsidiaries, together with the Borrower and Holdings, individually an “Obligor” and collectively the “Obligors”) and BANK OF AMERICA, N.A., as Administrative Agent, on behalf of the Secured Parties (as defined therein).
          A. Reference is made to (i) the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, Bank of America, N.A., as Administrative Agent, Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), (ii) each Secured Hedge Agreement (as defined in the Credit Agreement) and (iii) the Cash Management Obligations (as defined in the Credit Agreement).
          B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          C. The Obligors have entered into the Security Agreement in order to induce (x) the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and (z) the Cash Management Banks to provide Cash Management Services. Section 19 of the Security Agreement provides that certain Material Subsidiaries of the Borrower that are not Excluded Subsidiaries shall become Obligors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become an Obligor under the Security Agreement in order to induce (x) the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit, (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and (z) the Cash Management Banks to provide Cash Management Services and as consideration for (x) Loans previously made and Letters of Credit previously issued, (y) Secured Hedge Agreements previously entered into and/or maintained and (z) Cash Management Services previously provided.
          Accordingly, the Administrative Agent and the New Subsidiary agree as follows:
          SECTION 1. In accordance with Section 19 of the Security Agreement, the New Subsidiary by its signature below becomes an Obligor under the Security Agreement with the same force and effect as if originally named therein as an Obligor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as an Obligor thereunder and (b) represents and warrants that the representations and warranties made by it as an Obligor thereunder are true and correct on and as of the date hereof, except for representations and warranties made as of a specified date, which shall be true and correct as of such date. In furtherance of the foregoing, the New Subsidiary, to secure the prompt payment in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the

Secured Obligations (as defined in the Security Agreement), does hereby, for the Secured Parties (as defined in the Security Agreement), their successors and assigns, grant to the Administrative Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), a continuing security interest in, and a right to set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary. Each reference to an “Obligor” in the Security Agreement shall be deemed to include the New Subsidiary. The Security Agreement is hereby incorporated herein by reference.
          SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the Secured Parties (as defined in the Security Agreement) that (a) this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and (b) each of the schedules to the Schedule Agreement is hereby supplemented to reflect the information shown on the attached Schedule A (with references to the Closing Date in the applicable provision of the Security Agreement being deemed to mean the date hereof for the purposes of such information to be provided by the New Subsidiary).
          SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary, and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.
          SECTION 4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
          SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 6. If any provision contained in this Supplement is held to be invalid, illegal or unenforceable, the legality, validity, and enforceability of the remaining provisions contained herein and in the Security Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 12 of the Security Agreement.
          SECTION 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with the execution and delivery of this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

     IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]
By:
Name:
Title:

Jurisdiction of Formation:
Address of Chief Executive Office:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Schedule A to Supplement
[Schedules to Security Agreement]

EXHIBIT H-1
FORM OF
OPINION OF CLEARY GOTTLIEB STEEN & HAMILTON LLP -
NEW YORK COUNSEL TO LOAN PARTIES

EXHIBIT H-2
FORM OF
OPINION OF BASS BERRY & SIMS PLC -
SPECIAL COUNSEL TO LOAN PARTIES

EXHIBIT H-3
FORM OF
OPINION OF RICHARDS, LAYTON & FINGER LLP -
DELAWARE UCC COUNSEL TO LOAN PARTIES

EXHIBIT I
FORM OF DRAG-ALONG RIGHTS AGREEMENT
     DRAG ALONG RIGHTS AGREEMENT, dated as of                      ___, 20___(as amended, restated, modified and/or supplemented from time to time, this “Agreement”), among each of the undersigned (each a “Direct Investor” and, collectively, the “Direct Investors”), in favor of BANK OF AMERICA, N.A., not in its individual capacity, but solely as Administrative Agent for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.
WITNESSETH:
     WHEREAS, IASIS HEALTHCARE LLC (the “Borrower”), IASIS HEALTHCARE CORPORATION, various financial institutions from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer (together with the Lenders the “Lender Creditors”) have entered into the Amended and Restated Credit Agreement, dated as of April 27, 2007, providing for the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower as contemplated therein (as amended and restated and as the same may be further amended, restated, modified, extended, renewed, replaced, supplemented, restructured and/or refinanced from time to time, and including any agreement extending the maturity of, refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Borrower and whose obligations are guaranteed by the Borrower and/or the Guarantors thereunder or any increase in the amount borrowed) all, or any portion of, the Indebtedness under such agreement or any successor agreements, the “Credit Agreement”);
     WHEREAS, the Borrower may from time to time enter into one or more Secured Hedge Agreements and/or Cash Management Obligations with Bank of America, N.A. in its individual capacity (“Bank of America”), any Lender or a syndicate of financial institutions organized by Bank of America or any such Lender, or an affiliate of Bank of America or any such Lender (Bank of America, any such Lender or Lenders or affiliate or affiliates of Bank of America or such Lender or Lenders (even if Bank of America or any such Lender thereafter ceases to be a Lender under the Credit Agreement for any reason) and any such institution that participates in such Secured Hedge Agreements or Cash Management Obligations, and in each case their subsequent successors and assigns, collectively, the “Other Creditors”, and together with the Lender Creditors, the “Secured Creditors”);
     WHEREAS, the equity interests of Subsidiaries of the Borrower owned by the Borrower are required to be pledged to the Administrative Agent for the benefit of the Secured Creditors pursuant to security documents entered into pursuant to the Credit Agreement (such security documents as they may be amended, modified, replaced, refinanced or restructured from time to time, the “Security Documents”);
     WHEREAS, each Direct Investor has acquired certain shares (the “Shares”) of [NAME OF COMPANY] (the “Company”) pursuant to a sale or issuance of the Company’s equity interests;

     WHEREAS, it is a condition precedent to the Company selling or issuing its equity interests to the Direct Investors that each Direct Investor shall have either (i) pledged its Shares to the Administrative Agent or (ii) executed and delivered to the Administrative Agent this Agreement; and
     WHEREAS, each Direct Investor desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph;
     NOW, THEREFORE, in consideration of the benefits accruing to each Direct Investor, the receipt and sufficiency of which are hereby acknowledged, each Direct Investor hereby makes the following representations and warranties to the Administrative Agent and hereby covenants and agrees with the Administrative Agent as follows:
     SECTION 1. DRAG ALONG RIGHTS. In the event that the Administrative Agent sells the shares it owns in the Company pursuant to the exercise of its rights under the Security Documents (each a “Sale”), each Direct Investor hereby agrees that upon the Administrative Agent’s request, it shall sell, transfer and deliver, or cause to be sold, transferred and delivered to the purchaser thereof (the “Purchaser”) all (but not less than all) of the Shares owned by such Direct Investor at the same price per share and on the same terms and conditions as are applicable to the shares held by the Administrative Agent, provided that no Direct Investor shall be required to make any representation or warranty or agreement with the Purchaser other than representations, warranties and agreements regarding such Direct Investor and its ownership of the Shares to be sold in such Sale.
     SECTION 2. CONSIDERATION. The consideration to be received by each Direct Investor for the Shares shall be the same consideration per share to be received by the Administrative Agent, and the terms and conditions of such sale by each Direct Investor shall be the same as those upon which the Administrative Agent sells its shares. A pro rata portion of the consideration payable to such Direct Investor in connection with such Sale may be subject to an escrow agreement on the same basis as the other Persons participating in such Sale.
     SECTION 3. PROCEDURES.
     (a) If requested by the Administrative Agent upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, each Direct Investor shall deliver to the Administrative Agent, to be held for sale, or return in the event the Sale is not consummated, upon the terms of this Section 3, the Shares held by such Direct Investor, duly endorsed, together with a power-of-attorney authorizing the Administrative Agent to sell or otherwise dispose of such shares pursuant to such Sale and to take all actions necessary, and to execute and deliver all documents necessary, to sell or otherwise dispose of the shares to be sold pursuant to such Sale.
     (b) Each Direct Investor hereby agrees to cooperate in consummating the Sale, including, without limitation, by becoming a party to the sale agreement and all other appropriate related agreements, delivering any instruments for the Shares, duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in

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furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents.
     (c) Promptly after the consummation of the sale of shares of the Administrative Agent and each Direct Investor pursuant to this Section 3, the Administrative Agent (x) shall give notice thereof to each Direct Investor and (y) shall remit to each Direct Investor the total sales price of the Shares of such Direct Investor sold pursuant thereto (after deduction of each Direct Investor’s proportionate share of (i) the expenses associated with such sale, (ii) amounts paid into escrow or held back, in the reasonable determination of the Administrative Agent, for indemnification or post-closing expenses, and (iii) amounts subject to post-closing purchase price adjustments, based on the number of Shares sold by each Direct Investor in relation to the total number of shares being sold pursuant to this Section 3). Notwithstanding anything contained in this Section 3, in the event that all or a portion of the purchase price of the shares being sold pursuant to the Sale consists of non-cash consideration, the Administrative Agent may, at its option, cause to be delivered to each Direct Investor, in lieu of such non-cash consideration allocable to the shares being sold pursuant to the Sale, cash in an amount equal to the fair market value of such non-cash consideration, as reasonably determined by the Administrative Agent; provided, that if such non-cash consideration allocable to the shares being sold pursuant to the Sale may not in the opinion of the Administrative Agent be transferred lawfully without a Direct Investor effecting regulatory compliance procedures (including, without limitation, preparation, registration or pre-registration of disclosure documentation), the fair market value of such non-cash consideration, as determined in good faith by Company’s Board of Directors or equivalent, shall be paid to such Direct Investor in lieu of such non-cash consideration.
     SECTION 4. COVENANTS OF THE DIRECT INVESTOR. Each Direct Investor covenants and agrees that it will not sell or otherwise dispose of, grant any option with respect to, or pledge or otherwise encumber the Shares to any transferee or any interest therein except in accordance with the terms of this Agreement, unless (i) the Administrative Agent is notified in writing 30 days prior to such transfer, (ii) such transferee agrees in a writing which is reasonably satisfactory to the Administrative Agent to be bound by the terms hereof and assumes the obligations and restrictions imposed hereby and (iii) the written agreement referred to in the preceding clause (ii) is delivered to the Administrative Agent prior to such transfer.
     SECTION 5. LEGEND. At the request of the Administrative Agent, each Direct Investor shall deliver each certificate representing the Shares to the Company to be stamped or otherwise imprinted with a legend in substantially the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE DRAG ALONG RIGHTS AGREEMENT, DATED AS OF                     , 20___, AMONG EACH OF THE DIRECT INVESTORS PARTY THERETO AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, PURSUANT TO THE TERMS OF WHICH THE TRANSFER OF SUCH SHARES IS RESTRICTED. SUCH AGREEMENT ALSO PROVIDES FOR VARIOUS OTHER LIMITATIONS AND OBLIGATIONS, AND ALL OF THE TERMS THEREOF ARE INCORPORATED BY REFERENCE HEREIN.
     SECTION 6. TERMINATION. This Agreement shall terminate on the date upon termination of the Aggregate Commitments and payment in full of all Obligations (other

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than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit and any other obligation (including a guarantee that is contingent in nature).
     SECTION 7. WAIVER. No failure on the part of the Administrative Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement, the Credit Agreement or any other Collateral Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement, the Credit Agreement or any other Collateral Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
     SECTION 8. NOTICES, ETC. All notices and other communications hereunder shall be in writing and shall be delivered or mailed by first class mail, postage prepaid, addressed:

(i)	if to the Administrative Agent at:
Bank of America, N.A.
1455 Market Street, 5th Floor
San Francisco, CA 94103
CA5-701-05-19
Attention: Kevin Ahart, Agency Management Officer
Tel: (415) 436-2750
Fax: (415) 503-5000
     (ii) if to a Direct Investor at the address specified for such Direct Investor opposite its signature hereto;
     or at such address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.
     SECTION 9. AMENDMENTS, ETC. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by each Direct Investor and the Administrative Agent.
     SECTION 10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     SECTION 11. SURVIVAL. All representations and warranties made by each of the Direct Investors herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Administrative Agent and shall survive the Sale of the Shares regardless of any investigation made by or on behalf of the Administrative Agent. All representations and warranties made by the Administrative Agent herein shall be considered to have been relied upon by the Direct Investors and shall survive the Sale of the Shares.
     SECTION 12. SPECIFIC PERFORMANCE. Damages in the event of breach of this Agreement by any Direct Investor or the Administrative Agent would be difficult, if not impossible, to ascertain, and it is therefore agreed that each Direct Investor and the

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Administrative Agent, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each Direct Investor and the Administrative Agent hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Direct Investor or the Administrative Agent from pursuing any other rights and remedies at law or in equity which such Direct Investor or the Administrative Agent may have.
     SECTION 13. CAPTIONS. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     SECTION 14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart signature page or counterpart.
     SECTION 15. MISCELLANEOUS. This Agreement shall remain in full force and effect, subject to termination as set forth in Section 6. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto.
     SECTION 16. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.
     (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH DIRECT INVESTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH DIRECT INVESTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO EACH DIRECT INVESTOR AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH DIRECT INVESTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY

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LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE DIRECT INVESTOR IN ANY OTHER JURISDICTION.
     (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH DIRECT INVESTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     SECTION 17. WAIVER OF JURY TRIAL. To the extent permitted by applicable law, each party hereto hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.
     SECTION 18. EFFECTIVENESS. This Agreement shall become effective when each Direct Investor and the Administrative Agent shall have signed a counterpart hereof (whether the same or different counterparts).
[Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, each Direct Investor and the Administrative Agent have cause this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

Attention:

Tel:

Fax:

[NAME OF DIRECT INVESTOR]

By:
Name:
Title:

Attention:

Tel:

Fax:

[NAME OF DIRECT INVESTOR]

By:
Name:
Title:

Attention:

Tel:

Fax:

[NAME OF DIRECT INVESTOR]

By:
Name:
Title:

Attention:

Tel:

Fax:

[NAME OF DIRECT INVESTOR]

By:
Name:
Title:

Attention:

Tel:

Fax:

[NAME OF DIRECT INVESTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

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EXHIBIT J
FORM OF
PORTFOLIO INTEREST CERTIFICATION
          Reference is hereby made to the Credit Agreement dated as of April 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IASIS Healthcare LLC (the “Borrower”), IASIS Healthcare Corporation, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender, Revolving L/C Issuer and Synthetic L/C Issuer, and each lender from time to time party thereto. Pursuant to the provisions of Section 3.01(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”) and (ii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B).
          The undersigned shall promptly notify the Borrower and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.
[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, ____